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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Continental Airlines, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 22, 2005
To Our Stockholders:
      On behalf of the Board of Directors, we are pleased to invite you to attend the Continental Airlines, Inc. 2005 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas on Thursday, June 16, 2005, at 10:00 a.m., local time. At the meeting, we will act on the matters described in the attached proxy statement and there will be an opportunity to discuss other matters of interest to you as a stockholder.
      Please authorize your proxy or direct your vote by internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you can date, sign and mail the enclosed proxy card in the envelope provided. We look forward to seeing you in Houston.

Cordially,

Larry Kellner
Chairman of the Board and
Chief Executive Officer

Jeff Smisek
President

CONTINENTAL AIRLINES, INC.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 16, 2005

       The 2005 annual meeting of stockholders of Continental Airlines, Inc. will be held at the Doubletree Hotel, 400 Dallas Street, Houston, Texas on Thursday, June 16, 2005, at 10:00 a.m., local time, for the following purposes:

1. To elect eleven directors to serve until the next annual meeting of stockholders;

2. To consider and act upon a proposal to re-approve the material terms of the performance goal under the performance award provisions of the company’s Incentive Plan 2000 to enable certain compensation paid under the plan to continue to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code;

3. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company and its subsidiaries for 2005; and

4. To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.
      The holders of record of the company’s common stock at the close of business on April 21, 2005 are entitled to notice of and to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available for examination, during ordinary business hours, for ten days before the meeting at our principal place of business, 1600 Smith Street, Houston, Texas.

Jennifer L. Vogel
Secretary
Houston, Texas
April 22, 2005
      Please authorize your proxy or direct your vote by internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date, sign and mail the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy card, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the enclosed proxy statement and vote in person on all matters properly brought before the meeting.

Page

THE MEETING	1
Purpose, Place, Date and Time	1
Record Date; Stockholders Entitled to Vote	1
Quorum	2
Vote Required for Proposal 1: Election of Directors	2
Vote Required for Proposal 2: Proposal to Re-Approve the Material Terms of the Performance Goal Under the Performance Award Provisions of the Company’s Incentive Plan 2000	2
Vote Required for Proposal 3: Ratification of Appointment of Independent Auditors	3
Voting of Proxies	3
Revocation of Proxies	3
Expenses of Solicitation	4
Stockholders Sharing the Same Last Name and Address	4
Other Matters To Be Acted on at the Annual Meeting	4
VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS	5
Beneficial Ownership of Common Stock by Directors and Executive Officers	7
INFORMATION ABOUT OUR BOARD	9
Board of Directors Meetings	9
Standing Committees of the Board	10
Communications with the Board	10
Qualifications of Directors	11
Director Nomination Process	11
Compensation of Directors	12
Certain Transactions	12
Compensation Committee Interlocks and Insider Participation	13
Report of the Audit Committee	13
INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND COMPENSATION MATTERS	15
Executive Officers	15
Executive Compensation Report of the Human Resources Committee	17
Compensation of Executive Officers	24
Employment Agreements	30
Retirement Plans	32
Performance Graph	34
Equity Compensation Plan Information	35
PROPOSAL 1: ELECTION OF DIRECTORS	36
PROPOSAL 2: RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOAL UNDER THE PERFORMANCE AWARD PROVISIONS OF THE COMPANY’S INCENTIVE PLAN 2000	39
Introduction	39
Summary of the Incentive Plan 2000	40

i

ii

CONTINENTAL AIRLINES, INC.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

PROXY STATEMENT
2005 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 16, 2005

THE MEETING
Purpose, Place, Date and Time
      We are providing this proxy statement to you in connection with the solicitation on behalf of Continental’s board of directors of proxies to be voted at the company’s 2005 annual stockholders meeting or any postponement or adjournment of that meeting. The meeting will be held at the Doubletree Hotel, 400 Dallas Street, Houston, Texas on Thursday, June 16, 2005, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2005 Annual Meeting of Stockholders. This proxy statement and the accompanying proxy, which are accompanied by a copy of our 2004 Annual Report, are being first mailed or otherwise delivered to stockholders on or about April 25, 2005.
Record Date; Stockholders Entitled to Vote
      Stockholders of record at the close of business on April 21, 2005, the record date, are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting. At the close of business on the record date, Continental had outstanding 66,853,911 shares of Class B common stock, which we refer to simply as “common stock,” and one share of Series B Preferred Stock, held by Northwest Airlines, Inc. (“Northwest”). Subject to certain limitations on voting by non-U.S. citizens, as described below, each share of our common stock is entitled to one vote per share. The share of Series B Preferred Stock held by Northwest is not entitled to vote with respect to the matters set forth in the Notice.
      Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as Continental may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and Continental itself must be a U.S. citizen. For these purposes, a “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership, each of whose partners is an individual who is a citizen of the United States; or

•	a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.
The U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by citizens of the United States.
      In order to comply with these rules, our certificate of incorporation provides that persons who are not U.S. citizens may not vote shares of our capital stock unless the shares are registered on a separate stock record maintained by us. We will not register shares on this record if the amount registered would cause us to violate the foreign ownership rules or adversely affect our operating certificates or authorities. Registration on this record is made in chronological order based on the date we receive a written request for registration. As of the record date, shares registered on this record comprised less than 25% of our voting stock.
Quorum
      A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the annual meeting is a majority of the total outstanding shares of stock entitled to vote at the meeting, either present in person or represented by proxy.
      Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as will broker non-votes. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. However, there will be no broker non-votes in connection with this meeting as the nature of the proposals to be considered at the meeting allows brokers discretionary voting in the absence of timely instructions from beneficial owners.
Vote Required for Proposal 1: Election of Directors
      Directors will be elected by a plurality of the votes cast for directors.
      In the vote to elect directors, stockholders may:

(a) vote in favor of all nominees;

(b) vote to withhold votes as to all nominees; or

(c) withhold votes as to specific nominees.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.
Vote Required for Proposal 2: Proposal to Re-Approve the Material Terms of the Performance Goal Under the Performance Award Provisions of the Company’s Incentive Plan 2000
      The proposal relating to re-approval of the material terms of the performance goal under the performance award provisions of the company’s Incentive Plan 2000 will require approval by a majority of the votes cast at the meeting on Proposal 2 by the holders of common stock entitled to vote thereon. Abstentions are not treated as votes cast and thus will not affect the outcome of the proposal.
      In the vote on the proposal relating to re-approval of the material terms of the performance goal under the performance award provisions of the company’s Incentive Plan 2000, stockholders may:

(a) vote in favor of the proposal;

(b) vote against the proposal; or

(c) abstain from voting on the proposal.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOAL UNDER THE PERFORMANCE AWARD PROVISIONS OF THE COMPANY’S INCENTIVE PLAN 2000 SO THAT PAYMENTS MADE PURSUANT TO SUCH AWARDS REMAIN TAX DEDUCTIBLE. THE COMPANY IS NOT PROPOSING ANY CHANGES IN THE INCENTIVE PLAN 2000, NOR IS THE COMPANY SEEKING TO INCREASE THE AGGREGATE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE INCENTIVE PLAN 2000. THE ONLY CONSEQUENCE OF A FAILURE TO APPROVE THIS PROPOSAL IS THAT PAYMENTS MADE PURSUANT TO PERFORMANCE AWARD GRANTS WOULD NO LONGER BE DEDUCTIBLE FOR FEDERAL INCOME TAX PURPOSES BY THE COMPANY.

Vote Required for Proposal 3: Ratification of Appointment of Independent Auditors
      The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval by a majority of the votes cast at the meeting on Proposal 3 by the holders of common stock entitled to vote thereon. Abstentions are not treated as votes cast and thus will not affect the outcome of the proposal.
      In the vote on the ratification of the appointment of Ernst & Young LLP as independent auditors, stockholders may:

(a) vote in favor of the ratification;

(b) vote against the ratification; or

(c) abstain from voting on the ratification.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.
Voting of Proxies
      Although you may return the proxy card or voting form that accompanies this proxy statement in the enclosed postage-paid envelope, we ask that you vote instead by internet or telephone, which saves us money. Please note that the telephonic voting procedures described below are not available for shares held by non-U.S. citizens.
      Shares Held of Record. Stockholders with shares registered in their names with Mellon Investor Services LLC, Continental’s transfer agent and registrar, may authorize a proxy by internet at the following internet address: www.proxyvoting.com/cal or telephonically by calling Mellon Investor Services at 1-866-540-5760. Proxies submitted through Mellon Investor Services by internet or telephone must be received by 11:59 p.m. eastern time on June 15, 2005. The giving of such proxy will not affect your right to vote in person if you decide to attend the meeting.
      Shares Held in a Bank or Brokerage Account. A number of banks and brokerage firms participate in a program, separate from that offered by Mellon Investor Services, that also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage firm, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through such a program must be received by 11:59 p.m. eastern time on June 15, 2005. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a valid proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a valid proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.
      The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.
Revocation of Proxies
      You can revoke your proxy before it is exercised at the meeting in any of three ways:

•	by submitting written notice to our Secretary before the meeting that you have revoked your proxy;

•	by timely submitting another proxy via the internet, by telephone or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.
Expenses of Solicitation
      Continental will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax or in person by regular employees and directors of Continental, none of whom will receive additional compensation for that solicitation. In addition, we have retained Mellon Investor Services LLC to assist in the solicitation of proxies for a fee estimated not to exceed $5,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.
Stockholders Sharing the Same Last Name and Address
      We are sending only one copy of our proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.
      If you received a householded mailing this year and you would like to have additional copies of our proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to our Secretary in writing at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.
Other Matters To Be Acted on at the Annual Meeting
      We will not act on any matters at the meeting other than those indicated on the accompanying Notice and procedural matters related to the meeting.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS
      We have one class of securities outstanding that is entitled to vote on the matters to be considered at the meeting, Class B common stock, which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described above. The following table sets forth, as of April 15, 2005 (unless otherwise indicated below), information with respect to persons owning beneficially (to our knowledge) more than five percent of any class of our voting securities.

	Beneficial
	Ownership
	of Class B		Percent
Name and Address of Beneficial Holder	Common Stock		of Class

Amaranth LLC	4,880,300	(1)	7.2%
c/o Amaranth Advisors L.L.C. One American Lane Greenwich, CT 06831
Barclays Global Investors, NA	3,424,653	(2)	5.1%
45 Fremont Street San Francisco, CA 94105
Dimensional Fund Advisors Inc.	4,787,942	(3)	7.2%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Harbert Convertible Arbitrage Master Fund, Ltd.	3,653,574	(4)	5.5%
c/o HMC Convertible Arbitrage Offshore Manager, L.L.C. 555 Madison Avenue, 16th Floor New York, NY 10022
Mellon Financial Corporation	5,113,191	(5)	7.6%
One Mellon Center Pittsburgh, PA 15258
Vanguard Windsor Funds-Vanguard Windsor Fund	5,242,500	(6)	7.8%
100 Vanguard Blvd. Malvern, PA 19355
Wellington Management Company, LLP	9,223,200	(7)	13.8%
75 State Street Boston, MA 02109

(1)	According to an amendment to Schedule 13G filed with the Securities and Exchange Commission (“SEC”) in February 2005, the Amaranth parties reported that, as of December 31, 2004, they have shared voting power and shared dispositive power with respect to all of the shares reflected in the table. The shares reported are comprised of 30,300 shares of common stock, Continental’s 5% convertible notes which are convertible into an aggregate of 1,150,000 shares of common stock, and listed options exercisable into 3,700,000 shares of common stock. The Amaranth parties are comprised of (i) Amaranth LLC, a Cayman Islands exempted company (“Amaranth”), (ii) Amaranth Advisors L.L.C., a Delaware limited liability company and investment advisor for Amaranth, and (iii) Nicholas M. Maounis, a United States citizen and the managing member of Amaranth Advisors L.L.C.

(2)	According to a Schedule 13G filed with the SEC in February 2005, the following entities, which are affiliates of one another, may be deemed to beneficially own all of the shares reflected in the table as of December 31, 2004 and have sole voting power with respect to 3,159,646 shares, sole dispositive power with respect to all of the shares, and no shares subject to shared voting or shared dispositive power. The following affiliates own common stock in the amounts and manner indicated: Barclays Global Investors, NA., beneficial owner of 1,984,838 shares, with sole voting power with respect to 1,724,048 shares and sole dispositive power with respect to 1,984,838 shares; Barclays Global Fund Advisors, beneficial owner of 939,815 shares, with sole voting power with respect to 935,598 shares and sole dispositive power with respect to 939,815 shares; and Barclays Bank PLC, beneficial owner of

500,000 shares, with sole voting power and sole dispositive power with respect to all of such shares. The Schedule 13G states that the shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)	According to an amendment to Schedule 13G filed with the SEC in February 2005, Dimensional Fund Advisors Inc. (“Dimensional”), an investment adviser, may be deemed to have, as of December 31, 2004, beneficial ownership of the shares owned by its advisory clients. Of such shares, Dimensional reported sole voting and sole dispositive power with respect all of the shares reflected in the table and no shares subject to shared voting or shared dispositive power. Dimensional disclaims beneficial ownership of such shares and reported that none of its clients was known by it to own more than five percent of the common stock.

(4)	According to a Schedule 13G filed with the SEC in January 2005, the Harbert parties reported that, as of January 4, 2005, they have shared voting power and shared dispositive power with respect to all of the shares reflected in the table. The Harbert parties are comprised of (i) Harbert Convertible Arbitrage Master Fund, Ltd., a Cayman Islands corporation; (ii) HMC Convertible Arbitrage Offshore Manager, L.L.C., a Delaware limited liability corporation; (iii) HMC Investors, L.L.C., a Delaware limited liability corporation; and (iv) Jeffrey Parket, Mitchell Thaw, Raymond J. Harbert and Michael D. Luce, each a United States citizen. The Harbert parties disclaim beneficial ownership in the shares reported in the Schedule 13G except to the extent of their pecuniary interest therein.

(5)	According to a Schedule 13G filed with the SEC in February 2005, Mellon Financial Corporation (“Mellon”) reported beneficial ownership, through its direct and indirect subsidiaries, of up to 5,113,191 shares of our common stock. Of such shares, Mellon reported sole voting power with respect to 4,605,292 shares, sole dispositive power with respect to 5,101,291 shares, and no shares subject to shared voting or shared dispositive power.

(6)	According to an amendment to Schedule 13G filed with the SEC in February 2005, Vanguard Windsor Funds-Vanguard Windsor Fund, an investment company, may be deemed to beneficially own the shares reflected in the table as of December 31, 2004. It reported that it has sole power to vote and shared power to dispose of all of those shares and that no shares are subject to shared voting or sole dispositive power. The shares reported in the table as held by Wellington Management Company, LLP include the shares held by Vanguard Windsor Funds-Vanguard Windsor Fund.

(7)	According to an amendment to Schedule 13G filed with the SEC in February 2005, Wellington Management Company, LLP, an investment adviser, may be deemed to have owned the shares reflected in the table as of December 31, 2004. It reported that it has shared voting power with respect to 3,193,900 of those shares, shared dispositive power with respect to 9,223,200 of those shares, and no shares subject to sole voting or dispositive power. It also reported that all of the shares of common stock are owned of record by its clients and that none of its clients, other than Vanguard Windsor Funds, Inc., 100 Vanguard Blvd., Malvern, PA 19355, was known by it to own more than five percent of the common stock. The shares reported in the table as held by Wellington Management Company, LLP, include the shares reported in the table as held by Vanguard Windsor Funds-Vanguard Windsor Fund.

Beneficial Ownership of Common Stock by Directors and Executive Officers
      The following table shows, as of April 15, 2005 (unless otherwise indicated below), the number of shares of common stock beneficially owned by our current directors, the executive officers (including two retired executive officers) named below in the Summary Compensation Table, and all executive officers and directors as a group.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owners	Ownership(1)		of Class

Thomas J. Barrack, Jr.	45,000	(2)	*
Gordon M. Bethune**	907,422	(3)	1.3%
Kirbyjon H. Caldwell	30,288	(4)	*
Michael H. Campbell**	182,500	(5)	*
James Compton	40,465	(6)	*
Mark A. Erwin	147,839	(7)	*
Lawrence W. Kellner	400,270	(8)	*
Douglas H. McCorkindale	60,000	(9)	*
Henry L. Meyer III	15,000	(10)	*
Jeffrey J. Misner	62,262	(11)	*
Oscar Munoz	5,000	(2)	*
George G. C. Parker	46,400	(9)	*
Jeffery A. Smisek	328,095	(12)	*
Karen Hastie Williams	46,000	(9)	*
Ronald B. Woodard	10,000	(2)	*
Charles A. Yamarone	56,000	(13)	*
All executive officers and directors as a group (26 persons)	2,992,422	(14)	4.3%

*	Less than 1%

**	Retired executive officer

(1)	The persons listed have the sole power to vote and dispose of the shares beneficially owned by them except as otherwise indicated.

(2)	Represents shares subject to stock options that are exercisable within sixty days of April 15, 2005 (“Exercisable Options”).

(3)	Includes 800,000 Exercisable Options. All of Mr. Bethune’s outstanding stock options vested in connection with his retirement from the company effective December 30, 2004. Shares reflected in the table as being beneficially owned by Mr. Bethune are as of that date.

(4)	Includes 30,000 Exercisable Options.

(5)	Includes 180,000 Exercisable Options. All of Mr. Campbell’s outstanding stock options vested in connection with his retirement from the company effective December 30, 2004. Shares reflected in the table as being beneficially owned by Mr. Campbell are as of that date.

(6)	Includes 921 restricted shares and 36,258 Exercisable Options.

(7)	Includes 1,562 restricted shares and 140,000 Exercisable Options.

(8)	Includes 9,375 restricted shares and 329,687 Exercisable Options. Also includes 200 shares owned by a relative of Mr. Kellner, as to which shares Mr. Kellner shares dispositive power but disclaims beneficial ownership.

(9)	Includes 45,000 Exercisable Options.

(10)	Includes 10,000 Exercisable Options.

(11)	Includes 2,000 restricted shares and 53,062 Exercisable Options.

(12)	Includes 8,000 restricted shares and 266,500 Exercisable Options.

(13)	Includes 48,000 Exercisable Options.

(14)	Includes 32,432 restricted shares and 2,639,046 Exercisable Options.

INFORMATION ABOUT OUR BOARD
Board of Directors Meetings
      Regular meetings of our board of directors are generally held four times per year, and special meetings are scheduled when required. The board held seven meetings in 2004. During 2004, each director attended at least 75% of the sum of the total number of meetings of the board and each committee of which he or she was a member. Last year, all ten of our directors attended the annual meeting of stockholders.
      The following table lists our five committees, the directors who currently serve on them and the number of committee meetings held in 2004.
Membership on Board Committees

		Human	Corporate
Name	Audit	Resources	Governance	Finance	Executive

Mr. Barrack		X	C		C
Mr. Caldwell		X	X
Mr. Kellner				X	X
Mr. McCorkindale					X
Mr. Meyer	X				X
Mr. Munoz	X
Mr. Parker	C			X
Mr. Smisek				X
Ms. Williams				C
Mr. Woodard	X	X		X
Mr. Yamarone		C	X

2004 Meetings	9	9	4	1	0

C = Chair
X = Member
      The board of directors has adopted Corporate Governance Guidelines developed by the corporate governance committee of the board. The Corporate Governance Guidelines, together with the charters of our board committees, the company’s Principles of Conduct for employees and directors and the Directors’ Code of Ethics, provide the framework for the governance of Continental. A complete copy of these documents can be found under Corporate Governance at www.continental.com/company/investor. Under our Corporate Governance Guidelines, directors are expected to diligently fulfill their fiduciary duties to stockholders, including by preparing for, attending and participating in meetings of the board and the committees of which the directors are a member. We do not have a formal policy regarding director attendance at annual meetings. However, when considering a director’s renomination to the board, the Corporate Governance Committee must consider the director’s history of attendance at annual meetings and at board and committee meetings as well as the director’s preparation for and participation in such meetings.
      Our non-management directors regularly meet separately in executive session without any members of management present. Our Corporate Governance Guidelines provide that the presiding director at each such session rotates among the non-management members, in order of seniority of board service. If any of our non-management directors were to fail to meet the NYSE’s criteria for independence, then our independent directors would meet separately at least once a year in accordance with the rules of the NYSE. Currently, all of our non-management directors are independent within the meaning of the NYSE’s criteria for independence.

Standing Committees of the Board
      Audit Committee. The Audit Committee has the authority and power to act on behalf of the board of directors with respect to the appointment of our independent auditors and with respect to authorizing all audit and other activities performed for us by our internal and independent auditors. The committee, among other matters, reviews with management and the company’s independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company’s audited financial statements with management and the independent auditors. It is the responsibility of the committee to evaluate the qualifications, performance and independence of the independent auditors and to maintain free and open communication among the committee, the independent auditors, the internal auditors and management of the company. See “Report of the Audit Committee” below. All members of the Audit Committee are independent directors as required under the applicable rules of the NYSE.
      Corporate Governance Committee. The Corporate Governance Committee identifies individuals qualified to become members of the board of directors, consistent with criteria approved by the board, and recommends to the board the slate of directors to be nominated by the board at the annual stockholders meeting and any director to fill a vacancy on the board. The committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders desiring the committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the committee, care of the Secretary of the company at our principal executive offices. The committee also recommends directors to be appointed to committees of the board, including in the event of vacancies, recommends to the board the compensation and benefits of non-employee members of the board and its committees and oversees the evaluation of the board and management. The committee developed and recommended to the board the company’s Corporate Governance Guidelines and is responsible for overseeing the company’s Directors Code of Ethics, including determining the appropriate course of action with respect to any potential or actual conflicts of interest involving a director brought to the attention of the chair of the committee. All members of the Corporate Governance Committee are independent directors as required under the applicable rules of the NYSE. The committee recommended to the board that it nominate the 11 director nominees described below.
      Executive Committee. The Executive Committee exercises certain powers of the board of directors between board meetings. The committee currently consists of three non-employee directors and one officer-director of the company.
      Finance Committee. The Finance Committee reviews our annual financial budget, including the capital expenditure plans, and makes recommendations to the board of directors regarding adoption of the budget as the committee deems appropriate. The committee currently consists of two officer-directors and three non-employee directors.
      Human Resources Committee. The Human Resources Committee reviews and approves corporate goals and objectives relevant to the company’s chief executive officer’s (CEO’s) compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation level based on its evaluation. The committee also reviews and approves compensation of the company’s Section 16 Officers (as defined in Rule 16a-1(f) of the Securities Exchange Act) and incentive compensation plans and programs applicable to them. See “Executive Compensation Report of the Human Resources Committee” below. The committee also administers our stock plans, executive bonus program and other incentive programs. All members of the Human Resources Committee are independent directors as required under the applicable rules of the NYSE.
Communications with the Board
      Stockholders or other interested parties can contact any director or committee of the board by writing to them c/o Corporate Compliance Officer, Continental Airlines, Inc., P. O. Box 4607, Houston, Texas 77210-4607. Comments or complaints relating to the company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the board, except that the board has instructed the company to direct communications that do not relate to the company’s accounting, internal accounting controls or auditing matters, to the Chair of the Corporate Governance Committee and not to forward to the board certain categories of routine communications.
Qualifications of Directors
      When identifying director nominees, the Corporate Governance Committee will consider the following:

•	The person’s reputation, integrity and (for NYSE and SEC purposes) independence;

•	The person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board and the current state of the company and the airline industry generally at the time of determination;

•	The number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the company;

•	Diversity;

•	The person’s knowledge of a major geographical area in which the company operates (such as a hub) or another area of the company’s operational environment; and

•	The person’s age.
      In the case of current directors being considered for renomination, the Committee will also take into account the director’s tenure as a member of the board, the director’s history of attendance at annual stockholder meetings and at board and committee meetings and the director’s preparation for and participation in such meetings.
Director Nomination Process
      Our director nomination process for new board members is as follows:

•	The Corporate Governance Committee, the Chairman of the Board and Chief Executive Officer, or other board member identifies a need to add a new board member who meets specific criteria or to fill a vacancy on the board.

•	The Corporate Governance Committee initiates a search by working with staff support, seeking input from board members and senior management and hiring a search firm, if necessary.

•	The Corporate Governance Committee also considers recommendations for nominees for directorships submitted by stockholders.

•	The initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board, are identified and presented to the Corporate Governance Committee, which ranks the candidates.

•	The Chairman of the Board and Chief Executive Officer and at least one member of the Corporate Governance Committee interviews prospective candidate(s).

•	The full board is kept informed of progress.

•	The Corporate Governance Committee offers other board members the opportunity to interview the candidate(s) and then meets to consider and approve the final candidate(s).

•	The Corporate Governance Committee seeks full board endorsement of the final candidate(s).

•	The final candidate(s) are nominated by the board or elected to fill a vacancy.

Compensation of Directors
      As previously reported, effective February 28, 2005, the non-employee members of the Board of Directors voluntarily elected to reduce by 30% their annual cash retainer and board and committee meeting attendance fees, which reductions are reflected in the description below. The board also elected to forego their annual grant of 5,000 stock options that would otherwise be awarded in connection with their re-election to the board at the 2005 annual meeting. Due to the increased oversight responsibilities caused by compliance with the Sarbanes-Oxley Act of 2002, the board determined not to decrease the audit committee’s meeting fees or that portion of the audit committee’s retainer that exceeds the base retainer for all board members.
      Members of our board of directors who are not our full-time employees receive:

•	$24,500 per year, plus an additional $25,000 for members of the Audit Committee ($40,000 for the chairperson of the Audit Committee);

•	$1,400 ($2,100 for the chairperson) for each board and committee meeting physically attended (other than an Audit Committee meeting);

•	$2,000 ($3,000 for the chairperson) for each Audit Committee meeting physically attended;

•	$700 for each board meeting attended by telephone;

•	$350 for each committee meeting attended by telephone ($500 for each Audit Committee meeting attended by telephone);

•	stock options to purchase 5,000 shares of common stock at the grant date fair market value, which are fully vested upon grant and have a 10-year term. Such options are granted following each annual stockholders meeting and upon election to the board if they are first elected to the board other than at an annual stockholders meeting; and

•	lifetime flight benefits, comprised of space-available personal and family flight passes, a travel card permitting positive space travel by the director, the director’s family and certain other individuals (which is taxable to the director, subject to the reimbursement of certain of such taxes by the company), frequent flyer cards and airport lounge cards (“Flight Benefits”).
      In addition, non-employee directors who conduct Continental business in their capacities as directors on Continental’s behalf at the request of the board or the Chairman of the Board are paid (i) for telephone participation in board and committee meetings as if they were physically present, if their conducting that business makes it impractical for them to attend the meeting in person, and (ii) $3,000 per day spent outside the United States while conducting that business. Directors may also participate in director education programs and director institutes offered by third parties and the company will reimburse them for expenses incurred in connection with their participation.
      During 2004, the value we imputed to the use of the flight benefits described above, including our reimbursement of related taxes, varied by director, but did not exceed approximately $36,000 for any of the non-employee directors. As is common in the airline industry, directors also receive travel privileges on some other airlines through arrangements entered into between Continental and such airlines.
      All directors, including those who are full-time employees who serve as directors, receive reimbursement of expenses incurred in attending meetings.
Certain Transactions
      On January 15, 2005, Karen Hastie Williams, one of our directors, retired as a partner of Crowell & Moring LLP, a law firm that has provided services to us and our subsidiaries for many years. Ms. Williams will continue to work on a part-time basis on special assignments for the firm. Ms. Williams does not personally provide any legal services to Continental or its subsidiaries. Our fee arrangement with Crowell & Moring LLP is negotiated on the same basis as our arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees we pay to Crowell & Moring LLP are comparable to those we pay to other law firms for similar services. Our board of directors has reviewed this arrangement and determined that it is not material to Ms. Williams.
      An adult child of Gordon Bethune, our retired Chairman of the Board and Chief Executive Officer, and an adult child (by former marriage) of the spouse of Mr. Bethune are employed by the company: Xavier Bethune (Senior Director-Purchasing) and Michael Natale, Staff Vice President and Chief Technology Officer. Xavier Bethune is the son of Mr. Bethune and Mr. Natale is the son (by former marriage) of Mr. Bethune’s spouse. Mr. Natale’s original employment by Continental predated Mr. Bethune’s employment by Continental. These individuals received aggregate salaries and bonuses in 2004 of $156,147 and $205,509, respectively, along with employee flight and other benefits typical to their levels of employment.
Compensation Committee Interlocks and Insider Participation
      Our executive compensation programs are administered by the Human Resources Committee of the board of directors. The committee is currently composed of four independent, non-employee directors, and no member of the committee has been an officer or employee of Continental or any of its subsidiaries.
Report of the Audit Committee
      The Audit Committee is comprised of four non-employee members of the board of directors (listed below). After reviewing the qualifications of the current members of the committee, and any relationships they may have with the company that might affect their independence from the company, the board has determined that (1) all current committee members are “independent” as that concept is defined in Section 10A of the Exchange Act, (2) all current committee members are “independent” as that concept is defined in the applicable rules of the NYSE, (3) all current committee members are financially literate, and (4) Mr. Parker and Mr. Munoz each qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.
      The board of directors appointed the undersigned directors as members of the committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the committee reviews the charter and reports to the board on its adequacy in light of applicable NYSE rules. In addition, the company will furnish an annual written affirmation to the NYSE relating to, among other things, clauses (2)-(4) of the first paragraph of this report and the adequacy of the committee charter.
      During the last year, and earlier this year in preparation for the filing with the SEC of the company’s annual report on Form 10-K for the year ended December 31, 2004 (the “10-K”), the committee:

•	reviewed and discussed the audited financial statements included as Appendix A to this proxy statement with management and the company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•	met with management periodically during the year to consider the adequacy of the company’s internal controls and the quality of its financial reporting and discussed these matters with the company’s independent auditors and with appropriate company financial personnel and internal auditors;

•	discussed with the company’s senior management, independent auditors and internal auditors the process used for the company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the company’s accounting policies, (2) the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit

Committees” and the independence of the independent auditors, and (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•	based on these reviews and discussions, as well as private discussions with the independent auditors and the company’s internal auditors, recommended to the board of directors the inclusion of the audited financial statements of the company and its subsidiaries in the 10-K; and

•	determined that the non-audit services provided to the company by the independent auditors (discussed below under Proposal 3) are compatible with maintaining the independence of the independent auditors. The committee’s pre-approval policies and procedures are discussed below under Proposal 3.

      Notwithstanding the foregoing actions and the responsibilities set forth in the committee charter, the charter clarifies that it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the company’s financial statements.
      The committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the company’s internal auditors and receives the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards.
      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee
George G. C. Parker, Chairman
Henry L. Meyer III
Oscar Munoz
Ronald B. Woodard

INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND COMPENSATION MATTERS
Executive Officers
      The following table sets forth information with respect to our current executive officers:

Name, Age and Position	Term of Office and Business Experience

LAWRENCE W. KELLNER, age 46 Chairman of the Board and Chief Executive Officer	Chairman of the Board and Chief Executive Officer since December 2004. President and Chief Operating Officer (March 2003-December 2004); President (May 2001-March 2003); Executive Vice President and Chief Financial Officer (November 1996-May 2001). Director since 2001. Director of: Marriott International, Inc.
JEFFERY A. SMISEK, age 50 President	President since December 2004. Executive Vice President (March 2003-December 2004); Executive Vice President — Corporate and Secretary (May 2001-March 2003); Executive Vice President, General Counsel and Secretary (November 1996-May 2001). Director since 2004. Director of: National Oilwell Varco, Inc.
JAMES COMPTON, age 49 Executive Vice President — Marketing	Executive Vice President — Marketing since August 2004. Senior Vice President — Marketing (March 2003-August 2004). Senior Vice President — Pricing and Revenue Management (February 2001-March 2003); Vice President — Pricing and Revenue Management (August 1999-February 2001).
JEFFREY J. MISNER, age 51 Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer since August 2004. Senior Vice President and Chief Financial Officer (November 2001-August 2004). Senior Vice President — Finance (May 2001-November 2001); Vice President — Finance and Treasurer (November 1999-May 2001).
MARK J. MORAN, age 49 Executive Vice President — Operations	Executive Vice President — Operations since August 2004. Senior Vice President — Technical Operations and Purchasing (September 2003- August 2004). Vice President — Technical Operations and Purchasing (March 2003-September 2003); Vice President — Aircraft Maintenance (February 1998-March 2003).
WILLIAM G. BRUNGER, age 55 Senior Vice President — Network	Senior Vice President — Network since August 2004. Vice President — Network (July 2003-August 2004); Vice President — Distribution Planning (March 2003-July 2003); Vice President — Distribution Planning & Revenue Decision Support (August 1999-March 2003).
REBECCA G. COX, age 50 Senior Vice President — Government Affairs	Senior Vice President — Government Affairs since September 2003. Vice President — Government Affairs (November 1990-September 2003).

MARK A. ERWIN, age 49 Senior Vice President — Asia/ Pacific and Corporate Development President and Chief Executive Officer of Continental Micronesia, Inc.	Senior Vice President — Asia/Pacific and Corporate Development since August 2004. Director, President and Chief Executive Officer of Continental Micronesia, Inc. (the company’s western Pacific subsidiary) since September 2002. Senior Vice President — Airport Services (April 1995-September 2002).

Name, Age and Position	Term of Office and Business Experience

DAVID L. HILFMAN, age 44 Senior Vice President — Sales	Senior Vice President — Sales since August 2004. Vice President — Sales and Reservations (September 2003-August 2004); Vice President — Sales (March 2003-September 2003); Vice President — Multi-National Sales and Revenue Programs (January 2000-May 2001).
GERALD LADERMAN, age 47 Senior Vice President — Finance and Treasurer	Senior Vice President — Finance and Treasurer since May 2001; Senior Vice President — Finance (January 2000-May 2001); Vice President — Corporate Finance (June 1995 — December 1999).
DANTE R. MARZETTA II, age 61 Senior Vice President — Technical Operations and Purchasing	Senior Vice President — Technical Operations and Purchasing since August 2004. Senior Vice President — Airport Services (February 2003-August 2004). Vice President — Airport Services (September 2002-February 2003); Staff Vice President — Cleveland Hub (February 2001-September 2002); Senior Director — Cleveland Hub (November 1999-February 2001).
WILLIAM A. MEEHAN, age 44 Senior Vice President — Airport Services	Senior Vice President — Airport Services since August 2004. Vice President — Houston Hub (March 2003-August 2004); Vice President — Cleveland Hub (September 2002-March 2003); President and Chief Operating Officer of Continental Micronesia, Inc. (the company’s western Pacific subsidiary) (May 1998-September 2002).
HOLDEN E. SHANNON, age 42 Senior Vice President — Global Real Estate and Security	Senior Vice President — Global Real Estate and Security since August 2004. Vice President — Corporate Real Estate and Environmental Affairs (January 1995-August 2004).

JENNIFER L. VOGEL, age 43 Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer	Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer since September 2003. Vice President, General Counsel, Secretary and Corporate Compliance Officer (March 2003- September 2003). Vice President, General Counsel, Corporate Compliance Officer and Assistant Secretary (February 2003-March 2003); Vice President, General Counsel and Assistant Secretary (May 2001-February 2003); Vice President — Legal and Assistant Secretary (September 1995-May 2001).
JOHN E. (NED) WALKER, age 53 Senior Vice President — Worldwide Corporate Communications	Senior Vice President — Worldwide Corporate Communications since March 2000. Vice President — Corporate Communications (November 1994-March 2000).
      There is no family relationship between any of the executive officers. All officers are appointed by the board of directors to serve until their resignation, death or removal.

Executive Compensation Report of the Human Resources Committee
      The Human Resources Committee of the Board of Directors (the “committee”) is comprised of four non-employee members (listed below) of the board of directors (the “board”) who are independent, as defined by the applicable rules of the New York Stock Exchange. Mr. Woodard joined the committee on March 12, 2004. The board appoints the members of the committee and has adopted a written charter setting forth the procedures, authority and responsibilities of the committee, which include reviewing and approving corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, evaluating the CEO’s performance and setting the CEO’s compensation based on such evaluation, setting the compensation of the company’s Section 16 Officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934), reviewing and approving incentive compensation plans and programs applicable to the Section 16 Officers, making recommendations to the board with respect to equity based incentive compensation plans and producing this report on executive compensation.

General Compensation Strategy
      The current U.S. domestic network carrier financial environment continues to be the worst in history and could deteriorate further. Faced with a weak domestic yield environment, significant growth by low cost competitors and fuel prices at twenty-year highs, Continental has aggressively sought to reduce its cost structure to remain competitive. Many of Continental’s network competitors, such as American Airlines, Delta Air Lines, United Airlines and US Airways, have used bankruptcy or the threat of bankruptcy to reduce their costs significantly.
      In the face of this difficult operating and financial environment, the committee retained Mercer Human Resource Consulting (“Mercer”) to perform an independent peer and competitive executive compensation analysis and to assist the committee in developing recommendations for restructuring the company’s executive compensation programs for 2004 and beyond. The committee worked with Mercer to structure performance-based incentive programs designed to retain the company’s highly experienced executive management team, to ensure a smooth transition upon the retirement of long-time CEO Gordon Bethune, to keep management focused during this period of unprecedented challenges in the airline industry and to motivate them to achieve goals that maximize the chances of recovery and increased stockholder value.
      After the committee restructured and implemented the company’s executive compensation programs, the company determined in November 2004 that it needed to achieve $500 million in annual pay and benefit cost reductions by March 2005 without negatively impacting the company’s culture and positive employee relations. These reductions were in addition to the $1.1 billion in cost reductions and revenue enhancements announced and largely implemented by the company since September 11, 2001. The company’s officers felt it was important to take the lead in the $500 million cost reduction initiative. Pursuant to compensation reduction agreements entered into in December 2004 and amended in February 2005, the company’s officers voluntarily agreed to reduce their base salary by up to 25% and to surrender the entire RSU award (as defined below) for the performance period ended June 30, 2005. Messrs. Kellner, Smisek, Compton and Misner also voluntarily reduced all of their other long-term performance compensation and Messrs. Kellner and Smisek voluntarily waived their annual incentive bonus payment for 2004. These reductions were in addition to the waiver by Messrs. Bethune and Kellner of their salary and any cash bonus otherwise earned by them with respect to the period between September 26, 2001 and December 31, 2001 in wake of the September 11 terrorist attacks and the company’s resulting reduction in force. Further, in 2003, Messrs. Bethune and Kellner each voluntarily waived significant amounts of compensation otherwise payable to him so that the company would be eligible to receive a reimbursement of approximately $176 million under the Emergency Wartime Supplemental Appropriations Act of 2003, as described below. The committee is aware of the challenge it faces going forward in retaining and attracting experienced executives in light these pay and benefit reductions.

      Effective in April 2005, Continental finalized and began implementing changes to wages, work rules and benefits for all work groups (other than flight attendants, employees of Continental Micronesia, Inc. and certain international employees) that when fully implemented are expected to achieve approximately $418 million of the annual targeted reductions. Implementation of reductions for Continental Micronesia, Inc. and certain international employees is progressing and discussions with the flight attendants have resumed.
      While aware that industry challenges have significantly diminished stockholder value since the terrorist attacks of September 11, 2001, the committee also recognizes that Continental has markedly outperformed its peer network competitors during this difficult period on the basis of a number of operational and financial performance measures that the committee recognizes are important. The committee also believes that the company’s experienced and well-regarded management team is key to Continental’s survival and the ultimate preservation and growth of stockholder value. To that end, in 2004 the committee reexamined and reaffirmed its compensation strategy to:

•	appropriately link compensation levels with the creation of stockholder value;

•	provide total compensation capable of attracting, motivating and retaining executives of outstanding talent;

•	achieve competitiveness of total compensation; and

•	emphasize “at risk” pay tied to performance.
      In considering appropriate executive compensation levels, the committee applies these factors to available marketplace compensation data for U.S. airlines of comparable size and certain non-airline companies with revenue and other characteristics deemed by the committee and Mercer to be comparable to Continental’s. The committee also considered recent trends in executive compensation and the concerns expressed by institutional investors on the topic of executive compensation. For 2004, the committee expanded the peer group for both pay and performance comparisons (which has traditionally included major network carriers such as American Airlines, United Airlines, Delta Air Lines, Northwest Airlines and US Airways) to include smaller network carrier America West (which is also a low cost airline), Alaska Airlines and Southwest Airlines. This expanded peer group offers a broader comparison for determining the appropriate financial performance goals, relative to the broader industry, that must be achieved before executive incentive compensation is paid. The elements of compensation included in the competitive analysis generally are base salaries, annual incentives and long-term incentives. Continental competes for executive talent principally with companies other than airlines; consequently, the committee emphasizes compensation data from non-airline companies of similar size and complexity in its analysis of competitive compensation packages.

Principal Elements of Executive Compensation
      Base Salaries. The committee believes it is crucial for the company to provide executive salaries within a competitive market range in order to attract and retain highly talented executives. The specific competitive markets considered depend on the nature and level of the positions in question, the labor markets from which qualified individuals are recruited, and the companies and industries competing for the services of our executives. Base salary levels are also dependent on the performance of each individual executive over time. Thus, executives who sustain higher levels of performance over time will have correspondingly higher salaries. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. As described above, each of the non-retiring named executive officers agreed to voluntarily reduce his base salary effective February 28, 2005 by up to 25% pursuant to compensation reduction agreements. Further, as described below, each of Mr. Kellner’s and Mr. Bethune’s base salary was limited through March 31, 2004 pursuant to his compensation cap agreement.
      Annual and Long-Term Incentive Compensation. The committee developed and implemented new annual and long-term incentive compensation programs for executives of the company effective April 1,

2004. The goal in implementing the new programs described below was to establish an appropriate balance between absolute and relative performance and to develop new performance measures that drive stockholder value.
      The committee established a new annual executive bonus program, which for 2004 offered bonus opportunities of between 50% (entry) and 150% (stretch) of base salary, with a target of 100% of base salary, depending on achievement of an absolute level of Continental’s cash flow and capital efficiency. The performance measure is Continental’s return on base invested capital (“ROBIC”), which is defined as earnings before interest, taxes, depreciation, and aircraft rent (“EBITDAR”) divided by net property, plant and equipment plus 7.5 times aircraft rentals. The ROBIC goals are reviewed and new goals established annually by the committee. The program also permits the committee to establish different levels of target and stretch bonus opportunity, on an annual basis. The program for 2004 also required an unrestricted cash, cash equivalent and short term investment minimum balance of $1 billion at the end of the fiscal year, which unrestricted cash, cash equivalent and short term investment balance amount is also set by the committee each year. If this minimum unrestricted cash, cash equivalent and short term investment balance is not achieved, no bonuses are paid regardless of ROBIC performance.
      The committee also established a new long-term incentive compensation program, which has two components — a new long-term incentive plan (NLTIP) based on relative performance, and a restricted stock unit (RSU) program based on absolute performance (together, the “NLTIP/ RSU Program”).

•	The NLTIP compares Continental’s EBITDAR margin for a three-year performance period against the average EBITDAR margin represented by the expanded peer group. For the first performance period under the NLTIP plan (April 1, 2004 through December 31, 2006), performance targets were set by the committee so that executives will earn (i) nothing for EBITDAR margin performance below peer group average performance, (ii) below market incentives for EBITDAR margin performance equal to peer group average performance, (iii) graduated payments up to market average incentives for above average EBITDAR margin performance and (iv) graduated payments up to above average incentives for superior EBITDAR margin performance. The 2004 NLTIP award also requires an unrestricted cash, cash equivalent and short term investment minimum balance of $1 billion at the end of the performance period, which unrestricted cash, cash equivalent and short term investment balance amount is set by the committee for each performance period. If this minimum cash, cash equivalent and short-term investment balance is not achieved, no NLTIP payments are made, irrespective of relative EBITDAR margin performance. Performance targets are reviewed and new targets established annually by the committee with respect to each subsequent three-year performance period.

•	The RSU program measures the absolute performance of Continental’s stock during the relevant performance period. RSUs are denominated in share-based units (equal in value to one share of common stock at the time of payout if the performance requirements are achieved). RSUs vest during the performance period only if Continental’s stock achieves the target price (based on a 20-day average price), and pays out only at the end of the performance period, in an amount in cash based on the 20-day average price at the end of the performance period. There is no time element to vesting, so vesting is entirely performance based. The performance periods for the three initial RSU grants were 4/1/04 to 6/30/05, 4/1/04 to 3/31/06, and 4/1/04 to 12/31/07. Future grants will be for 4-year terms and the committee will determine the appropriate stock price hurdles for all future grants. Based on Continentals’ stock price of $12.4775 at the time of grant, the target prices for the three initial RSU grants were set at:

•	$5 above grant price (stock price appreciation of 40%)

•	$8 above grant price (stock price appreciation of 64%)

•	$10 above grant price (stock price appreciation of 80%)
      The phase-in of the RSU grants (i.e., the first two grants) was designed for retention and to take into account the lack of annual stock option awards in 2003 and 2004, and to provide executives an opportunity to earn a partial long-term incentive payout in 2005 and 2006 while at the same time demanding performance for stockholders. As described above, the RSU award that could have paid out for the performance period ended June 30, 2005 was subsequently voluntarily surrendered by officers pursuant to their compensation reduction agreements and amendments thereto. RSUs will be settled in cash. If the company’s stockholders later approve a plan to use stock to settle the awards, the committee has the authority to and will consider settling the awards in stock.
The following programs were terminated during 2004:

•	the previous annual executive bonus program; and

•	the previous long term incentive program (“LTIP”), except for outstanding awards for performance periods ending in 2004 and 2005, which did not result in any payments for 2004 and are not expected to result in any payments in 2005.
      The committee believes that we have designed significant improvements into the new programs that appropriately balance absolute and relative performance in an effort to drive long-term stockholder value by doing the following:

•	Alignment with Restructuring of the Industry — We have expanded the peer group used for performance to include America West, Alaska Airlines, and Southwest Airlines. The inclusion of these peers sends a strong message that Continental is aware that investors are favoring the low-cost carriers, and that Continental must compete effectively with these competitors.

•	Share Price Appreciation — In lieu of the traditional grant of stock options, we have instituted performance contingent RSUs, which require significant share price appreciation before the executives can earn anything under the RSU program, and also place the executives’ compensation reward “at risk” for any share price decline that occurs before the end of the performance period (even though stockholders can benefit from the share price appreciation before the executives are permitted to do so).

•	Longer Vesting Schedules and Performance Vesting — The four-year performance period for RSUs is longer than is common. Moreover, the RSUs vest on a “cliff” performance basis, not ratably over the period. There is no time vesting element to the RSUs; vesting is entirely performance based.

•	Introduction of Return on Capital Performance Measure — In prior years, EBITDAR margin was the main performance measure used in both the annual and long-term incentive compensation programs at Continental. For 2004 and going forward, we have introduced ROBIC into the annual program. The rationale for using this measure is to recognize the capital-intensive nature of the airline industry, and to ensure that Continental is achieving a sufficient return on its capital, thereby better aligning this program with stockholders’ long-term interests.

•	Improved Performance Goal Setting — Beginning in 2004 and beyond, the committee sets entry, target, and stretch performance goals that require not only that we beat the average of our competitors in order for management to receive market levels of compensation, but also that require strong absolute performance. Going forward, these goals will be reestablished each year based on Continental’s business objectives and the competitive environment. This, in turn, is designed to align management compensation with drivers of stockholder return.

•	Significant “at risk” Pay — The CEO’s “at risk” compensation, and that of our other top officers, constitutes the vast majority of their total compensation potential.
The following existing long-term executive compensation programs remain in effect:

•	Officer Retention and Incentive Award Program (Incentive Award Program). This program was designed to retain officers and encourage Continental’s participation in more cost-effective distribution and marketing channels by allowing officers to participate in a portion of any gains and profits that the company realizes in its e-commerce and internet investments. There were no new awards under this program during 2004. There were payouts in 2004 in connection with the company’s realization of gains from the sale of the remainder of its investment in Orbitz, Inc. to Cendant Corporation as well as payouts as awards related to the company’s 2003 sale of its investments in Orbitz and Hotwire vested. In addition, in the case of Messrs. Bethune and Kellner, awards became eligible for redemption and payout upon the expiration of the compensation cap agreements described below.

•	Stock Options. No stock options were granted to the named executive officers and none of the stock options held by them was exercised in 2004.

•	Restricted Stock. From time to time, grants of restricted shares of our common stock are made pursuant to the company’s Incentive Plan 2000. No restricted stock grants were made to the named executive officers in 2004.

Compensation of the Chief Executive Officer
      The committee applies the criteria and strategy described in this report in establishing compensation for the company’s CEO. The committee has established a procedure and criteria for the annual evaluation of the CEO and the setting of CEO compensation based on this evaluation. The CEO is evaluated based on his performance in various areas including leadership, strategic planning, financial results, human resources and diversity, communications and external relations, board interface, ethics and conduct.
      In January of 2004, Mr. Bethune announced his intention to retire effective at the end of 2004. In order to ensure a smooth transition, the board immediately elected Mr. Kellner to serve as Chairman and CEO effective upon Mr. Bethune’s retirement. In connection with the succession planning, in April 2004 Mr. Kellner received a compensation package in recognition of his increased responsibilities that includes base salary, annual and long-term incentive opportunities, a supplemental executive retirement plan and customary perquisites, each determined in accordance with the committee’s compensation strategy set forth above. Mr. Kellner demonstrated his commitment to the company and his leadership by voluntarily reducing his compensation for the 12 months ended March 31, 2004 pursuant to his compensation cap agreement described below and again, effective February 28, 2005, pursuant to his compensation reduction agreement in connection with the company’s initiative to achieve $500 million in annual pay and benefit cost reductions. Mr. Kellner also voluntarily waived his right to receive his 2004 annual performance bonus and surrendered for cancellation 25% of his outstanding unvested stock options, restricted stock and PARs (as defined in the Incentive Award Program) and surrendered all of his award of RSUs (as defined in the NLTIP/ RSU Program) for the performance period ending in June 2005.
      Mr. Bethune retired as Chairman and CEO on December 30, 2004. Mr. Bethune’s incentive compensation for 2004 was determined in accordance with the committee’s compensation strategy set forth above. Mr. Bethune also voluntarily reduced his compensation for the 12 months ended March 31, 2004 pursuant to his compensation cap agreement described below. In connection with his retirement, the committee reviewed the provisions of Mr. Bethune’s employment agreement and approved a retirement agreement. In determining Mr. Bethune’s retirement package, the committee considered Mr. Bethune’s extraordinary leadership over the past ten years, his role in turning the company around, leading the company to be a top performer even in a most difficult industry downturn, his vision in shaping aviation policy, his outstanding service to the board and his personal sacrifices during this period. Mr. Bethune’s employment and retirement agreements provided the following benefits to Mr. Bethune upon his retirement: a lump sum payment of approximately $22 million under his supplemental executive retirement plan, a payment of approximately $5.1 million (the amount to which he was entitled under a previous employment agreement if he had left our employ following the purchase in 1998 by Northwest and its affiliates of a majority of our voting power), the retention of RSUs awarded to him in 2004 under the company’s NLTIP/ RSU Program to be paid if and when paid to other participants under the program, and various perquisites, all as described in the “Employment Agreements” section of this proxy. The committee also deemed him eligible to receive his 2004 bonus under the Annual Executive Bonus Program for the performance period beginning April 1, 2004 and ending December 31, 2004 if and when paid to other participants under such program. In addition, as provided for in the applicable program upon the retirement of a participant in the program, all of Mr. Bethune’s unvested stock options, restricted stock, and PARs vested upon his retirement, and he became eligible to receive a pro rata payout of his NLTIP award although he agreed only to be paid such amount if and when NLTIP awards are paid to other participants under such program.
      Compensation Cap Agreements. Continental received reimbursement from the Transportation Security Administration (the “TSA”) under the Emergency Wartime Supplemental Appropriations Act of 2003 (the “Act”) for passenger security and air carrier security fees paid to or collected for the TSA through the date of enactment of the Act. As required by the Act as a condition of our obtaining and retaining such reimbursement, the company entered into an agreement with the United States of America, acting through the TSA, pursuant to which we agreed not to provide total cash compensation to either of our two then most highly-compensated named executive officers (then, Messrs. Bethune and Kellner) during the 12-month period ending March 31, 2004 in an amount equal to or more than the annual base salary paid to such executive officers with respect to fiscal year 2002. In order to permit us to comply with our agreement with the TSA, each of Messrs. Bethune and Kellner voluntarily entered into a compensation cap agreement with the company to amend certain of his then existing contractual rights relating to compensation and to waive significant amounts of compensation otherwise payable to him. Under the compensation cap agreements, each of Messrs. Bethune and Kellner agreed to reduce his base salary during the 12-month period ending March 31, 2004 (the “Restricted Period”), agreed to defer the vesting of his restricted stock and PARs awards under the Incentive Award Program that would otherwise vest during the Restricted Period, agreed not to redeem his vested PARs during the Restricted Period, agreed to surrender without value his bonus awards with respect to 2003 and his LTIP award with respect to the 3-year performance period ending December 31, 2003, agreed that he would not receive any PARs awards during the Restricted Period, and agreed to take such other action with respect to his compensation provided to him by the company during the Restricted Period as he and the company reasonably agree to be necessary in order to permit the company to comply with the terms of its agreement with the TSA. The executives’ willingness voluntarily to enter into the compensation cap agreements resulted in a material reduction to the compensation that otherwise would have been payable to the executives, and benefited Continental by permitting it to obtain and retain approximately $176 million of passenger and air carrier security fee reimbursements from the TSA. The compensation cap agreements terminated on March 31, 2004.

Broad Based Incentive Compensation
      To recognize the contributions made by the company’s employees in connection with the recent pay and benefit cost reduction efforts, the committee recommended and the board approved the issuance of stock options for up to 10 million shares of Continental’s common stock to all non-officer employees that participated in the cost reduction efforts. On March 30, 2005, the company issued stock options for approximately 8.7 million shares of its Class B common stock with an exercise price of $11.89 per share, the closing price of the company’s common stock on the date of grant, to all employees, except flight attendants, officers, employees of CMI and certain international employees. In addition, the company maintains its long-standing on-time arrival bonus program and has recently implemented an enhanced profit sharing plan to incentivize all employees who participate in the pay and benefit reductions (except officers and certain other management and foreign-based employees) to have a continued focus on operational and financial performance. The committee believes that these incentives play a significant part in Continental’s performance and success.

Section 162(m) of the Internal Revenue Code
      In conducting the programs applicable to executives, the committee considers the effects of section 162(m) of the Internal Revenue Code. Section 162(m) denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their four other most highly compensated executive officers employed on the last day of a given year, unless their compensation is based on qualified performance criteria. To qualify for deductibility, these criteria must be established by a committee of outside directors and approved, as to their material terms, by that company’s stockholders. Most of Continental’s compensation plans applicable to the company’s executive officers, including its stock option plans, the annual executive bonus program, the NLTIP/ RSU Program and the Incentive Award Program, were designed to qualify as performance-based compensation under section 162(m). The committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with section 162(m) if it determines that such action is appropriate and in the company’s best interests. Although some amounts recorded as compensation by the company to certain executives with respect to 2004 were limited by section 162(m), that limitation did not result in the current payment of increased federal income taxes by the company due to its significant net operating loss carry forwards.

Respectfully submitted,

Human Resources Committee
Charles A. Yamarone, Chairman
Thomas J. Barrack, Jr.
Kirbyjon H. Caldwell
Ronald B. Woodard

Compensation of Executive Officers
      Since the terrorist attacks of September 11, 2001, the company has operated in the worst U.S. domestic network carrier financial environment in history. Current trends in the airline industry include a weak domestic yield environment, significant growth by low cost competitors and record fuel prices. Throughout this difficult period, the company has aggressively sought to reduce its cost structure to remain competitive, with the company’s management team taking the lead by repeatedly voluntarily reducing their compensation.
      In December 2004, the company entered into compensation reduction agreements, as amended in February 2005, with all of its non-retiring officers to reduce contractually provided compensation as an element of the pay and benefit cost reduction program announced by the company in November 2004. Pursuant to such agreements, each Messrs. Kellner, Smisek, Compton, Misner and Erwin (the current executive officers named in the Summary Compensation Table below) voluntarily agreed to reduce his annual base salary by 25%, 20%, 20%, 20% and 17.5%, respectively.
      The following table shows, for each currently employed named executive officer, the salary reductions that became effective on February 28, 2005.
2005 Salary Reductions

Name	Former Annual Salary	Current Annual Salary

Larry Kellner	$950,000	$712,500
Jeff Smisek	$720,000	$576,000
Jim Compton	$450,000	$360,000
Jeff Misner	$450,000	$360,000
Mark Erwin	$400,000	$330,000
      In addition, Messrs. Kellner and Smisek each voluntarily waived his right to receive his 2004 annual performance bonus. Messrs. Kellner, Smisek, Compton and Misner each also agreed to surrender for cancellation the same percentage of their respective outstanding unvested stock options, unvested restricted stock and unvested PARs (as defined in the Incentive Award Program) and agreed to surrender all of their respective awards of RSUs (as defined in the NLTIP/ RSU Program) for the performance period ending in June 2005. Mr. Erwin also agreed to surrender his entire award of RSUs for the performance period ending in June 2005. In addition, payouts to these officers under the annual executive bonus program and the NLTIP, if and when earned, as well as benefits under supplemental executive retirement plans (the “SERPs”), will be similarly reduced as a result of the base salary reductions described above.
      In 2003, Continental received reimbursement of $176 million from the Transportation Security Administration (“TSA”) under the Emergency Wartime Supplemental Appropriations Act of 2003 (the “Act”) for passenger security and air carrier security fees paid to or collected for the TSA through the date of enactment of the Act. As required by the Act as a condition of our obtaining and retaining such reimbursement, the company entered into an agreement with the United States of America, acting through the TSA, pursuant to which we agreed not to provide total cash compensation to either of our two then most highly-compensated named executive officers (Messrs. Kellner and Bethune) during the 12-month period ending March 31, 2004 in an amount equal to or more than the annual salary paid to such executive officers with respect to fiscal year 2002. In order to permit us to comply with our agreement with the TSA, Messrs. Kellner and Bethune each voluntarily entered into a compensation cap agreement with us to amend certain of his then existing contractual rights relating to compensation and to waive significant amounts of compensation otherwise payable to him.
      In addition, in 2001, following the September 11 terrorist attacks and the company’s resulting reduction in force, Messrs. Kellner and Bethune voluntarily waived their salary and any cash bonus otherwise earned by them as employees of the company with respect to the period between September 26, 2001 and December 31, 2001.

      The following table sets forth certain of the reductions to contractually provided compensation voluntarily agreed to by each of Messrs. Kellner, Smisek and Bethune during the period from September 2001 through December 31, 2004.
Total Compensation Reductions 2001-2004

			Reductions in
	Reductions in	Reductions in	Long Term	Total Waived
Name	Base Salary	Annual Bonus	Incentive Payout	Cash Compensation

Larry Kellner	$273,852	$1,696,305	$2,217,375	$4,187,532
Jeff Smisek	—	594,042	—	594,042
Gordon Bethune	366,720	1,303,125	3,518,438	5,188,283

Total	$640,572	$3,593,472	$5,735,813	$9,969,857

      Since the September 11, 2001 terrorist attacks and their aftermath, which had a material adverse effect on the company and the airline industry, we have focused on taking action to increase productivity and reduce costs, without compromising our product or culture. These efforts have resulted in payroll and headcount cost reductions in many areas of the company, including executive salaries and officer headcount.
      The following table shows compensation and headcount reductions for the officer group since 2001.
Officer Salary and Headcount Reductions 2001-2005

	As of	As of
	April 15,	April 15,
	2001	2005	% Change

Average Annual Base Salary — 5 Most Highly Compensated Officers	$755,200	$473,700	(37)%
Number of Officers	59	45	(24)%

      The following tables set forth (i) the aggregate amount of compensation we paid during 2004, 2003 and 2002 to each person who served as chief executive officer during 2004, our four other most highly compensated executive officers in 2004, and a retired executive who would have been one of our four most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of 2004 (collectively the persons listed in the table below are referred to in this proxy statement as the “named executive officers”), (ii) year-end option values of exercisable and unexercisable options held by them, and (iii) information regarding long-term incentive awards made to them during 2004. None of the named executive officers received any option grants during 2004.
Summary Compensation Table

							Long-Term Compensation

		Annual Compensation					Awards		Payouts

						Other	Restricted	Securities
Name and						Annual	Stock	Underlying	LTIP		All Other
Principal Position	Year	Salary		Bonus		Compensation(3)	Awards(4)	Options	Payouts(5)		Compensation(7)

Lawrence W. Kellner	2004	$865,508	(1)	$783,806	(2)	$68,262	$0	0	$1,937,139	(6)	$2,856,539	(8)
Chairman of the Board	2004			$0 Paid	(2)
and Chief Executive	2003	662,704	(1)	0	(1)	20,948	0	0	0	(6)	6,489
Officer	2002	730,000		456,250		67,831	1,405,000	335,000	2,217,375		6,489
Jeffery A. Smisek	2004	$645,923		$594,042	(2)	$21,750	$0	0	$941,584		$7,958
President	2004			$0 Paid	(2)
	2003	600,000		750,000		74,430	0	0	2,134,443		7,908
	2002	600,000		375,000		18,625	1,124,000	270,000	1,350,000		6,236
James Compton	2004	$419,135		$371,276		$20,896	$0	0	$325,983		$2,050
Executive Vice	2003	350,686		438,358		14,479	0	0	832,218		2,000
President — Marketing	2002	315,016		196,886		9,808	175,625	68,750	519,750		2,000
Jeffrey J. Misner	2004	$419,135		$371,276		$11,962	$0	0	$292,830		$2,050
Executive Vice	2003	350,686		438,358		13,211	0	0	832,218		2,000
President & Chief	2002	315,016		196,886		9,144	281,000	54,687	519,750		2,000
Financial Officer
Mark A. Erwin	2004	$400,000		$330,023		$76,610	$0	0	$402,149		$5,400
Senior Vice President —	2003	386,667		456,250		44,291	0	0	1,002,131		750
Asia/ Pacific and	2002	359,103		215,846		61,218	175,625	140,000	598,500		5,326
Corporate Development
Retired Officers
Gordon M. Bethune	2004	$1,014,742	(1)	$860,123		$202,160	$0	0	$5,106,128	(6)	$27,070,627	(9)
Former Chairman of	2003	966,480	(1)	0	(1)	113,244	0	0	0	(6)	43,835
the Board and Chief	2002	1,042,500		651,563		120,394	2,318,250	800,000	3,518,438		43,835
Executive Officer
Michael H. Campbell	2004	$465,000		$383,652		$22,956	$0	0	$402,149		$3,073,319	(10)
Former Senior Vice	2003	465,000		581,250		22,251	0	0	1,104,506		2,000
President — Human	2002	465,000		290,625		16,596	281,000	180,000	732,375		2,000
Resources and Labor
Relations

(1)	As discussed above, in order to permit us to comply with our agreement with the TSA, Messrs. Kellner and Bethune each voluntarily entered into a compensation cap agreement that limited the compensation to him during the twelve month period ending March 31, 2004. To further ensure compliance with the Act, the company withheld additional amounts of salary from Messrs. Kellner and Bethune. At the end of the compensation cap period, these additional withholdings of salary were audited by the company for compliance with the Act. The company paid the excess withholdings to Mr. Kellner and Mr. Bethune in April 2005 and the amounts are included in their 2003 and 2004 salary amounts.

(2)	The amounts shown represent the 2004 annual performance bonus to which Messrs. Kellner and Smisek were contractually entitled but which they voluntarily waived pursuant to their compensation reduction agreements made in December 2004. These bonus amounts have not been paid and will not be paid to Messrs. Kellner and Smisek.

(3)	Includes cash amounts received under a flexible benefits program and tax reimbursements relating to (i) Flight Benefits, (ii) with respect to Messrs. Kellner, Smisek and Bethune, term life insurance benefits we provided to such officers, (iii) with respect to Mr. Bethune in 2004, the company car assigned to him in connection with his retirement, and (iv) with respect to Mr. Erwin in 2003, state tax assessments in connection with a required relocation on behalf of the company. The value of perquisites and other personal benefit amounts also are included in the table if they exceed the lesser of $50,000 or 10% of the named executive officer’s total annual salary and bonus. We have calculated the incremental cost to the company of personal use of a company car based on the company’s actual purchase or lease payments, insurance, tax, registration and other miscellaneous costs related to the automobile with respect to the executive’s allocated percentage of personal use. Tax reimbursements associated with Flight Benefits have been included as part of the incremental cost of providing such Flight Benefits and for determining the officer’s total annual perquisites. We have applied these methodologies to all three years shown in the table. Mr. Kellner’s 2004 compensation includes Flight Benefits (including tax reimbursements) in the amount of $34,416, and his 2002 compensation includes Flight Benefits (including tax reimbursements) in the amount of $21,596, and tax planning services in the amount of $22,850. Mr. Smisek’s 2003 compensation includes Flight Benefits (including tax reimbursements) in the amount of $20,804, a car benefit in the amount of $21,677, and tax planning services in the amount of $15,044. Mr. Erwin’s 2004 compensation includes a housing allowance in the amount of $48,276 and his 2002 compensation includes a car benefit in the amount of $44,463, each relating to his service in Hawaii and Guam as President of Continental Micronesia, Inc. Mr. Bethune’s 2004 compensation includes the incremental cost to the company of the car assigned to Mr. Bethune in connection with his retirement (including tax reimbursements) in the amount of $141,225, his 2003 compensation includes Flight Benefits (including tax reimbursements) in the amount of $20,602, and tax planning services in the amount of $35,070, and his 2002 compensation includes tax planning services in the amount of $50,725.

(4)	Value of the award determined based on the closing price of the common stock on the date the restricted shares were granted. At the end of 2004, the aggregate number of restricted shares held by Messrs. Kellner, Smisek, Compton, Misner and Erwin was 25,000 shares, 20,000 shares, 3,124 shares, 5,000 shares and 3,124 shares, respectively, and the year-end values of the shares were $338,500, $270,800, $42,299, $67,700 and $42,299, respectively, based on the December 31, 2004 closing price of the common stock of $13.54. The restricted shares held by Mr. Bethune vested and those held by Mr. Campbell were forfeited in connection with their retirements in accordance with the terms of the restricted stock awards and neither held any restricted shares at the end of 2004. Although we have paid no dividends on our common stock, any dividends would be payable upon both vested and non-vested shares. Messrs. Kellner, Smisek, Compton and Misner each also agreed to surrender for cancellation 25%, 20%, 20% and 20% respectively of such restricted stock holdings pursuant to their compensation reduction agreements, effective February 28, 2005.

(5)	Amounts include payouts under our prior Long Term Incentive Performance Award Program (LTIP) and our Incentive Award Program, each of which was implemented under our Incentive Plan 2000. LTIP payments are with respect to 3-year performance periods ending on December 31 of the year shown. These payments were made in the first quarter following the end of the performance period, following certification by the Human Resources Committee of achievement of performance goals. No LTIP payment was earned with respect to the performance period ended December 31, 2004. Incentive Award Program payouts relate to the company’s realization of gain in connection with the disposition of all or a part of its equity investment in e-commerce businesses and are paid out to the named executive upon redemption and, if unvested, upon vesting. Messrs. Kellner and Bethune received Incentive Award Program payments in 2004 that included payments relating to awards that were not eligible for redemption in 2003 due to the terms contained in the compensation cap agreements. See footnotes 1 and 6.

(6)	Pursuant to their compensation cap agreements with the company described above and in footnote 1, each of Messrs. Kellner and Bethune waived his right to receive the payout under his LTIP award for the performance period ending December 31, 2003. In addition, each of their awards under the

Incentive Award Program was not eligible for redemption during the 12-month period ending March 31, 2004. The 2004 amounts include payouts of awards that each of Messrs. Kellner and Bethune would have been eligible to redeem in 2003 but for the compensation cap agreements, and which they became eligible to redeem, and did redeem, after April 1, 2004.

(7)	Amounts shown for 2004 include matching contributions pursuant to the company’s 401(k) savings plan as follows: Mr. Kellner — $2,050, Mr. Smisek — $2,050, Mr. Compton — $2,050, Mr. Misner — $2,050, Mr. Erwin — $5,400, Mr. Bethune — $4,100 and Mr. Campbell — $2,050. With respect to Messrs. Kellner, Smisek and Bethune also included are the dollar value of insurance premiums paid by the company with respect to term life insurance for such executive pursuant to his employment agreement in the amounts of $4,489, 5,908 and $41,835, respectively.

(8)	Includes a cash payment of $2,850,000 in consideration of his covenant not to compete with the company for a period of two years following the termination of his employment for any reason other than a termination by the company without cause or a termination by Mr. Kellner for cause. This covenant not to compete, and corresponding payment, was made in connection with a new employment agreement executed April 14, 2004 between the company and Mr. Kellner in connection with his election as chairman and CEO upon the retirement of Gordon Bethune, the company’s retired chairman and CEO. See “Employment Agreements” below.

(9)	Mr. Bethune’s amount includes a payment of $5,062,500 upon his retirement made pursuant to his employment agreement that relates to the 1998 change in control transaction with Northwest Airlines and $21,962,192 paid pursuant to his SERP. See “Employment Agreements” below.

(10)	Mr. Campbell’s amount includes a payment of $1,200,000 made pursuant to his retirement agreement in consideration of his agreement to continue to represent the company in connection with its labor negotiations and $1,871,269 paid pursuant to his SERP. See “Employment Agreements” below.
Aggregated Option Exercises in 2004 and Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at Fiscal Year-End		Options at Fiscal Year-End
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Lawrence W. Kellner	0	$0	313,750	21,250	$0	$0
Jeffery A. Smisek	0	0	252,500	17,500	0	0
James Compton	0	0	30,336	7,402	0	0
Jeffrey J. Misner	0	0	46,562	8,125	0	0
Mark A. Erwin	0	0	130,000	10,000	0	0
Retired Officers
Gordon M. Bethune	0	0	800,000	0	0	0
Michael H. Campbell	0	0	180,000	0	0	0
      None of the named executive officers exercised options during 2004 and no options were granted to them in 2004. Pursuant to their compensation reduction agreements, on February 28, 2005, Messrs. Kellner, Smisek, Compton and Misner surrendered to the company 25%, 20%, 20% and 20%, respectively, of their unexercisable options shown in the above table.

Long Term Incentive Plans — Awards in 2004
      The following table sets forth information regarding awards granted in 2004 under our Long Term Incentive and RSU Program (the “NLTIP/ RSU Program”) which has been implemented under our Incentive Plan 2000. The NLTIP/ RSU Program was adopted by the Human Resources Committee in April 2004 in connection with the committee’s review and restructuring of the company’s long-term performance incentive compensation programs. The company did not make any awards of PARs under the Incentive Award Program during 2004.

			Performance or		Estimated Future Payouts
	Number of Shares,		Other Period		Under Non-Stock Price-Based Plans
	Units or		Until Maturation
Name	Other Rights		or Payout		Threshold	Target	Maximum

Lawrence W. Kellner	NLTIP Awards	(1)	3 years		$1,202,344	$1,603,125	$2,404,688
	150,000 RSUs	(2)		(3)
	150,000 RSUs	(2)		(4)
	200,000 RSUs	(2)		(5)
Jeffery A. Smisek	NLTIP Awards	(1)	3 years		$907,200	$1,166,400	$1,749,600
	100,000 RSUs	(2)		(3)
	100,000 RSUs	(2)		(4)
	125,000 RSUs	(2)		(5)
James Compton	NLTIP Awards	(1)	3 years		$405,000	$607,500	$810,000
	40,000 RSUs	(2)		(3)
	40,000 RSUs	(2)		(4)
	50,000 RSUs	(2)		(5)
Jeffrey J. Misner	NLTIP Awards	(1)	3 years		$405,000	$607,500	$810,000
	40,000 RSUs	(2)		(3)
	40,000 RSUs	(2)		(4)
	50,000 RSUs	(2)		(5)
Mark A. Erwin	NLTIP Awards	(1)	3 years		$222,750	$371,250	$519,750
	40,000 RSUs	(2)		(3)
	40,000 RSUs	(2)		(4)
	50,000 RSUs	(2)		(5)
Retired Officers
Gordon M. Bethune(6)	NLTIP Awards	(1)	3 years		$478,353	$637,804	$956,707
	125,000 RSUs	(2)		(3)
	75,000 RSUs	(2)		(4)
	50,000 RSUs	(2)		(5)
Michael H. Campbell(7)	NLTIP Awards	(1)	3 years		$0	$0	$0
	45,000 RSUs	(2)		(3)
	45,000 RSUs	(2)		(4)
	60,000 RSUs	(2)		(5)

(1)	Amounts set forth in the table represent potential payout of awards under the NLTIP based on awards made in 2004 for the performance period commencing on April 1, 2004 and ending on December 31, 2006. The amounts set forth in the table have been revised to reflect the salary reductions pursuant to the compensation reduction agreements. Payouts are based on Continental’s achievement of entry (threshold), target or stretch (maximum) EBITDAR margin performance goals as determined by the committee. Payout is also contingent upon our having an unrestricted cash balance of at least $1 billion at the end of the performance period. See “Executive Compensation Report of the Human Resources Committee” above.

(2)	The RSU program measures the absolute performance of Continental’s stock during the performance period. RSUs are denominated in share-based units (equal in value to one share of common stock at the time of payout if the performance requirements are achieved). RSUs vest only if Continental’s stock achieves a specified target price (based on a 20 day average price) and then pay out only at the end of the relevant performance period (based on a 20 day average price at the end of the performance period). RSUs will be settled in cash. See “Executive Compensation Report of the Human Resources Committee” above.

(3)	The award vests upon the company’s common stock averaging a market price of not less than $17.4775 per share over a 20 consecutive day trading period during the performance period ending on June 30, 2005. Each of the named executive officers (other than Mr. Bethune and Mr. Campbell) surrendered this award in connection with their compensation reduction agreements and Mr. Campbell forfeited his award in connection with his retirement.

(4)	The award vests upon the company’s common stock averaging a market price of not less than $20.4775 per share over a 20 consecutive day trading period during the performance period ending on March 31, 2006.

(5)	The award vests upon the company’s common stock averaging a market price of not less than $22.4775 per share over a 20 consecutive day trading period during the performance period ending on December 31, 2007.

(6)	Under the terms of Mr. Bethune’s retirement agreement, he will receive payment under his NLTIP (on a pro-rated basis) and RSU awards only if and when paid to other participants under such programs. Mr. Bethune’s estimated future NLTIP payouts reflect adjustments based on his retirement.

(7)	Under the terms of Mr. Campbell’s retirement agreement, all of his NLTIP and RSU awards were forfeited on the date of his retirement.

Employment Agreements
      Agreement with Mr. Kellner. We entered into an employment agreement with Mr. Kellner effective April 14, 2004, relating to his service as an officer and director of the company and providing for a minimum annual base salary of $950,000. As previously discussed, Mr. Kellner and the company subsequently entered into a compensation reduction agreement whereby, effective February 28, 2005, Mr. Kellner agreed to accept a reduction in annual base salary of 25%, reducing his minimum base salary to $712,500. His employment agreement also entitles him to a SERP, annual performance bonus and long-term incentive payment opportunities of up to 150% of annual base salary if performance goals under the applicable program are met. He is also entitled to participate in the compensation and benefit plans available to all management employees, receive company-provided disability benefits and life insurance, Flight Benefits, certain tax indemnity payments (some of which may not be deductible by the company), use of a company provided automobile, and certain other fringe benefits. In addition, Mr. Kellner’s compensation will be “grossed up” for any excise or other special additional tax imposed as a result of any payment or benefit provided to Mr. Kellner under the employment agreement, including, without limitation, any excise tax imposed under Section 4999 of the Internal Revenue Code. The agreement is in effect until April 14, 2009, subject to automatic successive five-year extensions, but may be terminated at any time by either party, with or without cause.
      If Mr. Kellner’s employment is terminated by the company for cause (as described in the agreement) or by Mr. Kellner without good cause (as described in the agreement), he will receive his SERP benefit, Flight Benefits, and continued coverage for himself and his eligible dependents under the company’s medical and health plans for the remainder of his lifetime (at no greater cost to Mr. Kellner than a similarly situated company executive who has not terminated employment), (together with the SERP, the “Base Benefits”). If we terminate his employment for reasons other than death, disability or cause or if he terminates his employment for good cause, then we must, in addition to providing the Base Benefits: (i) cause all options, shares of restricted stock, awards under the Incentive Award Program and similar incentives awarded to him to vest; (ii) pay to him, at the same time as payments are made to other participants under the LTIP and NLTIP/ RSU programs, all amounts with respect to any outstanding awards made to him under the LTIP and the NLTIP/ RSU programs as if he had remained our employee; (iii) make a lump sum cash severance payment to him in an amount equal to three times the sum of

(a) his then current annual base salary and (b) a deemed bonus equal to the amount of such salary times 150% (such payment referred to herein as the “Termination Payment”); (iv) provide him with out-placement, office and other perquisites for certain specified periods and (v) transfer to him title to his company car without cost to Mr. Kellner. If his employment is terminated due to his death or disability, then he or his estate will receive the above benefits (but not the Termination Payment, out-placement services, office space or certain other perquisites) and he or his estate will be entitled to certain disability or life insurance payments, as the case may be. Mr. Kellner’s employment agreement also includes a two-year non-compete with the company following termination of his employment, except if such termination is by the company without cause or by Mr. Kellner for cause, for which he received a cash payment of $2,850,000 in 2004.
      Agreements with Other Named Executives. We have also entered into employment agreements with Messrs. Smisek, Misner and Compton, effective August 12, 2004, relating to their services as officers of the company and providing for minimum annual base salaries of $720,000, $450,000 and $450,000, respectively. Each of these officers subsequently agreed to accept a reduction in annual base salary of 20%, effective February 28, 2005, reducing his base salary to $576,000, $360,000 and $360,000, respectively. Each agreement is otherwise similar to that of Mr. Kellner’s, except that the agreements do not include non-compete provisions, the automatic extension after the first five years of the contract are for one year periods, and Termination Payments under the agreements with Messrs. Misner and Compton are limited to two times the sum of (a) the executive’s then current annual base salary and (b) a deemed bonus equal to the amount of such salary times 125%, unless their termination occurs within two years following a change in control (in which case it is three times that sum).
      Our employment agreement with Mr. Erwin, effective August 12, 2004, provides for a minimum annual base salary of $400,000, which Mr. Erwin agreed to reduce by 17.5% to $330,000, effective February 28, 2005. His employment agreement also entitles him to participate in the company’s compensation and benefit plans, and receive Flight Benefits, certain tax indemnity payments (some of which may not be deductible by the company) and certain other fringe benefits. Mr. Erwin’s employment agreement is otherwise similar to that of the company’s executive vice presidents, except that Mr. Erwin does not have use of a company automobile and would not be entitled to office space or a company car upon termination. In accordance with the terms of Mr. Erwin’s compensation reduction agreement, in the event that we terminate his employment between February 28, 2005 and February 28, 2007 due to his death or disability or for a reason other than cause or if he terminates his employment for good cause, then (i) all amounts payable to Mr. Erwin under the employment agreement (including any Termination Payment or payments under any compensation plans) must be calculated, and (ii) any awards forfeited pursuant to the compensation reduction agreement must be restored (or, if unable to be restored, the then fair market value of such awards shall be paid to either Mr. Erwin or his estate, as the case may be), in both cases, as if his compensation reduction agreement was never in force.
      Agreements with Retired Executives. We employed Mr. Bethune, effective July 25, 2000, under a five-year employment agreement. On January 16, 2004, we announced that Mr. Bethune had informed the company of his intention to retire effective at the end of 2004. The employment agreement provided for an annual base salary of not less than $1,042,500 and entitled Mr. Bethune to participate in Continental’s executive compensation and benefit plans at specific levels, to participate in the compensation and benefit plans available to all management employees, and to receive life insurance, Flight Benefits, tax indemnity payments (some of which may not be deductible by the company), a company car and certain other fringe benefits. On April 14, 2004, the company and Mr. Bethune entered into a retirement agreement, which, together with Mr. Bethune’s employment agreement, provided that Mr. Bethune would be entitled to receive certain benefits upon his retirement, including a payment of approximately $5.1 million (the amount he would have been entitled to receive under a previous employment agreement if he had left our employ following the purchase in 1998 by Northwest and its affiliates of a majority of our voting power) and a lump sum payment of approximately $22.0 million under his SERP. Mr. Bethune also received a payment of approximately $410,000 relating to accelerated vesting of PAR awards under the Incentive Award Program. Under the agreements, in his retirement Mr. Bethune is entitled to Flight Benefits (the unused balance of which may be used by his surviving spouse and children upon his death), continued coverage for himself and his eligible dependents under the company’s medical and health plans for the remainder of his lifetime at no cost to Mr. Bethune, office space and secretarial assistance for ten years and other incidental benefits. The company estimates that the annual cost to the company of providing these continuous benefits (other than Flight Benefits) is approximately $104,000. This total includes an estimate for the average cost of providing the medical coverage but because the company is self-insured, actual cost will vary based on claims experience. We cannot estimate the cost to the company of Mr. Bethune’s Flight Benefits since it depends upon usage; however, during the last three years, the cost to the company of Mr. Bethune’s Flight Benefits did not exceed $21,000 in any one year. The company incurred a one-time cost of approximately $127,000 for the build out and furnishing of Mr. Bethune’s office space and assigned to Mr. Bethune title to his company car, which had an incremental cost to the company of $141,225 (including tax reimbursements of $51,477). In addition, on the date of his retirement, all options, shares of restricted stock, and PARs awards vested in accordance with the terms of the applicable plan or program pursuant to which they were granted or pursuant to his employment agreement. All of his vested options will expire on December 30, 2005, unless exercised sooner. Mr. Bethune will receive payment under his NLTIP (on a pro-rated basis) and RSU awards only if and when paid to other participants under such programs.
      In connection with Mr. Campbell’s retirement from the company, Mr. Campbell and the company entered into an early retirement agreement on October 29, 2004. Pursuant to the terms of the retirement agreement and Mr. Campbell’s employment agreement, Mr. Campbell received certain retirement benefits including a lump sum payment of approximately $1.9 million under his SERP, Flight Benefits, continued coverage for himself and his eligible dependents under the company’s medical and health plans for the remainder of his lifetime (at no greater cost to Mr. Campbell than a similarly situated company executive who has not terminated employment), and accelerated vesting of outstanding options. All of his vested options will expire on December 30, 2005, unless exercised sooner. In addition, the company paid Mr. Campbell $1.2 million in consideration of his agreement to continue to represent the company in connection with its labor negotiations, including its negotiation of collective bargaining agreements, for a period of one year following his retirement. The company has also agreed to pay for Mr. Campbell’s legal services at an hourly rate consistent with the senior partner rates charged by the law firm of Ford and Harrison LLP, where he serves in an of counsel position.
Retirement Plans
      The Continental Retirement Plan (the “Retirement Plan”) is a noncontributory, defined benefit pension plan. Substantially all of our domestic employees, including the named executive officers, are entitled to participate in the Retirement Plan. The Retirement Plan currently limits the annual compensation it considers for benefit determination purposes to $170,000 for the named executive officers. The named executive officers are also eligible to receive retirement benefits pursuant to a supplemental executive retirement plan (“SERP”) provided for in their employment agreements, which benefits are not pre-funded and are paid out of the company’s general assets. Benefits payable under the SERP are not protected from a bankruptcy by the company and will be offset by amounts paid or payable under the Retirement Plan.

      The following table represents the estimated combined annual benefits payable under the Retirement Plan and the SERPs as of January 1, 2005 in the form of a single life annuity to the named executive officers at age 60 in specified years of service and compensation categories.
Pension Plan Table

	Years of Service(1)

Final Average Compensation	5	10	15	20	25	30

$500,000	$62,500	$125,000	$187,500	$250,000	$312,500	$375,000
$600,000	75,000	150,000	225,000	300,000	375,000	450,000
$800,000	100,000	200,000	300,000	400,000	500,000	600,000
$1,000,000	125,000	250,000	375,000	500,000	625,000	750,000
$1,500,000	187,500	375,000	562,500	750,000	937,500	1,125,000
$2,000,000	250,000	500,000	750,000	1,000,000	1,250,000	1,500,000

(1)	As calculated under the SERP.
      Payouts under the SERPs are based on final average compensation and credited years of service (up to a maximum of 30 years for Messrs. Kellner and Smisek, 26 years for Messrs. Compton and Misner, and 24 years for Mr. Erwin). Under the SERP, final average compensation means the average of the participant’s highest five years of compensation during their last ten calendar years with Continental. For purposes of such calculation, compensation includes annual salary and cash bonuses (but excludes other annual compensation, bonuses paid prior to 1995, certain stay bonuses and all long-term compensation and other incentive compensation). At December 31, 2004, the final average compensation for purposes of calculating SERP benefits for the non-retiring named executive officers was as follows: Mr. Kellner, $1,137,771, Mr. Smisek, $1,076,809, Mr. Compton, $556,497, Mr. Misner, $544,095, and Mr. Erwin, $695,730.
      Credited years of service under the SERP began in 1995 for Messrs. Kellner and Smisek, in 2000 for Mr. Erwin and in 2001 for Messrs. Compton and Misner. In addition, to induce our named executive officers to remain in our employ, each of them receive additional credited years of service under the SERP for each actual year of service as follows: from 2000 - 2004, two additional years for each of Messrs. Kellner and Smisek, and one additional year for Mr. Erwin; and from 2001 - 2006, one additional year for each of Messrs. Compton and Misner. Their total credited years of service as of December 31, 2004 was as follows: Mr. Kellner, twenty years, Mr. Smisek, twenty years, Mr. Compton, eight years, Mr. Misner, eight years and Mr. Erwin, ten years. In lieu of a monthly annuity, Messrs. Kellner and Erwin may, upon meeting specified age and/or service requirements, elect to receive a lump sum benefit. Messrs. Smisek, Compton and Misner are not eligible to receive the monthly annuity option and may only receive a lump sum benefit. The lump sum benefit will be the actuarial equivalent of a single life annuity and will vary over time based on actuarial assumptions and other factors such as interest rates, years of service, age and compensation. In connection with their retirement, Messrs. Bethune and Campbell, who retired with thirty and ten years of service respectively, each received a lump sum benefit under their SERP as described under “Employment Agreements” above.

Performance Graph
      The following graph compares the cumulative total return on our common stock with the cumulative total returns (assuming reinvestment of dividends) on the Amex Airline Index and the Standard & Poor’s 500 Stock Index as if $100 were invested in the common stock and each of those indices on December 31, 1999.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Continental Airlines	$100.00	$116.34	$59.06	$16.34	$36.66	$30.51
Amex Airline Index	$100.00	$110.28	$57.93	$25.65	$40.65	$39.82
S&P 500 Index	$100.00	$90.97	$80.19	$62.57	$80.32	$88.94

Equity Compensation Plan Information
      The table below provides information relating to our equity compensation plans as of December 31, 2004.

Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise	Exercise Price	Under Compensation Plans
	of Outstanding Options,	of Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by security holders	6,175,232	$17.10	3,722,757	(1)
Equity compensation plans not approved by security holders(2)	N/A	N/A	N/A

Total	6,175,232	$17.10	3,722,757	(1)

(1)	The number of securities remaining available for future issuance under equity compensation plans includes 15,062 shares under restricted stock provisions and 2,750,840 shares under the employee stock purchase plan.

(2)	During the first quarter of 2005, we adopted the 2005 Broad Based Employee Stock Option Plan and the 2005 Pilot Supplemental Option Plan, as a commitment to our employees that their wage and benefits cost reduction contributions represent an investment in their future. We did not seek stockholder approval to adopt these plans because the audit committee of our board of directors determined that the delay necessary in obtaining such approval would seriously jeopardize our financial viability. On March 4, 2005, the NYSE accepted our reliance on this exception to its shareholder approval policy. A total of 10 million shares of common stock may be issued under these plans. As of March 30, 2005, approximately 8.7 million options with an exercise price of $11.89 per share had been issued to eligible employees under these plans, in connection with wage and benefit reductions and workrule changes being implemented with respect to those employees. The options will become exercisable in three equal installments and have terms ranging from six to eight years.

PROPOSAL 1:
ELECTION OF DIRECTORS
      It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of each nominee for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the stockholders meeting. If elected, each nominee will hold office until the next annual meeting of stockholders and until his or her respective successor has been duly elected and has qualified, except as discussed below. We do not expect any of the nominees to be unavailable to serve for any reason, but if that should occur before the meeting, we anticipate that proxies will be voted for another nominee or nominees to be selected by the board of directors.
      Our board of directors currently consists of eleven persons. The Corporate Governance Committee of the board of directors has recommended to our board, and our board has unanimously nominated, eleven individuals for election as directors at our annual meeting. Each of the director nominees is presently one of our directors. Stockholder nominations will not be accepted for filling board seats at the meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Your proxy cannot be voted for a greater number of persons than the number of nominees named herein. There is no family relationship between any of the nominees for director or between any nominee and any executive officer.
      Our board has determined that all non-employee nominees for our board (9 of the 11 nominees) are “independent” as that term is defined by NYSE rules. In making this determination, the board considered transactions and relationships between each director or his or her immediate family and the company and its subsidiaries, including those reported under “Certain Transactions” above. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. In addition, the board considered additional criteria set forth under NYSE rules in determining director independence. As a result of this review, the board affirmatively determined based on its understanding of such transactions and relationships that all of the directors nominated for election at the annual meeting are independent of the company under the standards set forth by the NYSE, with the exception of Larry Kellner and Jeff Smisek. Messrs. Kellner and Smisek are non-independent because of their employment as executives of the company.
      The following table shows, with respect to each nominee, (i) the nominee’s name and age, (ii) the period for which the nominee has served as a director, (iii) all positions and offices with Continental currently held by the nominee and his or her principal occupation and business experience during the last five years, (iv) other directorships held by the nominee and (v) the standing committees of the board of directors of which he or she is a member.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

THOMAS J. BARRACK, JR., age 57 (Human Resources Committee, Corporate Governance Committee, Executive Committee)	Director since 1994. Chairman and Chief Executive Officer of Colony Capital, LLC and Colony Advisors, LLC (real estate investments) for more than five years. Director of: First Republic Bank.
KIRBYJON H. CALDWELL, age 51 (Human Resources Committee, Corporate Governance Committee)	Director since 1999. Senior Pastor of The Windsor Village-United Methodist Church, Houston, Texas for more than twenty years. Director of: Baylor College of Medicine; Bridgeway Mutual Funds; Reliant Energy Inc. and Southwest Bancorporation.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

LAWRENCE W. KELLNER, age 46 Chairman of the Board and Chief Executive Officer (Finance Committee, Executive Committee)	Director since 2001. Chairman of the Board and Chief Executive Officer since December 2004. President and Chief Operating Officer (March 2003-December 2004); President (May 2001-March 2003); Executive Vice President and Chief Financial Officer (November 1996-May 2001). Director of: Marriott International, Inc.
DOUGLAS H. McCORKINDALE, age 65 (Executive Committee)	Director since 1993. Chairman, President and CEO of Gannett Co., Inc. (“Gannett”) (a nationwide diversified communications company) since February 2001; Vice Chairman, President and CEO of Gannett (June 2000-February 2001); Vice Chairman and President of Gannett (1997-2000). Director of: a group of Prudential Mutual Funds; Lockheed Martin Corporation.
HENRY L. MEYER III, age 55 (Audit Committee, Executive Committee)	Director since 2003. Chairman of the Board, President and Chief Executive Officer of KeyCorp (banking) since May 2001. President and Chief Executive Officer of KeyCorp (January 2001-May 2001); President and Chief Operating Officer of KeyCorp (May 1997-January 2001).
OSCAR MUNOZ, age 46 (Audit Committee)	Director since 2004. Executive Vice President and CFO of CSX Corporation (freight transportation) since May 2003. Vice President — Consumer Services and CFO of AT&T Corporation (January 2001-March 2003). Senior Vice President — Finance and Administration of Qwest (May 1999-December 2000).
GEORGE G. C. PARKER, age 66 (Audit Committee, Finance Committee)	Director since 1996. Dean Witter Distinguished Professor of Finance and Management and previously Senior Associate Dean for Academic Affairs and Director of the MBA Program, Graduate School of Business, Stanford University for more than five years. Director of: Affinity Group International, Inc.; BGI Mutual Funds; Tejon Ranch Company; Converium Holding AG; First Republic Bank.
JEFFERY A. SMISEK, age 50 President (Finance Committee)	Director since December 2004. President since December 2004. Executive Vice President (March 2003-December 2004); Executive Vice President — Corporate and Secretary (May 2001-March 2003); Executive Vice President, General Counsel and Secretary (November 1996-May 2001). Director of: National Oilwell Varco, Inc.
KAREN HASTIE WILLIAMS, age 60 (Finance Committee)	Director since 1993. Retired Partner of Crowell & Moring LLP (law firm) since January 2005. Partner Crowell & Moring for more than five years prior to retirement. Director of: The Chubb Corporation; Gannett; SunTrust Bank, Inc.; and Washington Gas Light Company.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

RONALD B. WOODARD, age 62 (Audit Committee, Finance Committee, Human Resources Committee)	Director since 2003. Chairman of the Board of MagnaDrive Corporation (a supplier of new engine power transfer technology applications for industrial equipment) since 2002; President and Chief Executive Officer (1999-2002). Various positions with The Boeing Company for more than 32 years, including President of Boeing Commercial Airplane Group, Senior Vice President of Boeing, Executive Vice President of Boeing Commercial Airplane Group, and Vice President and General Manager of the Renton Division, Boeing Commercial Airplane Group. Director of: AAR Corp.; Coinstar, Inc.
CHARLES A. YAMARONE, age 46 (Human Resources Committee, Corporate Governance Committee)	Director since 1995. Executive Vice President of Libra Securities LLC (institutional broker-dealer) since January 2002. Executive Vice President of U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc. (1999-2001); Executive Vice President and Research Director of Libra Investments, Inc. (1994-1999). Director of: El Paso Electric Company.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

PROPOSAL 2:
RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOAL UNDER THE
PERFORMANCE AWARD PROVISIONS OF THE COMPANY’S INCENTIVE PLAN 2000
Introduction
      The Continental Airlines, Inc. Incentive Plan 2000, as amended (the “Incentive Plan 2000”), is designed to enable the company and its subsidiaries to attract and retain capable persons to serve as directors and employees and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the company and its subsidiaries rest, and whose present and potential contributions to the welfare of the company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the company and its subsidiaries. A further purpose of the Incentive Plan 2000 is to provide such individuals with additional non-stock-based incentive and reward opportunities designed to attract and retain those individuals and enhance the profitable growth of the company and its subsidiaries.
      Under the Incentive Plan 2000, the company may restore certain awards to its senior management that qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m) denies publicly held companies a tax deduction for Federal income tax purposes for annual compensation in excess of one million dollars paid to their chief executive officer or any of their four other most highly compensated executive officers employed on the last day of a given year. However, there is an exception to the Section 162(m) deduction limitation for, among other things, qualified performance-based compensation. In order to qualify as performance-based compensation under Section 162(m), several requirements must be satisfied. Included among these requirements is that the material terms of the performance goal under which the compensation is to be paid must be disclosed to and approved by stockholders. If the committee that administers the compensation arrangement has authority to change the targets under a performance goal after stockholder approval of the goal, then the material terms of the performance goal must be disclosed to and re-approved by stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the performance goal.
      The Incentive Plan 2000 was originally approved by our stockholders at the 2000 Annual Meeting of Stockholders. The Incentive Plan 2000 includes provisions which allow us to issue Performance Awards (which are described more fully below) to eligible individuals. The Performance Award provisions in the Incentive Plan 2000 describe several performance goals upon which the Performance Awards may be based. Because the Administrator has the authority to change the targets under the performance goals listed in the Performance Award provisions of the Incentive Plan 2000, our stockholders must re-approve the material terms of the performance goal applicable to Performance Awards in order for such awards that are granted after our 2005 Annual Meeting of Stockholders to continue to qualify as performance-based compensation within the meaning of Section 162(m). The material terms of the performance goal under the Performance Award provisions of the Incentive Plan 2000 include the following:

(1) Performance Awards may be granted only to persons who, at the time of grant, are directors of the company or employees of the company or one of its subsidiaries;

(2) Payments with respect to Performance Awards are contingent upon future performance of the company, or any subsidiary, division, or department thereof, over a specified period. The Administrator will establish the applicable performance measures, which may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the company alone or the company together with its consolidated subsidiaries. The performance measures established by the Administrator may be based upon (i) the price of a share of Class B common stock, (ii) operating income or operating income margin, (iii) earnings before interest, income taxes, depreciation, amortization and aircraft rent (“EBITDAR”) or EBITDAR margin, (iv) net income or net income margin, (v) cash flow, (vi) total stockholder return, or (vii) a combination of any of the foregoing, including any average, weighted average, minimum, hurdle, rate of increase or other measure of any or any combination thereof. The Administrator, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures; and

(3) The maximum (i) number of shares of Class B common stock that may be subject to Awards (including Performance Awards) granted to any one individual during any calendar year may not exceed 750,000 shares (subject to adjustment as provided in the Incentive Plan 2000) and (ii) amount of compensation that may be paid under all Performance Awards denominated in cash (including the fair market value of any shares of Class B common stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $10 million, and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award.

      Our stockholders are being asked to re-approve the material terms of the performance goal under the Performance Award provisions of the Incentive Plan 2000 so that payments made pursuant to such awards remain tax deductible. We are not proposing any changes in the Incentive Plan 2000, nor are we seeking to increase the aggregate number of shares authorized for issuance under the Incentive Plan 2000. The only consequence of a failure to approve this proposal is that payments made pursuant to Performance Award grants would no longer be deductible for federal income tax purposes by the company.
Summary of the Incentive Plan 2000
      The following summary provides a general description of certain features of the Incentive Plan 2000 and is qualified in its entirety by the complete text of the Incentive Plan 2000. A copy of the amended and restated Incentive Plan 2000 and the amendment to Incentive Plan 2000 are attached hereto as Appendix B. Copies of the Incentive Plan 2000 and the programs adopted thereunder are on file and publicly available at the SEC. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Incentive Plan 2000 or in the programs adopted thereunder.
      The Incentive Plan 2000 provides that the company may grant Options to purchase shares of Class B common stock, Restricted Stock Awards, Performance Awards, Incentive Awards and Retention Awards to certain employees or directors. The terms applicable to these various types of Awards, including those terms that may be established by the Administrator when making or administering particular Awards, are set forth in detail in the Incentive Plan 2000. The Administrator may make Awards under the Incentive Plan 2000 until October 3, 2009. The Incentive Plan 2000 will remain in effect (at least for the purpose of governing outstanding Awards) until all Option Awards granted under the Incentive Plan 2000 have been exercised or expired, all restrictions imposed upon Restricted Stock Awards granted under the Incentive Plan 2000 have been eliminated or the Restricted Stock Awards have been forfeited, and all Performance Awards, Incentive Awards and Retention Awards granted under the Incentive Plan 2000 have been satisfied or have terminated.
      Administration. The Incentive Plan 2000 provides that a committee comprised solely of two or more “outside directors” (as defined by Section 162(m) and within the meaning of the term “Non-Employee Director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended) serves as the Administrator of Awards under the Incentive Plan 2000 with respect to persons subject to Section 16 of the Exchange Act. Until otherwise determined by the Board, the Human Resources Committee serves as such committee under the Incentive Plan 2000. The Committee or the Chief Executive Officer of the company serves as Administrator with respect to any person not subject to Section 16 of the Exchange Act, unless the Incentive Plan 2000 specifies that the Committee must take specific action (in which case such action may only be taken by the Committee) or the Committee specifies that it will serve as Administrator.
      Eligibility. Awards may be granted only to persons who, at the time of grant, are directors of the company or employees of the company or one of its subsidiaries. Awards may be granted on more than one occasion to the same person, and Awards may consist of any combination of Options, Restricted Stock

Awards, Performance Awards, Incentive Awards and Retention Awards, as is best suited to the circumstances of the particular person. As of April 15, 2005, nine non-employee directors were eligible to receive Awards under the Incentive Plan 2000, and it is anticipated that approximately 457 employees (substantially all of the company’s management-level employees) will be eligible to receive Awards under the Incentive Plan 2000. Non-employee directors have not received Awards under the Incentive Plan 2000 or programs adopted thereunder, other than normal stock option grants as described under “Information About Our Board — Compensation of Directors” above.
      Stock Options. The Administrator may grant options that entitle the recipient to purchase shares of Class B common stock at a price equal to or greater than the Market Value per Share on the date of grant. An Option will be exercisable in whole or in such installments and at such times as determined by the Administrator. The option price is payable in full in the manner specified by the Administrator. The holder of an Option is entitled to privileges and rights of a stockholder only with respect to shares of Class B common stock purchased under the Option and for which certificates representing such shares are registered in the Holder’s name.
      SARs. The Administrator (concurrently with the grant of an Option or subsequent to such grant) may, in its sole discretion, grant stock appreciation rights (“SARs”) to any Holder of an Option. SARs may give the Holder of an Option the right to surrender any exercisable Option or portion thereof in exchange for cash, whole shares of Class B common stock, or a combination thereof, as determined by the Committee, with a value equal to the excess of the Market Value per Share, as of the date of such request, of one share of Class B common stock over the Option price for such share multiplied by the number of shares covered by the Option or portion thereof to be surrendered. Any SAR granted in connection with an Incentive Stock Option is exercisable only when the Market Value per Share of the Class B common stock exceeds the price specified in the Option (or the portion of the Option to be surrendered).
      Restricted Stock. A grant of Restricted Stock pursuant to a Restricted Stock Award constitutes an immediate transfer to the recipient of record and beneficial ownership of the shares of Restricted Stock in consideration of the performance of services by the recipient (or other consideration determined by the Administrator). The recipient is entitled immediately to voting and other ownership rights in the shares, subject to restrictions referred to in the Incentive Plan 2000 or contained in the related Grant Document. The transfer may be made without additional consideration or in consideration of a payment by the recipient that is less than the market value of the shares on the date of grant. Each grant may, in the discretion of the Administrator, limit the recipient’s dividend rights during the period in which the shares are subject to a substantial risk of forfeiture and restrictions on transfer. All Restricted Stock Awards under the Incentive Plan 2000 vest over at least a three-year period, or over at least a one-year period if vesting is performance-based (or as otherwise provided in the applicable plan or award agreement, such as upon a Change in Control).
      Performance Awards. The Administrator will establish, with respect to and at the time of each Performance Award, a performance period over which the performance applicable to the Performance Award will be measured. A Performance Award will be awarded to a Holder contingent upon future performance of the company or any subsidiary, division, or department thereof. The Administrator will establish the performance measures applicable to such performance within the applicable time period permitted by Section 162(m), with such adjustments thereto as may be determined by the Administrator. The performance measures may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the company alone or the company together with its consolidated subsidiaries. The performance measures established by the Administrator may be based upon (i) the price of a share of Class B common stock, (ii) operating income or operating income margin, (iii) EBITDAR or EBITDAR margin, (iv) net income or net income margin, (v) cash flow, (vi) total stockholder return, or (vii) a combination of any of the foregoing, including any average, weighted average, minimum, hurdle, rate of increase or other measure of any or any combination thereof. The Administrator, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures.

      Following the end of the performance period, the Holder of a Performance Award will be entitled to receive payment of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Administrator and certified by the Committee as required by Section 162(m). Payment of a Performance Award may be made in cash, shares of Class B common stock (valued at the Market Value per Share), or a combination thereof, as determined by the Administrator. Payment will be made in a lump sum, except as otherwise set forth in the applicable Grant Document.
      Incentive Awards. Incentive Awards are rights to receive shares of Class B common stock (or the Market Value per Share thereof), or rights to receive an amount equal to any appreciation or increase in the Market Value per Share of Class B common stock over a specified period of time, which vest over a period of time as established by the Administrator, without satisfaction of any performance criteria or objectives. The Administrator may, in its discretion, require payment or other conditions of the Holder respecting any Incentive Award.
      Following the end of the vesting period for an Incentive Award (or at such other time as the applicable Grant Document may provide), the Holder of an Incentive Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Incentive Award, based on the then vested value of the Award. Payment of an Incentive Award may be made in cash, shares of Class B common stock (valued at the Market Value per Share), or a combination thereof as determined by the Administrator. Payment will be made in a lump sum, except as otherwise set forth in the applicable Grant Document.
      Retention Awards. A Retention Award is a right, which vests over a period of time as established by the Committee, to receive a cash payment measured by a portion of the gain and profits associated with an equity holding of the company or a subsidiary in an e-commerce or internet-based business. The portion of any gain and profit is measured to the date the Retention Award (or portion thereof, as applicable) is deemed surrendered for payment in accordance with its terms. The Committee will designate each such equity holding and establish, within the applicable time period permitted by Section 162(m), the portion of the gain and profits (not exceeding 3.75% for any individual holder nor 25% in the aggregate for all holders) in such equity holding used to measure cash payments to the holder of such Retention Award.
      Shares Subject to the Incentive Plan 2000; Award Limitations. Subject to adjustment as provided in the Incentive Plan 2000, the aggregate number of shares of Class B common stock that may be issued under the Incentive Plan 2000 shall not exceed 3,000,000 shares. As of March 31, 2005, there were a total of 1,822,539 stock option shares outstanding pursuant to the Incentive Plan 2000. In addition, 244,750 shares of restricted stock have been granted (including 6,725 restricted shares which have been forfeited) and there remain 844,541 shares of Class B common stock available for additional Awards to be granted under the plan. The maximum (i) number of shares of Class B common stock that may be subject to Awards granted to any one individual during any calendar year may not exceed 750,000 shares, (ii) number of shares of Class B common stock that may be granted as Restricted Stock Awards may not exceed 250,000 shares, (iii) amount of compensation that may be paid under all Performance Awards denominated in cash (including the fair market value of any shares of Class B common stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $10 million, and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award, and (iv) amount of compensation that may be paid under all Retention Awards granted to any one individual during any calendar year may not exceed 1% of the aggregate gross revenues of the company and its consolidated subsidiaries for the fiscal year of the company that ended on December 31, 2000, and any payment due with respect to a Retention Award shall be paid no later than 11 years after the date of grant of such Retention Award (in the case of clauses (i) and (ii), subject to adjustment as provided in the Incentive Plan 2000). The limitations set forth in clauses (i), (iii) and (iv) of the preceding sentence will be applied in a manner which will permit compensation generated under the Incentive Plan 2000 which is intended to constitute “performance-based” compensation for purposes of Section 162(m) to be treated as such “performance-based” compensation.

      Because future awards under the Incentive Plan 2000 are based on the company’s performance in future years, amounts payable under the Incentive Plan 2000 are not determinable for future years.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOAL UNDER THE PERFORMANCE AWARD PROVISIONS OF THE CONTINENTAL AIRLINES, INC. INCENTIVE PLAN 2000, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      The firm of Ernst & Young LLP has been our independent auditors since 1993, and the board of directors desires to continue to engage the services of this firm for the fiscal year ending December 31, 2005. Accordingly, the board of directors, upon the recommendation of the Audit Committee, has reappointed Ernst & Young LLP to audit the financial statements of Continental and its subsidiaries for fiscal 2005 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment.
      The following table shows the fees paid for audit services and fees paid for audit related, tax and all other services rendered by Ernst & Young LLP for each of the last two fiscal years (in millions):

	2004	2003

Audit Fees(1)	$2.7	$2.5
Audit Related Fees(2)	$0.1	$0.3
Tax Fees(3)	$1.2	$1.6
All Other Fees(4)	$0.2	$0.4

Total Fees	$4.2	$4.8

(1)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.
(2) Audit-related fees consist primarily of audits of subsidiaries.

(3)	Tax fees include professional services provided for preparation of federal and state tax returns, review of tax returns prepared by the company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audit.

(4)	Other fees consist primarily of attestation services associated with third-party contract compliance.
      The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the company by the independent auditors, subject to the requirements of applicable law. In accordance with such law, the committee has delegated the authority to grant such pre-approvals to the committee chair, which approvals are then reviewed by the full committee at its next regular meeting. Typically, however, the committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the independent auditors include the committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Committee approval would be required to exceed the budgeted amount for a particular category of services or to engage the independent auditors for any services not included in the budget. The committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the committee.
      Representatives of Ernst & Young LLP will be present at the stockholders meeting and will be available to respond to appropriate questions and make a statement should they so desire.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY.
OTHER MATTERS
      We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, the only matters to be acted on at the meeting are those described in this proxy statement, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that were determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all executive officers, directors and greater than ten percent beneficial stockholders were in compliance with applicable Section 16(a) filing requirements, except that Mr. William Brunger, Senior Vice President — Network, and Mr. Holden Shannon, Senior Vice President — Global Real Estate and Security, each had one late amended Form 3 report to correct the number of shares they held as reported in their prior timely filed Form 3 report.
2006 Annual Meeting
      Any stockholder who wants to present a proposal at the 2006 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit that proposal in writing to the Secretary of the company no later than December 23, 2005. Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2006 annual meeting of stockholders, that notice must be delivered to the Secretary of the company at our principal executive offices not less than 70 days and not more than 90 days prior to June 16, 2006. However, if the 2006 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 70 days, from June 16, 2006, then the notice must be delivered not earlier than the ninetieth day prior to the 2006 annual meeting and not later than the close of business on the later of (a) the seventieth day prior to the 2006 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2006 annual meeting is first made. The stockholder’s notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which may be obtained on the company’s website under Corporate Governance at www.continental.com/company/investor or without charge from the Secretary of the company upon written request addressed to the Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607.
      EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

      Continental’s annual report on Form 10-K for the year ended December 31, 2004, including exhibits, is available on the company’s website under Annual and Periodic Reports at www.continental.com/company/investor. We will furnish a copy of the 10-K to interested security holders without charge, upon written request. We will also furnish any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. The financial statements filed with the 10-K, together with certain other financial data and analysis, are included in this proxy statement as Appendix A.

APPENDIX A

Performance Graph
      The following graph compares the cumulative total return on our common stock with the cumulative total returns (assuming reinvestment of dividends) on the Amex Airline Index and the Standard & Poor’s 500 Stock Index as if $100 were invested in the common stock and each of those indices on December 31, 1999.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Continental Airlines	$100.00	$116.34	$59.06	$16.34	$36.66	$30.51
Amex Airline Index	$100.00	$110.28	$57.93	$25.65	$40.65	$39.82
S&P 500 Index	$100.00	$90.97	$80.19	$62.57	$80.32	$88.94

A-2

SELECTED FINANCIAL DATA

	Year Ended December 31,
	2004	2003	2002	2001	2000
Statement of Operations Data (in millions except per share data) (1)(2):
Operating revenue	$9,744	$8,870	$8,402	$8,969	$9,899
Operating expenses	9,973	8,667	8,714	8,825	9,170
Operating income (loss)	(229)	203	(312)	144	729
Net income (loss)	(363)	38	(451)	(95)	342
Basic earnings (loss) per share	(5.49)	0.58	(7.02)	(1.72)	5.62
Diluted earnings (loss) per share	(5.55)	0.57	(7.02)	(1.72)	5.45

	As of December 31,
	2004	2003	2002	2001	2000
Balance Sheet Data (in millions) (1):
Total assets	$10,545	$10,649	$10,641	$9,798	$9,208
Long-term debt and capital lease obligations	5,167	5,558	5,471	4,448	3,624
Redeemable common stock	—	—	—	—	450
Redeemable preferred stock of subsidiary	—	—	5	—	—
Stockholders’ equity	266	792	767	1,161	1,160

	Year Ended December 31,
	2004	2003	2002	2001	2000
Mainline Statistics:
Onboard passengers (thousands) (3)	42,743	40,613	41,777	45,064	47,778
Revenue passenger miles (millions) (4)	65,734	59,165	59,349	61,140	64,161
Available seat miles (millions) (5)	84,672	78,385	80,122	84,485	86,100
Cargo ton miles (millions)	1,026	917	908	917	1,096
Passenger load factor (6)	77.6%	75.5%	74.1%	72.4%	74.5%
Passenger revenue per available seat mile (cents)	8.75	8.73	8.61	8.98	9.84
Total revenue per available seat mile (cents)	9.65	9.64	9.27	9.58	10.52
Average yield per revenue passenger mile (cents) (7)	11.28	11.57	11.63	12.42	13.20
Operating cost per available seat mile, including special charges (cents) (8)	9.65	9.36	9.53	9.22	9.68
Average price per gallon of fuel, including fuel taxes (cents)	119.01	91.40	74.01	82.48	88.54
Fuel gallons consumed (millions)	1,333	1,257	1,296	1,426	1,533
Average fare per revenue passenger	$176.51	$171.72	$168.25	$171.59	$180.66
Actual aircraft in fleet at end of period (9)	349	355	366	352	371
Average length of aircraft flight (miles)	1,325	1,270	1,225	1,185	1,159
Average daily utilization of each aircraft (hours) (10)	9:55	9:19	9:31	10:19	10:36

Regional Statistics:
Onboard passengers (thousands) (3)	13,739	11,445	9,264	8,354	7,804
Revenue passenger miles (millions) (4)	7,417	5,769	3,952	3,388	2,947
Available seat miles (millions) (5)	10,410	8,425	6,219	5,437	4,735
Passenger load factor (6)	71.3%	68.5%	63.5%	62.3%	62.2%
Passenger revenue per available seat mile (cents)	15.09	15.31	15.45	15.93	17.63
Actual aircraft in fleet at end of period (9)	245	224	188	170	166

Consolidated Statistics (Mainline and Regional):
Onboard passengers (thousands) (3)	56,482	52,058	51,041	53,418	55,582
Passenger load factor (6)	76.9%	74.8%	73.3%	71.8%	73.9%
Breakeven passenger load factor (11)	81.6%	73.7%	82.5%	73.5%	67.9%
Passenger revenue per available seat mile (cents)	9.45	9.37	9.11	9.40	10.25

(1)	Consolidated amounts include ExpressJet through November 12, 2003.

(2)	Includes the following special expense (income) items (in millions) for year ended December 31:

	2004	2003	2002	2001	2000
Operating revenue (income):
Change in expected redemption of frequent flyer mileage credits sold	$—	$(24)	$—	$—	$—
Operating expense (income):
Fleet retirement and impairment charges	87	100	242	61	—
Air Transportation Safety and System Stabilization Act grant	—	—	12	(417)	—
Security fee reimbursement	—	(176)	—	—	—
Severance and other special charges	—	—	—	63	—
Termination of 1993 service agreement with United Micronesian Development Association	34	—	—	—	—
Frequent flyer reward redemption cost adjustment	18	—	—	—	—
Nonoperating expense (income):
Gain on investments	—	(305)	—	—	(9)
Impairment of investments	—	—	—	22	—

(3)	Revenue passengers measured by each flight segment flown.

(4)	The number of scheduled miles flown by revenue passengers.

(5)	The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(6)	Revenue passenger miles divided by available seat miles.

(7)	The average revenue received for each revenue passenger flown.

(8)	Includes operating expense special items noted in (2). These special items represented 0.16, (0.09), 0.31, (0.36) and 0.00 cents of operating cost per available seat mile in each of the five years, respectively.

(9)	Excludes aircraft that were removed from service.

(10)	The average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

(11)	The percentage of seats that must be occupied by revenue passengers for us to break even on a net income basis. The special items noted in (2) increased (decreased) the consolidated breakeven passenger load factor by 1.4, (4.5), 3.3, (3.0) and (0.1) percentage points in each of the five years, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          The following discussion contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of those risks and uncertainties, please see the cautionary statements contained in Item 1 of our annual report on Form 10-K “Business — Risk Factors Relating to Terrorist Attacks and International Hostilities”, “Business — Risk Factors Relating to the Company” and “Business — Risk Factors Relating to the Airline Industry.” We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report. Hereinafter, the terms “Continental”, “we”, “us”, “our” and similar terms refer to Continental Airlines, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries, unless the context indicates otherwise.

Overview

          We recorded a net loss of $363 million for the year ended December 31, 2004, as compared to net income of $38 million and a net loss of $451 million for the years ended December 31, 2003 and 2002, respectively. Our results for each of the last three years have been affected by a number of special items which are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. These special items are discussed in “Consolidated Results of Operations” below. Without the special items in 2003, we would have incurred a significant loss in that year.

          The current U.S. domestic network carrier financial environment continues to be the worst in history and could deteriorate further. We have had substantial losses since September 11, 2001. Losses of the magnitude incurred by us since September 11, 2001 are not sustainable if they continue. With the current weak domestic yield environment caused in large part by the growth of low cost competitors and fuel prices at twenty-year highs, our cost structure is not competitive. Additionally, it has been increasingly difficult for us to obtain financing in the face of our significant and continuing losses and our current revenue and cost outlook. Many of our network competitors, such as American Airlines, Delta Air Lines, United Airlines and US Airways, have used bankruptcy or the threat of bankruptcy to reduce their costs significantly, and may continue to restructure their costs downward.

          The $1.1 billion of cost-cutting and revenue-generating measures that we have implemented in recent years have proven insufficient to return us to profitability in the current environment. As a result, on November 18, 2004, we announced that we needed an annual $500 million reduction in wage and benefit costs. In late 2004 and early 2005, we finalized (but have not yet implemented) changes to wages, work rules and benefits for U.S.-based management and clerical, reservations, food services, airport and cargo agents and customer service employees that result in savings of $169 million annually. On February 28, 2005, we announced that we had reached tentative agreements on new contracts covering our pilots, flight attendants, mechanics and dispatchers following negotiations with ALPA, the IAM, the Teamsters, and the TWU. We also reached a tentative agreement with our simulator technicians, represented by TWU. Each of the agreements is subject to ratification by the members of each covered work group, and the effectiveness of each agreement is conditioned on ratification of each other agreement. Results of the ratification process for each of the agreements are expected by the end of March 2005. If the agreements are ratified, the wage and benefit reductions will become effective as of the date of ratification and we will begin to implement the agreements. Some of the savings from the agreements will take time to achieve, while others, such as the wage reductions and certain benefit changes, will result in immediate savings. Our officers and Board of Directors implemented their reductions on February 28, 2005.

          The tentative agreements, along with previously announced pay and benefit reductions for other work groups, conclude the negotiation process with all our employees, except some CMI and international employees. The pay and benefits of international employees must be adjusted in accordance with laws and regulations of the various countries. We expect to complete the process with these remaining employees in the near future.

          Each of the agreements is for a 45-month term, so that the agreements would become amendable again on December 31, 2008. A significant portion of the cost savings from our work groups, both unionized and non-unionized, will be derived from changes to benefits and work rules. We expect to achieve approximately $500 million of annual cost savings on a run-rate basis if the agreements with our various work groups are fully implemented. This excludes the non-cash cost of approximately ten million stock options that we expect to issue to our employees in connection with the pay and benefit reductions and accruals for certain non-cash costs or charges relating to items contained in the tentative agreements. Further, our ability to achieve certain of the cost reductions will depend on timely and effective implementation of new work rules, actual productivity improvements, implementation of changes in technology pertaining to employee work rules and benefits and other items.

          Each of the tentative agreements require that, even if ratified, they will not go into effect (and thus will not be implemented) unless all of the other tentative agreements are ratified. As a result, there is the risk that if one or more of the tentative agreements is not ratified, then one or more of the other tentative agreements would not become effective and thus would not be implemented. If the tentative agreements were not implemented, we would not achieve the necessary $500 million reduction in wage and benefit costs and would ultimately have inadequate liquidity to meet our obligations under current market conditions. We would be forced to pursue alternate survival strategies, including taking significant steps to reduce both our future financial commitments and current cash outflows. This would mean that we would be forced to obtain annual pay and benefit reductions totaling $800 million from our work groups later in 2005.

          In addition to having to obtain significantly larger pay and benefit reductions from our work groups, actions we would be forced to take if the tentative agreements are not ratified and do not take effect include canceling plans to lease eight 757-300 aircraft from Boeing Capital Corporation and canceling the accelerated delivery of six 737-800 aircraft which were to be delivered in 2006. Those aircraft would instead be delivered in 2008, the original delivery year. However, we anticipate that we would enter into discussions with Boeing to defer all aircraft deliveries beyond 2005, representing a total of 40 aircraft. We would also be forced to cancel our recent order for ten Boeing 787 aircraft, which were planned for delivery beginning in 2009.

          Additionally, we would pursue shrinking our fleet. As part of our contingency planning, we have engaged Focus Aviation, Inc., an aircraft broker, with regard to our Boeing 737-500 fleet. These aircraft have relatively few seats compared to our other mainline aircraft and have become less attractive to operate in a low-fare environment. If the tentative agreements are not ratified and do not take effect, we will market for sale or lease twenty-four 737-500 aircraft. This fleet reduction would result in frequency and aircraft size reductions in certain markets. Moreover, if the aircraft are withdrawn from the fleet, we would need to furlough a significant number of pilots, flight attendants, mechanics and other positions associated with those aircraft.

          If the tentative agreements are not ratified and do not take effect, absent significant declines in fuel prices in the near future, we expect that we would fail to meet certain financial covenants in our bank-issued credit card processing agreement. In that event, we would be required to post up to an additional $335 million cash collateral, which would adversely affect our liquidity needed for our operations and debt service.

          We could experience an increase in early retirements caused by concern among our employees about our financial stability. The potential of an increase in early retirements could be exacerbated by the fact that our employees are entitled to lump-sum distributions from our defined benefit pension plan upon their retirement, including early retirement within the provisions of the plan. Some of our competitors have terminated, or have sought to terminate, their defined benefit pension plans in bankruptcy, which can cause employees to receive less than the full amount of their pension benefits under applicable federal pension benefit insurance, and can also limit or eliminate the ability of employees to receive their pension benefits in a lump-sum. If liquidity concerns increase, we could experience a significant increase in early retirements which could negatively impact our operations and materially increase our near-term funding obligations to our defined benefit pension plan, which could itself result in a material adverse effect on our liquidity.

          If the current adverse environment does not improve, we expect to incur a significant loss in 2005. However, absent adverse factors outside our control such as additional terrorist attacks, hostilities involving the United States or further significant increases in fuel prices, we currently believe that our existing liquidity and projected 2005 cash flows will be sufficient to fund our current operations and other financial obligations through 2005 if we achieve the timely ratification and implementation of the tentative agreements with our unions concerning wage and benefit reductions or, if the tentative agreements are not ratified and do not take effect, by taking the steps described above to reduce our future financial commitments and current cash outflows. These steps include canceling our tentative agreements with Boeing, marketing for sale or lease twenty-four 737-500 aircraft and furloughing a significant number of employees.

          In developing our plan for 2005, we considered our current projections for 2005 revenue, including the impact of fare reductions initiated in early January 2005 by Delta Air Lines, current and forward fuel price levels as of March 14, 2005, our expectations with regard to union ratification of the tentative agreements described above and our ability to execute additional financing transactions. While we believe our 2005 plan is achievable, a combination of some or all of several events, most of which are outside of our direct control, may result in us being unable to generate sufficient cash from operations or complete financing transactions that we would need to maintain adequate liquidity through December 31, 2005. These events include the failure of our unions to ratify the tentative agreements so that they do not go into effect, further significant declines in yields and fuel prices higher than current levels for an extended period of time. Additionally, we have significant financial obligations due in 2006 and thereafter, and we will have inadequate liquidity to meet those obligations if the current financial environment for network carriers continues and we are unable to increase our revenues or decrease our costs considerably.

          Among the many factors that threaten us and the airline industry generally are the following:

•	Low-Cost Competitors. The continued growth of low-cost carriers is dramatically changing the airline industry. Other carriers have implemented or announced plans to implement separate low-cost products, such as a low-cost “airline within an airline”. In addition, carriers in or emerging from bankruptcy have or will have significantly reduced cost structures and operational flexibility that will allow them to compete more effectively, and other carriers have used the threat of bankruptcy to achieve substantial cost savings. We have initiated three sets of revenue-generating and cost-savings initiatives since 2002 that were designed to improve our annual pre-tax results by over $1.1 billion. While we are on track to meet or exceed these goals, our cost structure remains higher than that of the low-cost carriers and several of our network competitors.

•	Low Fare Environment. As many low-cost carriers have introduced lower and simplified fare structures (such as eliminating Saturday-night stay requirements, shortening advance purchase requirements and reducing the number of fare classes), we have had to match those fare levels on a majority of our domestic routes to remain competitive. In January 2005, Delta announced a new nationwide pricing structure on most of its flights that significantly reduced many ticket prices, including those for first class seats and last minute purchases. Delta also eliminated Saturday-night stay requirements. We have matched the Delta fare reductions and structure in competitive markets. Our experience to date as a result of Delta’s fare reduction has demonstrated that the fare reductions are not being sufficiently offset by increases in passenger traffic so as to make them revenue positive, and any associated cost reductions are immaterial to date. As a result, we currently estimate that our revenue will decline approximately $200 million annually due to the negative impact from the fare restructuring initiated by Delta. In addition, our operating results may be affected by an even greater amount due to the expense of handling the additional passengers generated by the lowered fares. Further fare reductions or further simplification of fare structures may occur in the future.

•	Fuel Costs. Fuel costs, which have recently been at unprecedented high levels, constitute a significant portion of our operating expense. Fuel costs and related taxes represented approximately 15.9% of our operating expenses for the year ended December 31, 2004. The price of crude has recently been trading between $50 and $55 per barrel. Based on gallons expected to be consumed in 2005, for every one dollar increase in the price of crude oil, our annual fuel expense would increase by approximately $40 million. We currently anticipate that high fuel prices in 2005 will offset the impact of a substantial portion of the cost-saving measures we have implemented. As of December 31, 2004, we did not have any fuel price hedges in place.

•	Labor Costs. As discussed above, we have reached tentative agreements with unions representing our pilots, flight attendants, mechanics and other work groups to reduce wage and benefit costs. The tentative agreements are subject to ratification by the membership of the respective unions. We currently anticipate that the ratification process for the unions will conclude by the end of March 2005. Recent significant concession agreements with labor groups at US Airways, Delta, United and American have had the effect of lowering industry standard wages and benefits, with the result that our labor costs are currently higher than many of our competitors’. Even if we are able to achieve the full run-rate benefits of the $500 million reduction in annual wage and benefit costs, we estimate that our labor CASM will continue to be higher than that of many of our competitors.

•	Excessive Taxation. The U.S. airline industry is one of the most heavily taxed of all industries. These fees and taxes have grown significantly in the past decade and currently include (a) a federal excise tax of 7.5% of the value of the ticket; (b) a federal segment tax of $3.20 per domestic flight segment of a passenger’s itinerary; (c) up to $18 per round trip in local airport charges; and (d) up to $10 per round trip in airport security fees. The Bush administration has proposed increasing the passenger security fee from $2.50 to $5.50 per enplanement, which, if implemented, would result in an additional annual tax of $1.5 billion on the airline industry, as estimated by the administration. We estimate that the annual impact on us would be approximately $160 million, based on our 2004 security fee collections. Various U.S. fees and taxes are also assessed on international flights that can result in additional fees and taxes of up to $45 per international round trip, not counting fees and taxes imposed by foreign governments. Certain of these assessments, but not all, must be included in the fares we advertise or quote to our customers. Due to competition, many increases in these fees and taxes that are not required to be included in fares have been absorbed by the airline industry rather than being passed on to the passenger. These fees and taxes, which are not included in our reported passenger revenue, increased to $1.0 billion for the year ended December 31, 2004, compared to $904 million for the year ended December 31, 2003.

•	Security Costs. The terrorist attacks of 2001 have caused security costs to increase significantly. Security costs are likely to continue rising for the foreseeable future as additional security measures are implemented. In the current environment of lower consumer demand and discounted pricing, these costs cannot effectively be passed on to customers. Insurance costs are also significantly higher than they were prior to the terrorist attacks, in part due to greater perceived risks and in part due to the reduced availability of insurance coverage. We must absorb these additional expenses in the current pricing environment.

•	Pension Liability. We have significant commitments to our defined benefit pension plan. Due to record high fuel prices, the weak revenue environment and our desire to maintain adequate liquidity, we elected in 2004 to use deficit contribution relief under the Pension Funding Equity Act of 2004. As a result, we were not required to make any contributions to our primary defined benefit pension plan in 2004 and did not do so. Based on current legislation and current assumptions, we will be required to contribute in excess of $1.5 billion to our defined benefit pension plan over the next five years, including $307 million in 2005, to meet our minimum funding obligations. However, we anticipate making changes to our defined benefit pension plan related to pilots and flight attendants as part of the tentative agreements we have reached with our unions to reduce wage and benefit costs. If the tentative agreements are ratified and take effect, we will freeze a portion of our defined benefit pension plan and make contributions to alternate retirement programs. We expect these changes to reduce our net cash outflows relating to our pension funding obligations in 2005 by approximately $50 million. In January 2005, we contributed six million shares of Holdings common stock valued at approximately $65 million to our primary pension plan.

Consolidated Results of Operations

          Special Items. The comparability of our financial results between years is affected by a number of special items. Our results for each of the last three years included the following special items (in millions):

	Income (Expense)}
	Pre Tax	After Tax
Year Ended December 31, 2004 MD-80 aircraft retirement charges and other (1)	$(87)	$(68)
Termination of United Micronesian Development Association Service Agreement (1)	(34)	(22)
Frequent flyer reward redemption cost adjustment (2)	(18)	(18)

	$(139)	$(108)

Year Ended December 31, 2003 Security fee reimbursement (3)	$176	$111
Gain on dispositions of ExpressJet stock (4)	173	100
Gain on Hotwire and Orbitz investments (after related compensation expense and including an adjustment to fair value of remaining investment in Orbitz) (5)	132	83
MD-80 aircraft retirement and impairment charges (1)	(86)	(54)
Revenue adjustment for change in expected redemption of frequent flyer mileage credits sold (6)	24	15
Boeing 737 aircraft delivery deferral (1)	(14)	(8)

	$405	$247

Year Ended December 31, 2002 DC 10-30, MD-80 and turboprop aircraft retirement and impairment charges (1)	$(242)	$(153)
Write-down of Stabilization Act receivable (1)	(12)	(8)

	$(254)	$(161)

(1)	See Note 12 to our consolidated financial statements.

(2)	See Note 1(k) to our consolidated financial statements.

(3)	See Note 13 to our consolidated financial statements.

(4)	See Note 15 to our consolidated financial statements.

(5)	See Note 6 to our consolidated financial statements.

(6)	See Note 1(k) to our consolidated financial statements included

          The following discussion provides an analysis of our results of operations and reasons for material changes therein for the three years ended December 31, 2004. In addition, the deconsolidation of Holdings from our financial statements effective November 12, 2003, more fully described in Note 15 to our consolidated financial statements, also impacts the comparability of our results to those of prior years with the exception of passenger revenue.

Accordingly, the expense variance explanations discussed below exclude the effect of ExpressJet in 2003 unless indicated otherwise. Significant components of our operating results attributable to the deconsolidation of ExpressJet and attributable to our business generally are as follows (in millions, except percentage changes):

Comparison of Year Ended December 31, 2004 to December 31, 2003

			Components of Increase (Decrease)
			Increase		% Increase
			(Decrease)		(Decrease)
	Year Ended		related to	All Other	Excluding
	December 31,		ExpressJet	Increase	ExpressJet
	2004	2003	Deconsolidation (A)	(Decrease)	Deconsolidation
Operating Revenue:
Passenger	$8,984	$8,135	$—	$849	10.4%
Cargo, mail and other	760	735	(4)	29	4.0%

	9,744	8,870	(4)	878	9.9%

Operating Expenses:
Wages, salaries and related costs	2,819	3,056	(304)	67	2.4%
Aircraft fuel and related taxes	1,587	1,319	(170)	438	38.1%
ExpressJet capacity purchase, net	1,351	153	953	245	22.2%
Aircraft rentals	891	896	—	(5)	(0.6)%
Landing fees and other rentals	646	620	(87)	113	21.2%
Commissions, booking fees, credit card fees and other distribution costs	552	525	—	27	5.1%
Maintenance, materials and repairs	414	509	(111)	16	4.0%
Depreciation and amortization	414	444	(17)	(13)	(3.0)%
Passenger servicing	306	297	(11)	20	7.0%
Security fee reimbursement	—	(176)	3	173	NM
Special charges	121	100	—	21	NM
Other	872	924	(103)	51	6.2%

	9,973	8,667	153	1,153	13.1%

Operating Income (Loss)	(229)	203	(157)	(275)	NM

Nonoperating Income (Expense)	(211)	(2)	50	(259)	NM

Income (Loss) before Income Taxes and Minority Interest	(440)	201	(107)	(534)	NM

Income Tax Benefit (Expense)	77	(114)	58	133	NM

Minority Interest	—	(49)	49	—	NM

Net Income (Loss)	$(363)	$38	$—	$(401)	NM

(A)	Represents increase (decrease) in amounts had ExpressJet been deconsolidated for all of 2003 and reported using the equity method of accounting at 53.1% ownership interest.

     Explanations for significant variances, after taking into account changes associated with the ExpressJet deconsolidation, are as follows:

     Operating Revenue. Total passenger revenue increased during 2004 as compared to 2003, due to higher traffic and capacity in all geographic regions combined with the negative impact of the hostilities in Iraq and SARS on the prior year results. However, in spite of the increase in load factors, the continuing erosion of fares in the domestic and Caribbean markets resulted in a decrease in yields for 2004 compared to 2003.

     The table below shows passenger revenue for the year ended December 31, 2004 and period to period comparisons for passenger revenue, revenue per available seat mile (RASM) and available seat miles (ASMs) by geographic region for our mainline and regional operations:

	2004
	Passenger Revenue	Percentage Increase (Decrease) 2004 vs. 2003
	(in millions)	Passenger Revenue	RASM	ASMs
Domestic	$4,452	2.0%	(1.1)%	3.1%
Trans-Atlantic	1,366	26.1%	4.0%	21.2%
Latin America	977	8.3%	(2.9)%	11.5%
Pacific	618	25.0%	13.2%	10.5%

Total Mainline	7,413	8.3%	0.2%	8.0%

Regional	1,571	21.8%	(1.4)%	23.6%

Total System	$8,984	10.4%	0.9%	9.5%

     Cargo, mail and other revenue increased in 2004 compared to 2003, primarily due to higher freight and mail volumes and revenue-generating initiatives, partially offset by decreased military charter flights. Our results for 2003 also included $24 million of additional revenue resulting from a change in the expected redemption of frequent flyer mileage credits sold.

     Operating Expenses. Wages, salaries and related costs increased primarily due to increased flight activity which resulted in a slight increase in the average number of employees and higher wage rates. Aircraft fuel and related taxes increased due to a significant rise in fuel prices, combined with an increase in flight activity. The average jet fuel price per gallon including related taxes increased 30.2% from 91.40 cents in 2003 to 119.01 cents in 2004. The impact of higher jet fuel prices in 2004 was partially offset by $74 million of gains from our fuel hedging activities. Such gains were immaterial in 2003.

     In 2004, obligations under our capacity purchase agreement are reported as ExpressJet capacity purchase, net. In addition to the obligations for the purchased capacity, ExpressJet capacity purchase, net also includes ExpressJet’s fuel expense in excess of the cap provided in the capacity purchase agreement and a related fuel purchase agreement (71.2 cents per gallon, including fuel taxes) and is net of our rental income on aircraft we lease to ExpressJet. In 2003, intercompany transactions between us and Holdings or ExpressJet under the capacity purchase agreement were eliminated in the consolidated financial statements. The actual obligations under the capacity purchase agreement were higher in 2004 than in 2003 due to ExpressJet’s larger fleet and a 23.6% increase in regional ASMs.

     Landing fees and other rentals were higher due to increased flights at certain airports and fixed rent increases combined with our no longer charging ExpressJet rent at certain airports. The most significant increases were at Liberty International Airport in Newark and Bush Intercontinental Airport in Houston, where Terminal E was completed. Commissions, booking fees, credit card fees and other distribution costs increased due to higher credit card and booking fees as a result of increased revenue.

     In May 2003, we received and recognized in earnings a security fee reimbursement of $176 million in cash from the United States government pursuant to a supplemental appropriations bill enacted in April 2003. This amount was reimbursement for our proportional share of passenger security and air carrier security fees paid or collected by U.S. air carriers as of the date of enactment of the legislation, together with other items.

     In 2004, we recorded special charges of $121 million. Included in these charges were $87 million associated with future obligations for rent and return conditions related to 16 leased MD-80 aircraft which were permanently grounded and a non-cash charge of $34 million related to the termination of a 1993 service agreement with United Micronesian Development Association. Special charges in 2003 consisted of $86 million of retirement and impairment charges for our MD-80 fleet and spare parts associated with the grounded aircraft and a $14 million charge in the second quarter for expenses associated with the deferral of Boeing 737 aircraft deliveries.

     In the fourth quarter of 2004, we recorded a change in expected future costs for frequent flyer reward redemptions on alliance carriers, resulting in a one-time increase to other operating expenses of $18 million.

     Nonoperating Income (Expense). Income from affiliates included income related to our tax sharing agreement with Holdings and our equity in the earnings of Holdings and Copa Airlines in 2004 and Orbitz, Copa Airlines, and effective November 12, 2003, Holdings in 2003. Income related to our tax sharing agreement with Holdings was $52 million in 2004 and $17 million in 2003. Other nonoperating income (expense) in 2004 included a gain of $12 million related to the adjustment to fair value and sale of our investment in Orbitz, after associated compensation expense. Our results for 2003 also included a $173 million gain on the dispositions of Holdings shares and $132 million of gains related to the sale of investments in Hotwire and Orbitz and an adjustment to the fair value of our investment in Orbitz, after associated compensation expense.

     Income Tax Benefit (Expense). Our effective tax rates differ from the federal statutory rate of 35% primarily due to increases in the valuation allowance, certain expenses that are not deductible for federal income tax purposes, state income taxes and the accrual in 2003 of income tax expense on our share of Holdings’ net income. Due to our continued losses, we were required to provide a valuation allowance on the deferred tax assets recorded on losses beginning with the third quarter of 2004. As a result, our net losses for the third and fourth quarters of 2004 were not reduced by any tax benefit. The impact of the non-deductibility of certain expenses and state income taxes on our effective tax rate is generally greater in periods for which we report lower income (loss) before income taxes. During 2003, we contributed 7.4 million shares of Holdings common stock valued at approximately $100 million to our defined benefit pension plan. For tax purposes, our deduction was limited to the market value of the shares contributed. Since our tax basis in the shares was higher than the market value at the time of the contribution, the nondeductible portion increased our tax expense by $9 million.

     Minority Interest. Minority interest of $49 million in 2003 represents the portion of Holdings’ net income attributable to the equity of Holdings that we did not own prior to November 12, 2003, the date we deconsolidated Holdings. Transactions between us and Holdings or ExpressJet prior to deconsolidation were otherwise eliminated in the consolidated financial statements.

Segment Results of Operations

     We have two reportable segments: mainline and regional. The mainline segment consists of flights to cities with jets with a capacity of greater than 100 seats while the regional segment consists of flights with jets with a capacity of 50 or fewer seats. The regional segment is operated by ExpressJet through a capacity purchase agreement. Under that agreement, we handle all of the scheduling and are responsible for setting prices and selling all of the seat inventory. In exchange for ExpressJet’s operation of the flights, we pay ExpressJet for each scheduled block hour based on an agreed formula. Under the agreement, we recognize all passenger, cargo and other revenue associated with each flight, and are responsible for all revenue-related expenses, including commissions, reservations, catering and terminal rent at hub airports.

     We evaluate segment performance based on several factors, of which the primary financial measure is operating income (loss). However, we do not manage our business or allocate resources based on segment operating profit or loss because (1) our flight schedules are designed to maximize the passengers flying on both segments, (2) many operations of the two segments are substantially integrated (for example, airport operations, sales and marketing, scheduling and ticketing), and (3) management decisions are based on their anticipated impact on the overall network, not on one individual segment.

     Mainline. Significant components of our mainline segment’s operating results are as follows (in millions, except percentage changes):

	Year Ended December 31,		Increase	% Increase
	2004	2003	(Decrease)	(Decrease)
Operating Revenue:
Passenger	$7,413	$6,845	$568	8.3%
Cargo, mail and other	759	714	45	6.3%

	8,172	7,559	613	8.1%

Operating Expenses:
Wages, salaries and related costs	2,773	2,713	60	2.2%
Aircraft fuel and related taxes	1,587	1,149	438	38.1%
Aircraft rentals	632	670	(38)	(5.7)%
Landing fees and other rentals	614	528	86	16.3%
Commissions, booking fees, credit card fees and other distribution costs	472	456	16	3.5%
Maintenance, materials and repairs	414	398	16	4.0%
Depreciation and amortization	403	416	(13)	(3.1)%
Passenger servicing	295	278	17	6.1%
Security fee reimbursement	—	(173)	173	NM
Special charges	121	91	30	NM
Other	859	799	60	7.5%

	8,170	7,325	845	11.5%

Operating Income	$2	$234	$(232)	(99.1)%

     The variances in specific line items for the mainline segment are due to the same factors discussed under consolidated results of operations. Aircraft rental expense decreased primarily due to lease expirations and aircraft retirements and lower rates on renewal leases partially offset by new aircraft deliveries.

     Regional. The deconsolidation of ExpressJet in 2003 affected the comparability of our regional segment’s financial results. Significant components of our regional segment’s operating results attributable to the deconsolidation of ExpressJet and attributable to the segment’s business generally are as follows (in millions, except percentage changes):

			Components of Increase (Decrease)
			Increase		% Increase
			(Decrease)		(Decrease)
	Year Ended		Related to	All Other	Excluding
	December 31,		ExpressJet	Increase	ExpressJet
	2004	2003	Deconsolidation (A)	(Decrease)	Deconsolidation
Operating Revenue:
Passenger	$1,571	$1,290	$—	$281	21.8%
Cargo, mail and other	1	21	(4)	(16)	(94.1)%

	1,572	1,311	(4)	265	20.3%

Operating Expenses:
Wages, salaries and related costs	46	343	(304)	7	17.9%
Aircraft fuel and related taxes	—	170	(170)	—	NM
ExpressJet capacity purchase, net	1,351	153	953	245	22.2%
Aircraft rentals	259	226	—	33	14.6%
Landing fees and other rentals	32	92	(87)	27	NM
Commissions, booking fees, credit card fees and other distribution costs	80	69	—	11	15.9%
Maintenance, materials and repairs	—	111	(111)	—	NM
Depreciation and amortization	11	28	(17)	—	—
Passenger servicing	11	19	(11)	3	37.5%
Security fee reimbursement	—	(3)	3	—	NM
Special charges	—	9	—	(9)	NM
Other	13	125	(103)	(9)	(40.9)%

	1,803	1,342	153	308	20.6%

Operating Loss	$(231)	$(31)	$(157)	$(43)	22.9%

(A)	Represents increase (decrease) in amounts had ExpressJet been deconsolidated for all of 2003 and reported using the equity method of accounting at 53.1% ownership interest.

       The reported results of our regional segment do not reflect the total contribution of the regional segment to our system-wide operations. The regional segment generates additional revenue for the mainline segment as it feeds traffic between smaller cities and our mainline hubs.

       The variances in specific line items for the regional segment are due to the same factors discussed under consolidated results of operations, with the exception of aircraft rentals. Regional aircraft rental expense increased due to the higher number of regional jets in ExpressJet’s fleet. ExpressJet took delivery of 21 new regional jets in 2004.

     ExpressJet capacity purchase, net increased due to increased flight activity at ExpressJet and the higher number of regional jets leased from us by ExpressJet. The net amounts consist of the following (in millions, except percentage changes):

	Year Ended December 31,
	2004	2003 (A)	Increase	% Increase
Capacity purchase expenses	$1,507	$1,311	$196	15.0%
Fuel and fuel taxes in excess of 71.2 cents per gallon cap	126	45	81	180.0%
Aircraft sublease income	(282)	(250)	32	12.8%

ExpressJet capacity purchase, net	$1,351	$1,106	$245	22.2%

(A)	Represents amounts had ExpressJet been deconsolidated for all of 2003 and reported using the equity method of accounting at 53.1% ownership interest.

Comparison of Year Ended December 31, 2003 to December 31, 2002

	Year Ended December 31,		Increase	% Increase
	2003	2002	(Decrease)	(Decrease)
(in millions, except percentage changes)
Operating Revenue:
Passenger	$8,135	$7,862	$273	3.5%
Cargo, mail and other	735	540	195	36.1%

	8,870	8,402	468	5.6%

Operating Expenses:
Wages, salaries and related costs	3,056	2,959	97	3.3%
Aircraft fuel and related taxes	1,319	1,084	235	21.7%
ExpressJet capacity purchase, net	153	—	153	NM
Aircraft rentals	896	902	(6)	(0.7)%
Landing fees and other rentals	620	633	(13)	(2.1)%
Commissions, booking fees, credit card fees and other distribution costs	525	592	(67)	(11.3)%
Maintenance, materials and repairs	509	476	33	6.9%
Depreciation and amortization	444	444	—	—
Passenger servicing	297	296	1	0.3%
Security fee reimbursement	(176)	—	(176)	NM
Special charges	100	254	(154)	NM
Other	924	1,074	(150)	(14.0)%

	8,667	8,714	(47)	(0.5)%

Operating Income (Loss)	203	(312)	515	NM

Nonoperating Income (Expense)	(2)	(319)	317	(99.4)%

Income (Loss) before Income Taxes and Minority Interest	201	(631)	832	NM
Income Tax Benefit (Expense)	(114)	208	(322)	NM
Minority Interest	(49)	(28)	(21)	75.0%

Net Income (Loss)	$38	$(451)	$489	NM

     Operating Revenue. Passenger revenue increased principally due to increased regional traffic in conjunction with ExpressJet’s capacity increases, offset in part by reduced mainline traffic. The mainline traffic and capacity declines were largely due to a reduction in certain international flights in response to decreased demand during the war in Iraq and related to SARS. Mainline yields were essentially unchanged year over year.

     The table below shows passenger revenue for the year ended December 31, 2003 and period to period comparisons for passenger revenue, RASM and ASMs by geographic region for our mainline and regional operations:

	2003
	Passenger Revenue	Percentage Increase (Decrease) 2003 vs. 2002
	(in millions)	Passenger Revenue	RASM	ASMs
Domestic	$4,365	(0.6)%	2.4%	(3.0)%
Trans-Atlantic	1,084	2.2%	0.6%	1.5%
Latin America	902	(0.1)%	1.3%	(1.3)%
Pacific	494	(9.3)%	(4.5)%	(5.0)%

Total Mainline	6,845	(0.8)%	1.4%	(2.2)%

Regional	1,290	34.4%	(0.9)%	35.5%

Total System	$8,135	3.5%	2.9%	0.5%

     Cargo, mail and other revenue increased primarily due to military charter flights associated with the war in Iraq, higher freight and mail volumes, and revenue-generating initiatives. Our results in 2003 also included $24 million of additional revenue resulting from a change in the expected redemption of frequent flyer mileage credits sold.

     Operating Expenses. Wages, salaries and related costs increased as a result of increased pension costs and higher wage rates principally caused by increases in seniority, partially offset by a 3.8% reduction in the average number of employees. Wages, salaries and related costs would have been $50 million higher in 2003 had we not deconsolidated Holdings effective November 12, 2003.

     Aircraft fuel and related taxes increased primarily due to the average mainline fuel price per gallon increase of 23.5% from 74.01 cents in 2002 to 91.40 cents in 2003. Mainline fuel consumption was down 3.0% as a result of reduced flights and more fuel-efficient aircraft. Regional jet fuel expense increased $46 million, even with the deconsolidation of Holdings, due to increased flights and higher jet fuel prices.

     Payments made to ExpressJet under our capacity purchase agreement, previously eliminated in consolidation, are reported as ExpressJet capacity purchase, net, beginning November 12, 2003, the date we deconsolidated Holdings. In addition to the payments for the purchased capacity, ExpressJet capacity purchase, net, also includes ExpressJet’s fuel expense in excess of the cap provided in the capacity purchase agreement and a related fuel purchase agreement (71.2 cents per gallon, including fuel taxes) and is net of our rental income on aircraft we lease to ExpressJet.

     Aircraft rentals decreased slightly year over year due to aircraft retirements, partially offset by increases from aircraft deliveries in 2003 and 2002. The decrease in landing fees and other rentals was due to lower variable rent at selected airports, partially offset by higher facilities rent, primarily attributable to the completion of substantial portions of the Global Gateway project at Liberty International Airport. Landing fees and other rentals would have been $9 million higher in 2003 had we not deconsolidated Holdings effective November 12, 2003.

     Commissions, booking fees, credit card fees and other distribution costs decreased primarily due to the elimination of domestic base commissions during 2002 and certain international commission reductions. Maintenance, materials and repairs expense increased resulting from increases in our contractual engine maintenance cost per hour rates, higher wide-body maintenance activity and the higher number of regional jets in service. Maintenance, materials and repairs expense would have been $19 million higher in 2003 had we not deconsolidated Holdings effective November 12, 2003.

     In May 2003, we received and recognized in earnings a security fee reimbursement of $176 million in cash from the United States government pursuant to a supplemental appropriations bill enacted in April 2003. This amount was reimbursement for our proportional share of passenger security and air carrier security fees paid or collected by U.S. air carriers as of the date of enactment of the legislation.

     Special charges in 2003 consisted of $86 million retirement and impairment charges for our MD-80 fleet and spare parts associated with the grounded aircraft and a $14 million charge in the second quarter for expenses associated with the deferral of Boeing 737 aircraft deliveries. In 2002, we recorded $242 million of retirement and impairment charges for DC 10-30, MD-80 and turboprop aircraft and a charge of $12 million to write down our receivable from the

U.S. government based on our final grant application related to the Air Transportation and System Stabilization Act.

     Other operating expense decreased as a result of lower insurance costs and cost-saving measures. These expenses would have been $21 million higher in 2003 had we not deconsolidated Holdings effective November 12, 2003.

     Nonoperating Income (Expense). Interest expense increased 5.6%, $21 million, in 2003 compared to 2002 due to an increase in long-term debt resulting from the purchase of new aircraft. Equity in the income (loss) of affiliates included our equity in the earnings (loss) of Copa Airlines, Orbitz (until its initial public offering in December 2003) and, effective November 12, 2003, Holdings and $17 million of income related to our tax sharing agreement with Holdings in 2003. 2003 included $132 million of gains related to the sale of investments in Hotwire and Orbitz and an adjustment to fair value of our remaining investment in Orbitz, after associated compensation expense and a $173 million gain on the sale and contribution of Holdings common stock to our pension plan.

     Income Tax Benefit (Expense). Our effective tax rates differ from the federal statutory rate of 35% primarily due to expenses that are not deductible for federal income tax purposes, state income taxes and the accrual of income tax expense on our share of Holdings’ net income. We are required to accrue income tax expense on our share of Holdings’ net income after its initial public offering in all periods where we consolidate Holdings’ operations. The accrual of this income tax expense increased our tax expense by approximately $16 million during 2003 and reduced our tax benefit by $12 million in 2002. During 2003, we contributed 7.4 million shares of Holdings common stock valued at approximately $100 million to our defined benefit pension plan. For tax purposes, our deduction was limited to the market value of the shares contributed. Since our tax basis in the shares was higher than the market value at the time of the contribution, the nondeductible portion increased our tax expense by $9 million.

     Minority Interest. Minority interest of $49 million in 2003 represents the portion of Holdings’ net income attributable to the equity of Holdings that we did not own prior to November 12, 2003, the date we deconsolidated Holdings. Transactions between us and Holdings or ExpressJet prior to deconsolidation were otherwise eliminated in the consolidated financial statements.

Segment Results of Operations

     Mainline. Significant components of our mainline segment’s operating results are as follows (in millions, except percentage changes):

	Year Ended December 31,		Increase	% Increase
	2003	2002	(Decrease)	(Decrease)
Operating Revenue:
Passenger	$6,845	$6,902	$(57)	(0.8)%
Cargo, mail and other	714	530	184	34.7%

	7,559	7,432	127	1.7%

Operating Expenses:
Wages, salaries and related costs	2,713	2,632	81	3.1%
Aircraft fuel and related taxes	1,149	960	189	19.7%
Aircraft rentals	670	722	(52)	(7.2)%
Landing fees and other rentals	528	542	(14)	(2.6)%
Commissions, booking fees, credit card fees and other distribution costs	456	528	(72)	(13.6)%
Maintenance, materials and repairs	398	379	19	5.0%
Depreciation and amortization	416	403	13	3.2%
Passenger servicing	278	279	(1)	(0.4)%
Security fee reimbursement	(173)	—	(173)	NM
Special charges	91	197	(106)	NM
Other	799	944	(145)	(15.4)%

	7,325	7,586	(261)	(3.4)%

Operating Income (Loss)	$234	$(154)	$388	NM

     The variances in specific line items for the mainline segment are due to the same factors discussed under consolidated results of operations, with the exception of aircraft rentals and depreciation and amortization. Mainline aircraft rental expense decreased primarily due to lease expirations and lower rates on renewal leases. Depreciation and amortization expense increased due to higher ground equipment and software balances resulting from increased non-fleet capital expenditures.

     Regional. Significant components of our regional segment’s operating results are as follows (in millions, except percentage changes):

	Year Ended December 31,		Increase	% Increase
	2003	2002	(Decrease)	(Decrease)
Operating Revenue:
Passenger	$1,290	$960	$330	34.4%
Cargo, mail and other	21	10	11	110.0%

	1,311	970	341	35.2%

Operating Expenses:
Wages, salaries and related costs	343	327	16	4.9%
Aircraft fuel and related taxes	170	124	46	37.1%
ExpressJet capacity purchase, net	153	—	153	NM
Aircraft rentals	226	180	46	25.6%
Landing fees and other rentals	92	91	1	1.1%
Commissions, booking fees, credit card fees and other distribution costs	69	64	5	7.8%
Maintenance, materials and repairs	111	97	14	14.4%
Depreciation and amortization	28	41	(13)	(31.7)%
Passenger servicing	19	17	2	11.8%
Security fee reimbursement	(3)	—	(3)	NM
Special charges	9	57	(48)	NM
Other	125	130	(5)	(3.8)%

	1,342	1,128	214	19.0%

Operating Income (Loss)	$(31)	$(158)	$127	(80.4)%

     The reported results of our regional segment do not reflect the total contribution of the regional segment to our system-wide operations. The regional segment generates additional revenue for the mainline segment as it feeds traffic between smaller cities and our mainline hubs.

     The variances in specific line items for the regional segment are due to the same factors discussed under consolidated results of operations, with the exception of aircraft rentals and depreciation and amortization. Regional aircraft rental expense increased due to new regional jet deliveries in 2003 and 2002, offset by aircraft retirements. Depreciation and amortization expense decreased due to the sale of ExpressJet inventory in 2002. Payments made to ExpressJet under our capacity purchase agreement were eliminated in consolidation prior to November 12, 2003.

Liquidity and Capital Resources

     As of December 31, 2004, we had $1.7 billion in consolidated cash, cash equivalents and short-term investments, which is $69 million more than at December 31, 2003. At December 31, 2004, we had $211 million of restricted cash, which is primarily collateral for estimated future workers’ compensation claims, credit card processing contracts, letters of credit, performance bonds and interest rate swap agreements. Restricted cash at December 31, 2003 totaled $170 million.

     For a discussion of a number of factors that may impact our liquidity and the sufficiency of our capital resources, see “Overview” above.

     If the current adverse environment does not improve, we expect to incur a significant loss in 2005. However, absent adverse factors outside our control such as additional terrorist attacks, hostilities involving the United States or further significant increases in fuel prices, we currently believe that our existing liquidity and projected 2005 cash flows will be sufficient to fund our current operations and other financial obligations through 2005 if we achieve the timely ratification and implementation of the tentative agreements with our unions concerning wage and benefit reductions or, if the tentative agreements are not ratified and do not take effect, by taking the steps described in “Overview” above to reduce our future financial commitments and current cash outflows. These steps include canceling our tentative agreements with Boeing, marketing for sale or lease twenty-

four 737-500 aircraft and furloughing a significant number of employees.

     In developing our plan for 2005, we considered our current projections for 2005 revenue, including the impact of fare reductions initiated in early January 2005 by Delta Air Lines, current and forward fuel price levels as of March 14, 2005, our expectations with regard to union ratification of the tentative agreements described above and our ability to execute additional financing transactions. While we believe our 2005 plan is achievable, a combination of some or all of several events, most of which are outside of our direct control, may result in us being unable to generate sufficient cash from operations or complete financing transactions that we would need to maintain adequate liquidity through December 31, 2005. These events include the failure of our unions to ratify the tentative agreements so that they do not go into effect, further significant declines in yields and fuel prices higher than current levels for an extended period of time. Additionally, we have significant financial obligations due in 2006 and thereafter, and we will have inadequate liquidity to meet those obligations if the current financial environment for network carriers continues and we are unable to increase our revenues or decrease our costs considerably.

     Operating Activities. Cash flows provided by operations for 2004 were $373 million, compared to cash flows provided by operations of $342 million for 2003. Adjusting for the $272 million in pension funding in 2003 compared to no funding in 2004, our cash provided by operations was approximately 39% lower in 2004 than in 2003. This is primarily the result of higher fuel costs, partially offset by the impact of our cost-savings initiatives.

     Investing Activities. Cash flows provided by investing activities were $88 million for 2004, compared to cash flows used in investing activities of $8 million for 2003. In 2004, we received $98 million related to the disposition of our remaining investment in Orbitz. We received $134 million from Holdings in 2003 related to the sale of approximately 9.8 million shares of our Holdings common stock. Also in 2003, we received $76 million related to dispositions of our investment in Hotwire, Inc. and a portion of our investment in Orbitz.

     Our capital expenditures during 2004 totaled $162 million, or $51 million when reduced by net purchase deposits refunded. In 2003, our capital expenditures totaled $205 million, or $153 million when reduced by net purchase deposits refunded. Capital expenditures for 2005 are expected to be approximately $220 million, or $170 million when reduced by net purchase deposits to be refunded. Projected capital expenditures for 2005 consist of $50 million of fleet expenditures, $135 million of non-fleet expenditures and $35 million for rotable parts and capitalized interest.

     As of December 31, 2004, we had firm commitments for 47 aircraft from Boeing (excluding the recently announced order discussed below), with an estimated cost of approximately $1.9 billion, and options to purchase an additional 84 Boeing aircraft. On December 29, 2004, we announced that we had reached an agreement with Boeing for a new order of ten 787 aircraft, with the first 787 to be delivered in 2009. We also agreed to lease eight used 757-300 aircraft from Boeing Capital Corporation. The used 757-300 aircraft will be delivered beginning in the third quarter of 2005 through the first quarter of 2006. Additionally, we will accelerate into 2006 the delivery of six Boeing 737-800 aircraft that were previously scheduled to be delivered in 2008. The agreements with Boeing are subject to several conditions, including the approval of our Board of Directors by March 31, 2005. In addition, the 787 agreement is conditioned on the resolution of certain open matters including the negotiation of an acceptable engine supply arrangement. Taking these new agreements with Boeing into consideration, we expect to take delivery of 13 Boeing aircraft in 2005 (seven new 737-800s and six used 757-300s) and eight (six new 737-800s and two used 757-300s) in 2006, with delivery of the remaining 44 Boeing aircraft occurring in 2008 and later years.

     The eight used 757-300 aircraft discussed above will be leased from Boeing Capital Corporation, which has also agreed to provide backstop lease financing for the six 737-800 aircraft to be delivered in 2006. We do not have backstop financing or any other financing currently in place for the remainder of the aircraft. Further financing will be needed to satisfy our capital commitments for our firm aircraft. We can provide no assurance that sufficient financing will be available for the aircraft on order or other related capital expenditures.

     As of December 31, 2004, ExpressJet had firm commitments for 29 regional jets from Empresa Brasileira de Aeronautica S.A. (“Embraer”), with an estimated cost of approximately $600 million. ExpressJet currently anticipates taking delivery of 21 regional jets in 2005, with the remainder being delivered through 2006. ExpressJet does not have an obligation to take any of these firm Embraer aircraft that are not financed by a third party and leased to either ExpressJet or us. Under the capacity purchase agreement between us and ExpressJet, we have agreed to lease as lessee and sublease to ExpressJet the regional jets that are subject to ExpressJet’s firm purchase commitments. In addition, under the capacity purchase agreement with ExpressJet, we generally are obligated to purchase all of the capacity provided by these new aircraft as they deliver to ExpressJet.

     We also have significant operating lease and facility rental obligations. Aircraft and facility rental expense under operating leases approximated $1.3 billion in 2004.

     Financing Activities. Cash flows used in financing activities were $405 million for 2004, compared to cash flows used in financing activities of $93 million in 2003. Debt and capital lease payments were $102 million lower in 2004 than in 2003 as a result of prepayments made in 2003 and lower debt balances in 2004.

     At December 31, 2004, we had approximately $5.8 billion (including current maturities) of long-term debt and capital lease obligations. We currently do not have any undrawn lines of credit or revolving credit facilities, and substantially all of our otherwise readily financeable assets are encumbered. However, our interests in Holdings, CMI and Copa remain unencumbered. We were in compliance with all debt covenants at December 31, 2004.

     In October 2004, we issued two floating rate classes of Series 2004-1 Pass Through Trust Certificates in the aggregate amount of $77 million that amortize through November 2011. The certificates are secured by a lien on 21 spare engines.

     During the first half of 2004, we incurred $86 million of floating rate indebtedness and $128 million of fixed rate indebtedness. These loans are secured by five 757-300 aircraft that were delivered in the first half of 2004.

     In May 2003, we issued $100 million of Floating Rate Secured Subordinated Notes due December 2007 (the “Junior Notes”). The Junior Notes are secured by a portion of our spare parts inventory and bear interest at the three-month LIBOR plus 7.5%. In connection with the Junior Notes and $200 million of Floating Rate Secured Notes due December 2007 secured by the same pool of spare parts (the “Senior Notes”), we have entered into a collateral maintenance agreement requiring us, among other things, to maintain a loan-to-collateral value ratio of not greater than 45% with respect to the Senior Notes and a loan-to-collateral value ratio of not greater than 67.5% with respect to both the Senior Notes and the Junior Notes combined. We must also maintain a certain level of rotable components within the spare parts collateral pool. The ratios are calculated on a semi-annual basis based on an independent appraisal of the spare parts collateral pool. If any of the collateral ratio covenants are not met, we must take action to meet all covenants by adding additional eligible spare parts to the collateral pool, purchasing or redeeming some of the outstanding notes, providing other collateral acceptable to the bond insurance policy provider for the Senior Notes, or any combination of the above.

     During 2003, we incurred $130 million of floating rate indebtedness under a term loan agreement that matures in May 2011. This indebtedness is secured by a portion of our spare engines and initially bears interest at the three-month LIBOR plus 3.5%.

     In June 2003, we issued $175 million of 5% Convertible Notes due 2023. The notes are convertible into our Class B common stock at an initial conversion price of $20 per share, subject to certain conditions on conversion. The notes are redeemable for cash at our option on or after June 18, 2010 at par plus accrued and unpaid interest, if any. Holders may require us to repurchase the notes on June 15 of 2010, 2013 or 2018, or in the event of certain changes in control, at par plus accrued and unpaid interest, if any. The indenture provides that we may at our option choose to pay this repurchase price in cash, in shares of common stock or any combination thereof, except in certain circumstances involving a change in control, in which case we will be required to pay cash.

     During the fourth quarter of 2003, we incurred $120 million of floating rate indebtedness due at various intervals through 2015. This indebtedness is secured by the four 737-800 aircraft that were delivered in the fourth quarter of 2003.

     On several occasions subsequent to September 11, 2001, Moody’s Investors Service and Standard and Poor’s both downgraded the credit ratings of a number of major airlines, including us. Additional downgrades to our credit ratings were made in March and April 2003 and further downgrades are possible. As of December 31, 2004, our senior unsecured debt was rated Caa2 by Moody’s and CCC+ by Standard and Poor’s. Reductions in our credit ratings have increased the interest we pay on new issuances of debt and may increase the cost and reduce the availability of financing to us in the future. We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade. However, we would have to post additional collateral of approximately $60 million under our bank-issued credit card processing agreement if our debt rating falls below Caa3 as rated by Moody’s or CCC- as rated by Standard and Poor’s.

     Our bank-issued credit card processing agreement also contains certain financial covenants which require, among other things, that we maintain a minimum EBITDAR (generally, earnings before interest, taxes, depreciation, amortization and aircraft rentals, adjusted for special charges) to fixed charges (generally, interest and aircraft rentals) ratio of 0.9 to 1.0 through June 30, 2006 and 1.1 to 1.0 thereafter. The liquidity covenant requires us to maintain a minimum level of $1.0 billion of unrestricted cash and short-term investments. Although we are currently in compliance with all of the covenants, failure to maintain compliance would result in our being required to post up to an additional $335 million of cash collateral, which would adversely affect our liquidity needed for our operations and debt service, but would not result in a default under any of our debt or lease agreements.

     We have utilized proceeds from the issuance of pass-through certificates to finance the acquisition of 257 leased and owned mainline jet aircraft. Typically, these pass-through certificates, as well as separate financings secured by aircraft spare parts and spare engines, contain liquidity facilities whereby a third party agrees to make payments sufficient to pay at least 18 months of interest on the applicable certificates if a payment default occurs. The liquidity providers for these certificates include the following: CALYON New York Branch, Landesbank Hessen-Thuringen Girozentrale, Morgan Stanley Capital Services, Westdentsche Landesbank Girozentrale, AIG Matched Funding Corp., ABN AMRO Bank N.V., Credit Suisse First Boston, Caisse des Depots et Consignations, Bayerische Landesbank Girozentrale, ING Bank N.V. and De Nationale Investeringsbank N.V.

     We are also the issuer of pass-through certificates secured by 101 leased regional jet aircraft. The liquidity providers for these certificates include the following: ABN AMRO Bank N.V., Chicago Branch, Citibank N.A., Citicorp North America, Inc., RZB Finance LLC and WestLB AG, New York Branch.

     We currently utilize policy providers to provide credit support on four separate financings with an outstanding principal balance of $605 million at December 31, 2004. The policy providers have unconditionally guaranteed the payment of interest on the notes when due and the payment of principal on the notes no later than 24 months after the final scheduled payment date. Policy providers on these notes are MBIA Insurance Corporation (a subsidiary of MBIA, Inc.), Ambac Assurance Corporation (a subsidiary of Ambac Financial Group, Inc.), Financial Security Assurance, Inc. (a subsidiary of Financial Security Assurance Holdings Ltd.) and Financial Guaranty Insurance Company (a subsidiary of FGIC). Financial information for FGIC is available over the internet at http://www.fgic.com and financial information for the parent companies of our other policy providers is available over the internet at the SEC’s website at http://www.sec.gov or at the SEC’s public reference room in Washington, D.C.

     Contractual Obligations. The following table summarizes the effect that minimum debt, lease and other material noncancelable commitments listed below are expected to have on our cash flow in the future periods set forth below (in millions):

Contractual Obligations	Payments Due						Later
	Total	2005	2006	2007	2008	2009	Years
Debt and leases:
Long-term debt (1)	$7,642	$979	$836	$1,172	$817	$650	$3,188
Capital lease obligations (1)	645	46	39	40	45	16	459
Aircraft operating leases (2)	11,249	982	933	903	884	840	6,707
Nonaircraft operating leases (3)	7,741	406	397	390	369	370	5,809
Future operating leases (4)	671	15	37	39	39	39	502

Other:
Capacity Purchase Agreement (5)	2,857	1,233	1,092	525	7	—	—
Aircraft and other purchase commitments (6)	2,074	333	62	55	941	683	—
Projected pension contributions (7)	1,557	307	360	450	290	150	—

Total (8)	$34,436	$4,301	$3,756	$3,574	$3,392	$2,748	$16,665

(1)	Amounts represent contractual amounts due, including interest. Interest on floating rate debt was estimated using projected forward rates as of the fourth quarter of 2004.

(2)	Amounts represent contractual amounts due and exclude $3.9 billion of projected sublease income to be received from ExpressJet.

(3)	Amounts represent minimum contractual amounts. We have assumed no escalations in rent or changes in variable expenses.

(4)	Amounts represent payments for firm regional jets to be financed by third parties and leased by us. We will sublease the regional jets to ExpressJet. Neither we nor ExpressJet has an obligation to take any firm aircraft that are not financed by a third party. Amounts are net of previously paid purchase deposits and exclude sublease income we will receive from ExpressJet. See Note 18 to our consolidated financial statements for a discussion of these purchase commitments.

(5)	Amounts represent our estimates of future minimum noncancelable commitments under our agreement with ExpressJet and do not include the portion of the underlying obligations for aircraft and facility rent that are disclosed as part of aircraft and nonaircraft operating leases. See Note 15 to our consolidated financial statements for the assumptions used to estimate the payments.

(6)	Amounts represent contractual commitments for firm-order aircraft only, net of previously paid purchase deposits, and noncancelable commitments to purchase goods and services, primarily information technology support. Additional aircraft covered by our recent agreements with Boeing are not included because the agreements are subject to several conditions, including the approval of our Board of Directors. See Note 18 to our consolidated financial statements for a discussion of these purchase commitments.

(7)	Amounts represent our estimate of the minimum funding requirements as determined by government regulations. Amounts are subject to change based on numerous assumptions, including the performance of the assets in the plan and bond rates. See “Critical Accounting Policies and Estimates” for a discussion of our assumptions regarding our pension plan. We are unable to estimate the projected contributions beyond 2009. In addition, the amounts do not reflect the impact of the tentative agreements we have reached with our unions to reduce wage and benefit costs. If the tentative agreements are ratified and take effect, we will freeze the benefits accruals related to pilots and flight attendants and make contributions to alternate retirement programs. We expect these changes to reduce our net cash outflows relating to our pension funding obligations in 2005 by approximately $50 million.

(8)	Total contractual obligations do not include long-term contracts where the commitment is variable in nature, such as credit card processing agreements, or where short-term cancellation provisions exist, such as power-by-the-hour engine maintenance agreements.

     We expect to fund our future capital and purchase commitments through internally generated funds, general company financings and aircraft financing transactions. However, there can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures or that, if necessary, we will be able to defer or otherwise renegotiate our capital commitments.

     Operating Leases. At December 31, 2004, we had 474 aircraft under operating leases, including 219 in-service mainline aircraft, 227 in-service regional jets and 28 aircraft which were not in service. These leases have remaining lease terms ranging up to 20 years. In addition, we have non-aircraft operating leases, principally related to airport and terminal facilities and related equipment. The obligations for these operating leases are not included in our consolidated balance sheet. Our total rental expense for aircraft and non-aircraft operating leases was $891 million and $418 million, respectively, in 2004.

     Cleveland Airport Memorandum of Understanding. We have entered into a Memorandum of Understanding with the City of Cleveland, Ohio pertaining to our existing lease for certain premises at Terminal C at Cleveland Hopkins International Airport, which is scheduled to expire at the end of 2005. Under the memorandum, we have agreed to use good faith efforts to negotiate the terms of a definitive agreement that would extend the lease for an additional ten years.

     Capacity Purchase Agreement. Our capacity purchase agreement with ExpressJet provides that we purchase, in advance, all of its available seat miles for a negotiated price, and we are at risk for reselling the available seat miles at market prices. Under the agreement, ExpressJet has the right through December 31, 2006 to be our sole provider of regional jet service from our hubs. See Note 15 in our consolidated financial statements for details of our capacity purchase agreement with ExpressJet.

     Guarantees and Indemnifications. We are the guarantor of approximately $1.7 billion aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon (exclusive of $53 million of bonds issued by the City of Houston which we became the guarantor of in January 2005 and the US Airways contingent liability, both described below). These bonds, issued by various airport municipalities, are payable solely from our rentals paid under long-term agreements with the respective governing bodies. The leasing arrangements associated with approximately $1.5 billion of these obligations are accounted for as operating leases, and the leasing arrangements associated with approximately $200 million of these obligations are accounted for as capital leases in our financial statements.

     In August 2001, the City of Houston completed the offering of $324 million aggregate principal amount of tax-exempt special facilities revenue bonds to finance the construction of Terminal E and a new international ticketing hall facility at Bush Intercontinental Airport. In connection therewith, we entered into a long-term lease with the City of Houston requiring that upon completion of construction, with limited exceptions, we will make rental payments sufficient to service the related tax-exempt bonds through their maturity in 2029. We have also entered into a binding corporate guaranty with the bond trustee for the repayment of all of the principal and interest on the bonds. The guarantee became effective for the repayment of principal and interest with respect to $271 million of the bonds upon completion of the terminal during the first quarter of 2004. The remainder of the guarantee, relating to $53 million of the bonds, became effective upon completion of the international ticketing facility in January 2005.

     We are contingently liable for US Airways’ obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport. These obligations include the payment of ground rentals to the Port Authority and the payment of other rentals in respect of the full amounts owed on special facilities revenue bonds issued by the Port Authority with an outstanding par amount of $166 million at December 31, 2004 and a final scheduled maturity in 2015. If US Airways defaults on these obligations, we would be obligated to cure the default, and the applicable documents provide that we would have the right to occupy the terminal after US Airways’ interest in the lease had been terminated. In September 2004, US Airways filed for reorganization under Chapter 11 of the United States Bankruptcy Code. On December 1, 2004, US Airways made only a portion of the payment due under the lease agreement on that date, such portion being that amount of the payment due that was deemed attributable to the period of time after their bankruptcy filing, and we paid the difference in an amount of approximately $9 million. If US Airways assumes the lease, we expect to be repaid this amount together with interest thereon. As of March 14, 2005, US Airways has made no election to assume or to reject the lease agreement in its bankruptcy case.

     We are the lessee under many real estate leases. It is common in such commercial lease transactions for us as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to our use or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, we typically indemnify such parties for any environmental liability that arises out of or relates to our use of the leased premises.

     In our aircraft financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

     We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate we lease and aircraft we operate.

     In our financing transactions that include loans from banks in which the interest rate is based on LIBOR, we typically agree to reimburse the lenders for certain increased costs that they incur in carrying these loans as a result of any change in law and for any reduced returns with respect to these loans due to any change in capital requirements. We had $1.4 billion of floating rate debt at December 31, 2004. In several financing transactions, with an aggregate carrying value of $1.1 billion, involving loans from non-U.S. banks, export-import banks and certain other lenders secured by aircraft, we bear the risk of any change in tax laws that would subject loan payments thereunder to non-U.S. lenders to withholding taxes. In addition, in cross-border aircraft lease agreements for two 757 aircraft, we bear the risk of any change in U.S. tax laws that would subject lease payments made by us to a resident of Japan to U.S. taxes. Our lease obligations for these two aircraft totaled $59 million at December 31, 2004.

     We cannot estimate the potential amount of future payments under the foregoing indemnities and agreements.

     Deferred Tax Assets. We have not paid federal income taxes in the last four years. As of December 31, 2004, we had a net deferred tax liability of $212 million including gross deferred tax assets aggregating $1.9 billion, $1.2 billion related to net operating losses (“NOLs”) and a valuation allowance of $363 million.

     Income tax benefits recorded on net losses result in deferred tax assets for financial reporting purposes. We are required to provide a valuation allowance for deferred tax assets to the extent management determines that it is more likely than not that such deferred tax assets will ultimately not be realized. Due to our continued losses, we were required to provide a valuation allowance on deferred tax assets recorded on losses beginning in the third quarter of 2004. As a result, our third and fourth quarter 2004 net losses were not reduced by any tax benefit. Furthermore, we expect to be required to provide additional valuation allowance in conjunction with deferred tax assets recorded on losses in the future.

     Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize NOLs if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax exempt rate (which was 4.27% for December 2004). Any unused annual limitation may be carried over to later years. The amount of the limitation may, under certain circumstances, be increased by built-in gains held by us at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an ownership change were to occur, our annual NOL utilization would be limited to approximately $39 million per year, before consideration of any built-in gains.

     The Internal Revenue Service (“IRS”) is in the process of examining our income tax returns for years through 2001 and has indicated that it may disallow certain deductions we claimed. We believe the ultimate resolution of these audits will not have a material adverse effect on our financial condition, liquidity or results of operations.

     Environmental Matters. We could potentially be responsible for environmental remediation costs primarily related to jet fuel and solvent contamination surrounding our aircraft maintenance hangar in Los Angeles. In 2001, the California Regional Water Quality Control Board mandated a field study of the site and it was completed in September 2001. We have established a reserve for estimated costs of environmental remediation at Los Angeles and elsewhere in our system, based primarily on third party environmental studies and estimates as to the extent of the contamination and nature of the required remedial actions. We have evaluated and recorded this accrual for environmental remediation costs separately from any related insurance recovery. We have not recognized any material receivables related to insurance recoveries at December 31, 2004.

     We expect our total losses from environmental matters to be approximately $50 million, for which we were fully accrued at December 31, 2004. Based on currently available information, we believe that our reserves for potential environmental remediation costs are adequate, although reserves could be adjusted as further information develops or circumstances change. However, we do not expect these items to materially impact our financial condition, results of operations or liquidity.

Off-Balance Sheet Arrangements

     An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.

     We have no arrangements of the types described in the first three categories that we believe may have a material current or future effect on our financial condition, liquidity or results of operations. Certain guarantees that we do not expect to have a material current or future effect on our financial condition, liquidity or resulted operations are disclosed in Note 18 to our consolidated financial statements.

     We do have obligations arising out of variable interests in unconsolidated entities. See Note 14 to our consolidated financial statements for a discussion of our off-balance sheet aircraft leases, airport leases (which includes the US Airways contingent liability), subsidiary trust and our capacity purchase agreement between us and ExpressJet.

Critical Accounting Policies and Estimates

     The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

     Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 1 to our consolidated financial statements.

     Pension Plan. We account for our defined benefit pension plan using Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions” (“SFAS 87”). Under SFAS 87, pension expense is recognized on an accrual basis over employees’ approximate service periods. Pension expense calculated under SFAS 87 is generally independent of funding decisions or requirements. We recognized expense for our defined benefit pension plan of $293 million, $328 million and $185 million in 2004, 2003 and 2002, respectively. We expect our pension expense to be approximately $315 million in 2005 before considering the potential changes discussed below.

     Our plans’ under-funded status increased from $1.1 billion at December 31, 2003 to $1.6 billion at December 31, 2004. The fair value of our plan assets remained relatively flat at $1.3 billion as of December 31, 2004 and 2003. Due to record high fuel prices, the weak revenue environment and our desire to maintain adequate liquidity, we elected in 2004 to use deficit contribution relief under the Pension Funding Equity Act of 2004. As a result, we were not required to make any contributions to our primary defined benefit pension plan in 2004 and did not do so. We contributed $272 million in cash and 7.4 million shares of Holdings common stock valued at approximately $100 million to our primary defined benefit pension plan in 2003. Funding requirements for defined benefit pension plans are determined by government regulations, not SFAS 87.

     Based on current legislation and current assumptions, we will be required to contribute in excess of $1.5 billion to our defined benefit pension plan over the next five years, including $307 million in 2005, to meet our minimum funding obligations before considering the potential changes discussed below. The primary assumptions relate to the rate of return on plan assets, the discount rate and our intention to use deficit contribution relief during calendar year 2005. If actual experience is different from our current assumptions, these estimates may change.

     We could experience an increase in early retirements caused by concern among our employees about our financial stability. The potential of an increase in early retirements could be exacerbated by the fact that our employees are entitled to lump-sum distributions from our defined benefit pension plan upon their retirement, including early retirement within the provisions of the plan. Some of our competitors have terminated, or have sought to terminate, their defined benefit pension plans in bankruptcy, which can cause employees to receive less than the full amount of their pension benefits under applicable federal pension benefit insurance, and can also limit or eliminate the ability of employees to receive their pension benefits in a lump-sum. If liquidity concerns increase, we could experience a significant increase in early retirements which could negatively impact our operations and materially increase our near-term funding obligations to our defined benefit pension plan, which could itself result in a material adverse effect on our liquidity.

     When calculating pension expense for 2004, we assumed that our plan’s assets would generate a long-term rate of return of 9.0%. This rate is consistent with the rate used to calculate the 2003 expense and lower than the assumed rate of 9.5% used to calculate the 2002 expense. We develop our expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plan’s assets. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. Our allocation of assets was as follows at December 31, 2004:

		Expected Long-Term
	Percent of Total	Rate of Return
U.S. equities	49%	10.0%
International equities	17	10.0
Fixed income	28	6.5
Other	6	13.0

Total	100%

     We believe that our long-term asset allocation on average will approximate the targeted allocation. We regularly review our actual asset allocation and periodically rebalance the pension plan’s investments to our targeted allocation when considered appropriate.

     Pension expense increases as the expected rate of return on plan assets decreases. Lowering the expected long-term rate of return on our plan assets by 50 basis points (from 9.0% to 8.5%) would increase our estimated 2005 pension expense by approximately $7 million.

     We discounted our future pension obligations using a rate of 5.75% at December 31, 2004, compared to 6.25% at December 31, 2003 and 6.75% at December 31, 2002. We determine the appropriate discount rate based on the current rates earned on long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The pension liability and future pension expense both increase as the discount rate is reduced. Lowering the discount rate by 50 basis points (from 5.75% to 5.25%) would increase our pension liability at December 31, 2004 by approximately $256 million and increase our estimated 2005 pension expense by approximately $35 million.

     At December 31, 2004, we have unrecognized actuarial losses of $1.3 billion. These losses will be recognized as a component of pension expense in future years. Our estimated 2005 pension expense of $315 million includes the recognition of approximately $90 million of these losses.

     Future changes in plan asset returns, plan provisions, assumed discount rates and various other factors related to the participants in our pension plans will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

     The tentative agreements with our pilots and flight attendants each provide that benefits accruals with respect to those groups under our defined benefit pension plan will be frozen and we will begin to make contributions to alternate retirement programs. All of the pilots’ and flight attendants’ existing benefits under our plan at the date of the freeze will be preserved, including the right to receive a lump-sum payment upon their retirement.

     The tentative agreement with our pilots provides for a new defined contribution plan to be established after the existing pension benefits are frozen on May 31, 2005. That plan will be a money purchase pension plan that is also subject to minimum contribution rules under the Internal Revenue Code. If the pilots’ tentative agreement is ratified and takes effect, contributions under the new defined contribution plan will generally be specified percentages of applicable pilot compensation, subject to applicable legal limits. Further, the tentative agreement provides for additional contributions to the pilots’ 401(k) plan, depending on our pre-tax profits during a portion of the term of the pilots’ agreement. To the extent contributions to either plan are limited by applicable law, the difference between the contractual amounts and the amounts permitted by law to be contributed to the defined contribution plans will be paid directly to pilots under a corresponding nonqualified arrangement.

     The tentative agreement with our flight attendants provides that the flight attendants will join the IAM’s National Pension Fund in connection with the freezing of their benefits under our existing defined benefit plan. The National Pension Plan is a multiemployer pension plan managed by representatives of participating employers and representatives of the IAM. Our obligation will be to make a fixed contribution to the National Pension Plan per hour of flight attendant service, as specified in the tentative agreement.

     Funding requirements under our pre-existing defined benefit plan (including a separate plan to be established that will contain the assets and obligations related to pilots formerly contained in our defined benefit plan) will continue to be determined under applicable law. However, if the pilots’ tentative agreement takes effect, we have agreed that we will not declare a cash dividend or repurchase our outstanding common stock for cash until we have contributed at least $500 million to the pilots’ defined benefit plan, measured from the date of ratification of the pilots’ tentative agreement. Further, we have agreed that we will not make an election under any optional funding legislation that would eliminate the lump-sum benefit option without the consent of ALPA.

     We would expect to record an approximately $56 million non-cash curtailment charge in accordance with SFAS No. 88, “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, (“SFAS No. 88”) in connection with freezing a portion of our defined benefit pension plan. SFAS No. 88 requires curtailment accounting if an event eliminates, for a significant number of employees, the accrual of defined benefits for some or all of their future services. In the event of a curtailment, the unrecognized prior service costs associated with years of service no longer expected to be rendered as the result of a curtailment is a loss. As a result of freezing a portion of the defined benefit pension plan, and net of required contributions to alternate retirement programs, we expect net cash outflows relating to our pension funding obligations to decrease by approximately $50 million in 2005 and our 2005 pension expense to decrease by approximately $90 million.

     Also, in conjunction with the tentative agreements with the unions representing our work groups, we plan to make available on a long-term basis certain medical benefits to eligible retirees. Generally, these benefits allow eligible retired employees to receive medical benefits that “bridge” their medical coverage from their date of retirement until attainment of Medicare eligibility, subject to applicable limits and conditions. Retirees are required to pay a portion of the costs of their retiree medical benefits to the extent they do not have sufficient accumulated sick time accruals. Plan benefits are subject to co-payments, deductibles and other limits as described in the plans. The retiree medical benefits plan would be accounted for under SFAS No. 106, “Employers’ Accounting for Postretirement Benefits other than Pensions”, which requires recognition of the expected cost of benefits over the employee’s service period. We expect to record an incremental $25 million non-cash expense in 2005 associated with this post retirement plan.

     Revenue Recognition. We recognize passenger revenue when transportation is provided or when the ticket expires unused rather than when a ticket is sold. Nonrefundable tickets expire on the date of intended flight, unless the date is extended by notification from the customer or payment of a change fee.

     The amount of passenger ticket sales and sales of frequent flyer mileage credits to partners not yet recognized as revenue is included in our consolidated balance sheets as air traffic liability. We perform periodic evaluations of the estimated liability for passenger ticket sales and any adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. These adjustments relate primarily to differences between our statistical estimation of certain revenue transactions and the related sales price, as well as refunds, exchanges, interline transactions and other items for which final settlement occurs in periods subsequent to the sale of the related tickets at amounts other than the original sales price.

     Impairments of Long-Lived Assets. We record impairment losses on long-lived assets used in operations, primarily property and equipment and airport operating rights, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.

     We recognized fleet impairment losses in 2003 and 2002, each of which was partially the result of the September 11, 2001 terrorist attacks and the related aftermath. These events resulted in a reevaluation of our operating and fleet plans, resulting in the grounding of certain older aircraft types or acceleration of the dates on which the related aircraft were to be removed from service. The grounding or acceleration of aircraft retirement dates resulted in reduced estimates of future cash flows. There were no impairment losses recorded during 2004.

     In 2003, we recorded an impairment charge of $65 million to reflect decreases in the fair value of our owned MD-80s and spare parts inventory for permanently grounded fleets. In 2002, we recognized an impairment charge of $93 million related to owned MD-80 and ATR-42 aircraft. We estimated the fair value of these aircraft and related inventory based on industry trends and, where available, reference to market rates and transactions. All other long-lived assets, principally our other fleet types and airport operating rights, were determined to be recoverable based on our estimates of future cash flows.

     We also perform annual impairment tests on our routes, which are indefinite life intangible assets. These tests are based on estimates of discounted future cash flows, using assumptions consistent with those used for aircraft and airport operating rights impairment tests. We determined that we did not have any impairment of our routes at December 31, 2004.

     We provide an allowance for spare parts inventory obsolescence over the remaining useful life of the related aircraft, plus allowances for spare parts currently identified as excess. These allowances are based on our estimates and industry trends, which are subject to change and, where available, reference to market rates and transactions. The estimates are more sensitive when we near the end of a fleet life or when we remove entire fleets from service sooner than originally planned.

     We regularly review the estimated useful lives and salvage values for our aircraft and spare parts.

     Frequent Flyer Accounting. We utilize a number of estimates in accounting for our OnePass frequent flyer program which are consistent with industry practices.

     For those OnePass accounts that have sufficient mileage credits to claim the lowest level of free travel, we record a liability for either the estimated incremental cost of providing travel awards that are expected to be redeemed or the contractual rate of expected redemption on alliance carriers. Incremental cost includes the cost of fuel, meals, insurance and miscellaneous supplies and does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. A change to these cost estimates, the actual redemption activity, the amount of redemptions on alliance carriers or the minimum award level could have a significant impact on our liability in the period of change as well as future years. We also record a liability for payments we expect to make to partner airlines for OnePass members’ redemptions for travel on the other airline. The liability is adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the OnePass program, and is included in the accompanying consolidated balance sheets as air traffic liability. In the fourth quarter of 2004, we recorded a change in expected future costs for frequent flyer reward redemptions on alliance carriers, resulting in a one-time increase in other operating expenses of $18 million.

     We also sell mileage credits in our frequent flyer program to participating partners, such as credit/debit card companies, phone companies, alliance carriers, hotels, car rental agencies, utilities and various shopping and gift partners. Revenue from the sale of mileage credits is deferred and recognized as passenger revenue over the period when transportation is expected to be provided, based on estimates of the fair value of tickets to be redeemed. Amounts received in excess of the tickets’ fair value are recognized in income currently and classified as a reimbursement of advertising expenses. A change to the time period over which the mileage credits are used (currently six to 32 months), the actual redemption activity or our estimate of the number or fair value of tickets could have a significant impact on our revenue in the year of change as well as future years. In the fourth quarter of 2003, we adjusted our estimates of the mileage credits we expect to be redeemed for travel, resulting in a one-time increase in other revenue of $24 million.

     During the year ended December 31, 2004, OnePass participants claimed approximately 1.2 million awards. These awards accounted for an estimated 5.6% of our total RPMs. We believe displacement of revenue passengers is minimal given our load factors, our ability to manage frequent flyer inventory and the low ratio of OnePass award usage to revenue passenger miles.

     At December 31, 2004, we estimated that approximately 2.1 million free travel awards outstanding were expected to be redeemed for free travel on Continental, ExpressJet, CMI or participating alliance carriers. Our total liability for future OnePass award redemptions for free travel and unrecognized revenue from sales of OnePass miles to other companies was approximately $195 million at December 31, 2004. This liability is recognized as a component of air traffic liability in our consolidated balance sheet.

     Pending Accounting Pronouncement. In December 2004, the FASB issued a revision of SFAS 123, “Share Based Payment” (“SFAS 123R”), which requires companies to measure the cost of employee services received in exchange for an award of equity instruments (typically stock options) based on the grant-date fair value of the award. The fair value is to be estimated using option-pricing models. The resulting cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Under the original SFAS 123, this accounting treatment was optional with pro forma disclosures required.

     We are required to adopt SFAS 123R no later than the beginning of the third quarter of 2005. It will be effective for all awards granted after that date. For those awards granted prior to the adoption date but for which the vesting period is not complete, expense will be recognized based on the grant-date fair value and vesting schedule of those awards calculated for the pro forma disclosures under SFAS 123. See Note 1(o) for the impact of the fair value recognition provisions of SFAS 123 on our net income (loss) and earnings (loss) per share. The adoption of this standard will not impact on our financial position or liquidity.

     As discussed in Note 8 to our consolidated financial statements, we expect to issue to employees stock options to acquire approximately ten million shares of our Class B common stock, at a price per share equal to the fair market value of the common stock on the date of the grant, upon ratification and effectiveness of the tentative agreements for new contracts covering our pilots, flight attendants, mechanics and dispatchers. Results of the ratification process for each of the agreements are expected by the end of March 2005. The options will generally vest in three equal installments on the first, second, and third anniversaries of the date of grant, and will have a term ranging from six to eight years.

     Upon adoption of SFAS 123R effective with the third quarter of 2005, and assuming ratification and effectiveness of each of the tentative agreements with the unions representing our work groups, we would expect that the non-cash expense associated with this new stock option program would be approximately $15 million to $25 million in 2005 and $40 million to $60 million in total over the three year vesting term of the options. The actual expense will be dependent on several factors including the actual number of options granted, exercise price, valuation model used, expected life of the option and expected share price volatility.

Related Party Transactions

     See Note 16 to our consolidated financial statements for a discussion of related party transactions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk Sensitive Instruments and Positions

     We are subject to certain market risks, including commodity price risk (i.e., aircraft fuel prices), interest rate risk, foreign currency risk and price changes related to certain investments in debt and equity securities. The adverse effects of potential changes in these market risks are discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on overall economic activity nor do they consider additional actions we may take to mitigate our exposure to such changes. Actual results may differ. See the notes to the consolidated financial statements for a description of our accounting policies and other information related to these financial instruments. We do not hold or issue derivative financial instruments for trading purposes.

     Aircraft Fuel. Our results of operations are significantly impacted by changes in the price of aircraft fuel. During 2004 and 2003, aircraft fuel and related taxes accounted for 15.9% and 15.2%, respectively, of our operating expenses. Based on our expected fuel consumption in 2005, a hypothetical one dollar increase in the price of crude oil will increase our annual fuel expense by approximately $40 million. Periodically, we enter into petroleum swap contracts, petroleum call option contracts and/or jet fuel purchase commitments to provide us with short-term hedge protection (generally three to six months) against sudden and significant increases in jet fuel prices, while simultaneously ensuring that we are not competitively disadvantaged in the event of a substantial decrease in the price of jet fuel. As of December 31, 2004, we did not have any fuel hedges in place.

     Foreign Currency. We are exposed to the effect of exchange rate fluctuations on the U.S. dollar value of foreign currency denominated operating revenue and expenses. We attempt to mitigate the effect of certain potential foreign currency losses by entering into forward and option contracts that effectively enable us to sell Japanese yen, British pounds, Canadian dollars and euros expected to be received from the respective denominated net cash flows over the next 12 months at specified exchange rates.

     We had the following foreign currency hedges outstanding at December 31, 2004 (for 2005 projected cash flows) and December 31, 2003 (for 2004 projected cash flows):

•	Forward and option contracts to hedge approximately 61% of our projected Japanese yen-denominated net cash flows for both 2005 and 2004.

•	Forward and option contracts to hedge approximately 45% and 63% of our British pound-denominated net cash flows for 2005 and 2004, respectively.

•	Forward contracts to hedge approximately 42% of our projected Canadian dollar-denominated net cash flows for 2005.

•	Forward and option contracts to hedge approximately 39% and 50% of our projected euro-denominated net cash flows for 2005 and the first six months of 2004, respectively.

     We estimate that at December 31, 2004, a uniform 10% strengthening in the value of the U.S. dollar relative to the Japanese yen, British pound, Canadian dollar, and euro would have increased the fair value of the existing option and/or forward contracts by $15 million, $9 million, $3 million and $4 million, respectively, offset by a corresponding loss on the underlying 2005 exposure of $28 million, $36 million, $7 million and $11 million, respectively, resulting in a net losses of $13 million, $27 million, $4 million and $7 million.

     At December 31, 2003, a uniform 10% strengthening in the value of the U.S. dollar relative to the Japanese yen, British pound and euro would have increased the fair value of the existing option and/or forward contracts by $6 million, $12 million and $2 million, respectively, offset by a corresponding loss on the underlying 2004 exposure of $13 million, $9 million and $3 million, respectively, resulting in a net $(7) million, $3 million and $(1) million gain (loss).

     Interest Rates. Our results of operations are affected by fluctuations in interest rates (e.g., interest expense on variable-rate debt and interest income earned on short-term investments).

     We had approximately $1.4 billion of variable-rate debt as of December 31, 2004 and 2003. We have mitigated our exposure on certain variable-rate debt by entering into interest rate swap agreements. The interest rate swap outstanding at December 31, 2004 and 2003 had a notional amount of $143 million and $153 million, respectively. The interest rate swap effectively locks us into paying a fixed rate of interest on a portion of our floating rate debt securities through the expiration of the swap in November 2005. If average interest rates increased by 100 basis points during 2005 as compared to 2004, our projected 2005 interest expense would increase by approximately $12 million, net of interest rate swap. At December 31, 2003, an interest rate increase by 100 basis points during 2004 as compared to 2003 was projected to increase interest expense by approximately $12 million, net of interest rate swap.

     As of December 31, 2004 and 2003, we estimated the fair value of $3.4 billion and $3.4 billion (carrying value) of our fixed-rate debt to be $2.9 billion and $3.2 billion, respectively, based upon discounted future cash flows using our current incremental borrowing rates for similar types of instruments or market prices. Market risk, estimated as the potential increase in fair value resulting from a hypothetical 100 basis points decrease in interest rates, was approximately $83 million and $104 million as of December 31, 2004 and 2003, respectively. The fair value of the remaining fixed-rate debt at December 31, 2004 and 2003, with a carrying value of $745 million and $826 million, respectively, was not practicable to estimate due to the large number of remaining debt instruments with relatively small carrying amounts.

     If 2005 average short-term interest rates decreased by 100 basis points over 2004 average rates, our projected interest income from cash, cash equivalents and short-term investments would decrease by approximately $15 million during 2005, compared to an estimated $13 million decrease during 2004 measured at December 31, 2003.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     Management of the Company is responsible for establishing and maintaining effective internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial reporting and financial statement preparation and presentation.

     Under the supervision and with the participation of the Company’s management, including our Chief Executive Officer and Chief Financial Officer, an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 was conducted. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on their assessment, management concluded that, as of December 31, 2004, the Company’s internal control over financial reporting was effective based on those criteria.

     Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, has been audited by Ernst & Young, LLP, the independent registered public accounting firm who also has audited the Company’s consolidated financial statements. Ernst & Young’s attestation report on management’s assessment of the Company’s internal control over financial reporting appears below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Continental Airlines, Inc.

     We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Continental Airlines, Inc. (the “Company”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2004 and 2003, and the related consolidated statements of operations, common stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004, and our report dated March 14, 2005, expressed an unqualified opinion thereon.

ERNST & YOUNG LLP

Houston, Texas
March 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Continental Airlines, Inc.

     We have audited the accompanying consolidated balance sheets of Continental Airlines, Inc. (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, common stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

     As discussed in Notes 12 and 14 to the consolidated financial statements, the Company adopted, effective January 1, 2003, Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Disposal or Exit Activities” and, effective July 1, 2003, Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005 expressed an unqualified opinion thereon.

ERNST & YOUNG LLP

Houston, Texas
March 14, 2005

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended December 31,
	2004	2003 (A)	2002 (A)
Operating Revenue:
Passenger (excluding fees and taxes of $1,046, $904 and $878) (B)	$8,984	$8,135	$7,862
Cargo, mail and other	760	735	540

	9,744	8,870	8,402

Operating Expenses:
Wages, salaries and related costs	2,819	3,056	2,959
Aircraft fuel and related taxes	1,587	1,319	1,084
ExpressJet capacity purchase, net	1,351	153	—
Aircraft rentals	891	896	902
Landing fees and other rentals	646	620	633
Commissions, booking fees, credit card fees and other distribution costs	552	525	592
Maintenance, materials and repairs	414	509	476
Depreciation and amortization	414	444	444
Passenger servicing	306	297	296
Security fee reimbursement	—	(176)	—
Special charges	121	100	254
Other	872	924	1,074

	9,973	8,667	8,714

Operating Income (Loss)	(229)	203	(312)

Nonoperating Income (Expense):
Interest expense	(389)	(393)	(372)
Interest capitalized	14	24	36
Interest income	29	19	24
Income from affiliates	118	40	8
Gain on dispositions of ExpressJet Holdings shares	—	173	—
Other, net	17	135	(15)

	(211)	(2)	(319)

Income (Loss) before Income Taxes and Minority Interest	(440)	201	(631)
Income Tax Benefit (Expense)	77	(114)	208
Minority Interest	—	(49)	(28)

Net Income (Loss)	$(363)	$38	$(451)

Earnings (Loss) per Share:
Basic	$(5.49)	$0.58	$(7.02)

Diluted	$(5.55)	$0.57	$(7.02)

Shares Used for Computation:
Basic	66.1	65.4	64.2

Diluted	66.1	65.6	64.2

(A)	Amounts include the consolidation of ExpressJet Holdings, Inc. through November 12, 2003. See Note 15 for further discussion.

(B)	The fees and taxes are primarily U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign departure taxes.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED BALANCE SHEETS
(In millions, except for share data)

	December 31,
	2004	2003
ASSETS

Current Assets:
Cash and cash equivalents	$1,055	$999
Restricted cash and cash equivalents	211	170
Short-term investments	403	431

Total cash, cash equivalents and short-term investments	1,669	1,600

Accounts receivable, net of allowance for doubtful receivables of $22 and $19	472	403
Spare parts and supplies, net of allowance for obsolescence of $93 and $98	214	191
Deferred income taxes	170	157
Note receivable from ExpressJet Holdings, Inc.	81	67
Prepayments and other	222	168

Total current assets	2,828	2,586

Property and Equipment:
Owned property and equipment:
Flight equipment	6,744	6,574
Other	1,262	1,195

	8,006	7,769
Less: Accumulated depreciation	2,023	1,784

	5,983	5,985

Purchase deposits for flight equipment	105	225

Capital leases	396	404
Less: Accumulated amortization	140	126

	256	278

Total property and equipment	6,344	6,488

Routes	615	615
Airport operating rights, net of accumulated amortization of $316 and $293	236	259
Intangible pension asset	108	124
Investment in affiliates	156	173
Note receivable from ExpressJet Holdings, Inc.	18	126
Other assets, net	240	278

Total Assets	$10,545	$10,649

(continued on next page)

CONTINENTAL AIRLINES, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except for share data)

	December 31,
	2004	2003
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current maturities of long-term debt and capital leases	$670	$422
Accounts payable	766	840
Air traffic liability	1,157	957
Accrued payroll	281	280
Accrued other liabilities	385	366

Total current liabilities	3,259	2,865

Long-Term Debt and Capital Leases	5,167	5,558

Deferred Income Taxes	382	446

Accrued Pension Liability	1,132	680

Other	339	308

Commitments and Contingencies

Stockholders’ Equity:
Series B Junior Participating Preferred stock - $.01 par, 10,000,000 shares authorized; one share of Series B issued and outstanding, stated at par value	—	—
Class B common stock - $.01 par, 200,000,000 shares authorized; 91,938,816 and 91,507,192 shares issued	1	1
Additional paid-in capital	1,408	1,401
Retained earnings	585	948
Accumulated other comprehensive loss	(587)	(417)
Treasury stock - 25,476,881 and 25,471,881 shares, at cost	(1,141)	(1,141)

Total stockholders’ equity	266	792

Total Liabilities and Stockholders’ Equity	$10,545	$10,649

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2004	2003 (A)	2002 (A)
Cash Flows from Operating Activities:
Net income (loss)	$(363)	$38	$(451)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	(77)	101	(179)
Depreciation and amortization	414	444	444
Special charges	121	100	254
Gains on investments	—	(305)	—
Equity in the income of affiliates	(66)	(23)	(8)
Other, net	(73)	(36)	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(76)	(25)	(23)
(Increase) decrease in spare parts and supplies	(37)	4	4
Decrease in accounts payable	(74)	(19)	(79)
Increase (decrease) in air traffic liability	200	75	(132)
Increase (decrease) in accrued pension liability and other	404	(12)	124

Net cash provided by (used in) operating activities	373	342	(46)

Cash Flows from Investing Activities:
Capital expenditures	(162)	(205)	(539)
Purchase deposits paid in connection with future aircraft deliveries	(33)	(29)	(73)
Purchase deposits refunded in connection with aircraft delivered	144	81	219
Sale (purchase) of short-term investments, net	28	(134)	(56)
Proceeds from sales of ExpressJet Holdings, net	—	134	447
Proceeds from sales of Internet-related investments	98	76	—
Proceeds from disposition of property and equipment	16	16	9
Other	(3)	53	(43)

Net cash provided by (used in) investing activities	88	(8)	(36)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt, net	67	559	596
Payments on long-term debt and capital lease obligations	(447)	(549)	(383)
Proceeds from issuance of common stock	5	5	23
Increase in restricted cash	(41)	(108)	(32)
Other	11	—	—

Net cash (used in) provided by financing activities	(405)	(93)	204

Impact on cash of ExpressJet deconsolidation	—	(225)	—

Net Increase in Cash and Cash Equivalents	56	16	122
Cash and Cash Equivalents - Beginning of Period	999	983	861

Cash and Cash Equivalents - End of Period	$1,055	$999	$983

Supplemental Cash Flows Information:
Interest paid	$372	$374	$345
Income taxes paid (refunded)	$(4)	$13	$(31)
Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt	$226	$120	$908
Capital lease obligations incurred	$1	$22	$36
Contribution of ExpressJet stock to pension plan	$—	$100	$—

(A)	Amounts include the consolidation of ExpressJet Holdings, Inc. through November 12, 2003. See Note 15 for further discussion.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.
CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS’ EQUITY
(In millions)

					Accumulated
	Class B		Additional		Other	Treasury
	Common Stock		Paid-In	Retained	Comprehensive	Stock,
	Shares	Amount	Capital	Earnings	Income (Loss)	At Cost	Total
December 31, 2001	63.2	$1	$1,069	$1,361	$(130)	$(1,140)	$1,161

Net Loss	—	—	—	(451)	—	—	(451)
Other Comprehensive Income:
Increase in Additional Minimum Pension Liability, net of income taxes of $146	—	—	—	—	(250)	—	(250)
Other	—	—	—	—	(15)	—	(15)

Total Comprehensive Loss							(716)

Issuance of Common Stock pursuant to Stock Plans	2.6	—	36	—	—	—	36
Sales of ExpressJet Holdings Stock, net of applicable income taxes of $175	—	—	291	—	—	—	291
Other	—	—	(5)	—	—	—	(5)

December 31, 2002	65.8	1	1,391	910	(395)	(1,140)	767

Net Income	—	—	—	38	—	—	38
Other Comprehensive Income:
Increase in Additional Minimum Pension Liability, net of income taxes of $11	—	—	—	—	(20)	—	(20)
Other	—	—	—	—	(2)	—	(2)

Total Comprehensive Income							16

Issuance of Common Stock pursuant to Stock Plans	0.3	—	5	—	—	—	5
Other	—	—	5	—	—	(1)	4

December 31, 2003	66.1	1	1,401	948	(417)	(1,141)	792

Net Loss	—	—	—	(363)	—	—	(363)
Other Comprehensive Income:
Increase in Additional Minimum Pension Liability	—	—	—	—	(176)	—	(176)
Other	—	—	—	—	6	—	6

Total Comprehensive Loss							(533)

Issuance of Common Stock pursuant to Stock Plans	0.4	—	5	—	—	—	5
Other	—	—	2	—	—	—	2

December 31, 2004	66.5	$1	$1,408	$585	$(587)	$(1,141)	$266

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Continental Airlines, Inc., a Delaware corporation, is a major United States air carrier engaged in the business of transporting passengers, cargo and mail. We are the world’s sixth largest airline (as measured by the number of scheduled miles flown by revenue passengers, known as revenue passenger miles, in 2004). Together with ExpressJet Airlines, Inc. (“ExpressJet”), a wholly-owned subsidiary of ExpressJet Holdings, Inc. (“Holdings”) from which we purchase seat capacity, and our wholly-owned subsidiary, Continental Micronesia, Inc. (“CMI”), each a Delaware corporation, we operate more than 2,500 daily departures throughout the Americas, Europe and Asia. As of December 31, 2004, we flew to 130 domestic and 113 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. We directly served 18 European cities, seven South American cities, Tel Aviv, Hong Kong and Tokyo as of December 31, 2004. In addition, we provide service to more destinations in Mexico and Central America than any other U.S. airline, serving 39 cities. Through our Guam hub, CMI provides extensive service in the western Pacific, including service to more Japanese cities than any other United States carrier.

     The current U.S. domestic network carrier financial environment continues to be the worst in history and could deteriorate further. We have had substantial losses since September 11, 2001. Losses of the magnitude incurred by us since September 11, 2001 are not sustainable if they continue. With the current weak domestic yield environment caused in large part by the growth of low cost competitors and fuel prices at twenty-year highs, our cost structure is not competitive. Additionally, it has been increasingly difficult for us to obtain financing in the face of our significant and continuing losses and our current revenue and cost outlook. Many of our network competitors, such as American Airlines, Delta Air Lines, United Airlines and US Airways, have used bankruptcy or the threat of bankruptcy to reduce their costs significantly, and may continue to restructure their costs downward.

     The $1.1 billion of cost-cutting and revenue-generating measures that we have implemented in recent years have proven insufficient to return us to profitability in the current environment. As a result, on November 18, 2004, we announced that we needed an annual $500 million reduction in wage and benefit costs. In late 2004 and early 2005, we finalized (but have not yet implemented) changes to wages, work rules and benefits for U.S.-based management and clerical, reservations, food services, airport and cargo agents and customer service employees that result in savings of $169 million annually. On February 28, 2005, we announced that we had reached tentative agreements on new contracts covering our pilots, flight attendants, mechanics and dispatchers following negotiations with ALPA, the IAM, the Teamsters, and the TWU. We also reached a tentative agreement with our simulator technicians, represented by the TWU. Each of the agreements is subject to ratification by the members of each covered work group, and the effectiveness of each agreement is conditioned on ratification of each other agreement. Results of the ratification process for each of the agreements are expected by the end of March 2005. If the agreements are ratified, the wage and benefit reductions will become effective as of the date of ratification and we will begin to implement the agreements. Some of the savings from the agreements will take time to achieve, while others, such as the wage reductions and certain benefit changes, will result in immediate savings. Our officers and Board of Directors implemented their reductions on February 28, 2005.

     The tentative agreements, along with previously announced pay and benefit reductions for other work groups, conclude the negotiation process with all our employees, except some CMI and international employees. The pay and benefits of international employees must be adjusted in accordance with laws and regulations of the various countries. We expect to complete the process with these remaining employees in the near future.

     Each of the agreements is for a 45-month term, so that the agreements would become amendable again on December 31, 2008. A significant portion of the cost savings from our work groups, both unionized and non-unionized, will be derived from changes to benefits and work rules. We expect to achieve approximately $500 million of annual cost savings on a run-rate basis if the agreements with our various work groups are fully implemented. This excludes the non-cash cost of approximately ten million stock options that we expect to issue to our employees in connection with the pay and benefit reductions and accruals for certain non-cash costs or charges relating to items contained in the tentative agreements. Further, our ability to achieve certain of the cost reductions will depend on timely and effective implementation of new work rules, actual productivity improvements, implementation of changes in technology pertaining to employee work rules and benefits and other items.

     Each of the tentative agreements require that, even if ratified, they will not go into effect (and thus will not be implemented) unless all of the other tentative agreements are ratified. As a result, there is the risk that if one or more of the tentative agreements is not ratified, then one or more of the other tentative agreements would not become effective and thus would not be implemented. If the tentative agreements were not implemented, we would not achieve the necessary $500 million reduction in wage and benefit costs and would ultimately have inadequate liquidity to meet our obligations under current market conditions. We would be forced to pursue alternate survival strategies, including taking significant steps to reduce both our future financial commitments and current cash outflows. This would mean that we would be forced to obtain annual pay and benefit reductions totaling $800 million from our work groups later in 2005.

     In addition to having to obtain significantly larger pay and benefit reductions from our work groups, actions we would be forced to take if the tentative agreements are not ratified and do not take effect include canceling plans to lease eight 757-300 aircraft from Boeing Capital Corporation and canceling the accelerated delivery of six 737-800 aircraft which were to be delivered in 2006. Those aircraft would instead be delivered in 2008, the original delivery year. However, we anticipate that we would enter into discussions with Boeing to defer all aircraft deliveries beyond 2005, representing a total of 40 aircraft. We would also be forced to cancel our recent order for ten Boeing 787 aircraft, which were planned for delivery beginning in 2009.

     Additionally, we would pursue shrinking our fleet. As part of our contingency planning, we have engaged Focus Aviation, Inc., an aircraft broker, with regard to our Boeing 737-500 fleet. These aircraft have relatively few seats compared to our other mainline aircraft and have become less attractive to operate in a low-fare environment. If the tentative agreements are not ratified and do not take effect, we will market for sale or lease twenty-four 737-500 aircraft. This fleet reduction would result in frequency and aircraft size reductions in certain markets. Moreover, if the aircraft are withdrawn from the fleet, we would need to furlough a significant number of pilots, flight attendants, mechanics and other positions associated with those aircraft.

     If the tentative agreements are not ratified and do not take effect, absent significant declines in fuel prices in the near future, we expect that we would fail to meet certain financial covenants in our bank-issued credit card processing agreement. In that event, we would be required to post up to an additional $335 million cash collateral, which would adversely affect our liquidity needed for our operations and debt service.

     We could experience an increase in early retirements caused by concern among our employees about our financial stability. The potential of an increase in early retirements could be exacerbated by the fact that our employees are entitled to lump-sum distributions from our defined benefit pension plan upon their retirement, including early retirement within the provisions of the plan. Some of our competitors have terminated, or have sought to terminate, their defined benefit pension plans in bankruptcy, which can cause employees to receive less than the full amount of their pension benefits under applicable federal pension benefit insurance, and can also limit or eliminate the ability of employees to receive their pension benefits in a lump-sum. If liquidity concerns increase, we could experience a significant increase in early retirements which could negatively impact our operations and materially increase our near-term funding obligations to our defined benefit pension plan, which could itself result in a material adverse effect on our liquidity.

     If the current adverse environment does not improve, we expect to incur a significant loss in 2005. However, absent adverse factors outside our control such as additional terrorist attacks, hostilities involving the United States or further significant increases in fuel prices, we currently believe that our existing liquidity and projected 2005 cash flows will be sufficient to fund our current operations and other financial obligations through 2005 if we achieve the timely ratification and implementation of the tentative agreements with our unions concerning wage and benefit reductions or, if the tentative agreements are not ratified and do not take effect, by taking the steps described above to reduce our future financial commitments and current cash outflows. These steps include canceling our tentative agreements with Boeing, marketing for sale or lease twenty-four 737-500 aircraft and furloughing a significant number of employees.

     In developing our plan for 2005, we considered our current projections for 2005 revenue, including the impact of fare reductions initiated in early January 2005 by Delta Air Lines, current and forward fuel price levels as of March 14, 2005, our expectations with regard to union ratification of the tentative agreements described above and our ability to execute additional financing transactions. While we believe our 2005 plan is achievable, a combination of some or all of several events, most of which are outside of our direct control, may result in us being unable to generate sufficient cash from operations or complete financing transactions that we would need to maintain adequate liquidity through December 31, 2005. These events include the failure of our unions to ratify the tentative agreements so that they do not go into effect, further significant declines in yields and fuel prices higher than current levels for an extended period of time. Additionally, we have significant financial obligations due in 2006 and thereafter, and we will have inadequate liquidity to meet those obligations if the current financial environment for network carriers continues and we are unable to increase our revenues or decrease our costs considerably.

     As used in these Notes to Consolidated Financial Statements, the terms “Continental”, “we”, “us”, “our” and similar terms refer to Continental Airlines, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of Consolidation -

Our consolidated financial statements include the accounts of Continental and all wholly-owned domestic and foreign subsidiaries. Through November 12, 2003, we also consolidated Holdings. See Note 15 for a discussion of the changes in our ownership of Holdings and the resulting impact on our consolidated financial statements. All intercompany accounts, transactions and profits arising from consolidated entities have been eliminated in consolidation.

(b)	Investments in Affiliates -

Investments in unconsolidated affiliates that are not variable interest entities (see Note 14) are accounted for by the equity method when we have significant influence over the operations of the companies.

As of December 31, 2004, we had a 49% interest in Compania Panamena de Aviacion, S.A. (“Copa”) with a carrying value of $110 million. The investment is accounted for under the equity method of accounting. The carrying amount of our investment exceeds the amount of underlying equity in Copa’s net assets by $40 million. This difference is treated as goodwill and is not amortized.

(c)	Use of Estimates -

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(d)	Cash and Cash Equivalents -

We classify short-term, highly liquid investments, which are readily convertible into cash and have a maturity of three months or less when purchased as cash and cash equivalents. Restricted cash is primarily collateral for estimated future workers’ compensation claims, credit card processing contracts, letters of credit, performance bonds and interest rate swap agreements.

(e)	Short-Term Investments -

We invest in commercial paper, asset-backed securities and U.S. government agency securities with original maturities in excess of three months but less than one year. These investments are classified as short-term investments in the accompanying consolidated balance sheet. Short-term investments are stated at cost, which approximates market value.

(f)	Spare Parts and Supplies -

Inventories, expendable parts and supplies relate to flight equipment and are carried at average acquisition cost and are expensed when consumed in operations. An allowance for obsolescence is provided over the remaining estimated useful life of the related aircraft, plus allowances for spare parts currently identified as excess to reduce the carrying costs to the lower of amortized cost or net realizable value. These allowances are based on management estimates, which are subject to change.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(g)	Property and Equipment -

Property and equipment are recorded at cost and are depreciated to estimated residual values over their estimated useful lives using the straight-line method. Jet aircraft are assumed to have an estimated residual value of 15% of original cost; other categories of property and equipment are assumed to have no residual value. The estimated useful lives for our property and equipment are as follows:

Estimated Useful Life
Jet aircraft and simulators	25 to 30 years
Buildings and improvements	10 to 30 years
Food service equipment	6 to 10 years
Maintenance and engineering equipment	8 years
Surface transportation and ground equipment	6 years
Communication and meteorological equipment	5 years
Computer software	3 to 10 years
Capital lease - flight and ground equipment	Lease Term

(h)	Routes and Airport Operating Rights -

Routes represent the right to fly between cities in different countries. Routes are indefinite-lived intangible assets and are not amortized. We perform a test for impairment of our routes in the fourth quarter of each year.

Airport operating rights represent gate space and slots (the right to schedule an arrival or departure within designated hours at a particular airport). Airport operating rights are amortized over the stated term of the related lease or 20 years.

(i)	Measurement of Impairment of Long-Lived Assets -

We record impairment losses on long-lived assets, consisting principally of property and equipment and airport operating rights, when events or changes in circumstances indicate, in management’s judgement, that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. The net carrying value of assets not recoverable is reduced to fair value if lower than carrying value. In determining the fair market value of the assets, we consider market trends, recent transactions involving sales of similar assets and, if necessary, estimates of future discounted cash flows.

(j)	Revenue/Air Traffic Liability -

Passenger revenue is recognized either when transportation is provided or when the ticket expires unused rather than when a ticket is sold. Nonrefundable tickets expire on the date of intended flight, unless the date is extended by notification from the customer or payment of a change fee.

Under our capacity purchase agreement with Holdings and ExpressJet, we purchase all of ExpressJet’s capacity and are responsible for selling all of the seat inventory. We record the related passenger revenue and related expenses, with payments under the capacity purchase agreement reflected as a separate operating expense.

Revenue from the shipment of cargo and mail is recognized when transportation is provided. Other revenue includes charter services, ticket change fees and other incidental services.

The amount of passenger ticket sales and sales of frequent flyer mileage credits to partners not yet recognized as revenue is included in our consolidated balance sheets as air traffic liability. We perform periodic evaluations of the estimated liability for passenger ticket sales and any adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. These adjustments relate primarily to differences between our statistical estimation of certain revenue

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

transactions and the related sales price, as well as refunds, exchanges, interline transactions and other items for which final settlement occurs in periods subsequent to the sale of the related tickets at amounts other than the original sales price.

(k)	Frequent Flyer Program -

For those OnePass accounts that have sufficient mileage credits to claim the lowest level of free travel, we record a liability for either the estimated incremental cost of providing travel awards that are expected to be redeemed on us or the contractual rate of expected redemption on alliance carriers. Incremental cost includes the cost of fuel, meals, insurance and miscellaneous supplies and does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. A change to these cost estimates, the actual redemption activity, the amount of redemptions on alliance carriers or the minimum award level could have a significant impact on our liability in the period of change as well as future years. We also record a liability for payments we expect to make to partner airlines for OnePass members’ redemptions for travel on the other airline. The liability is adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the OnePass program, and is included in the accompanying consolidated balance sheets as air traffic liability. In the fourth quarter of 2004, we recorded a change in expected future costs for frequent flyer reward redemptions on alliance carriers, resulting in a one-time increase in other operating expenses of $18 million.

We also sell mileage credits in our frequent flyer program to participating partners, such as credit/debit card companies, phone companies, alliance carriers, hotels, car rental agencies and various shopping and gift partners. Revenue from the sale of mileage credits is deferred and recognized as passenger revenue over the period when transportation is expected to be provided, based on estimates of the fair value of tickets to be redeemed. Amounts received in excess of the tickets’ fair value are recognized in income currently and classified as a reimbursement of advertising expenses. A change to the time period over which the mileage credits are used (currently six to 32 months), the actual redemption activity or our estimate of the number or fair value of tickets could have a significant impact on our revenue in the year of change as well as future years. In the fourth quarter of 2003, we adjusted our estimates of the mileage credits we expect to be redeemed for travel, resulting in a one-time increase in other revenue of $24 million.

At December 31, 2004, we estimated that approximately 2.1 million free travel awards outstanding were expected to be redeemed for free travel on Continental, ExpressJet, CMI or participating alliance carriers. Our total liability for future OnePass award redemptions for free travel and unrecognized revenue from sales of OnePass miles to other companies was approximately $195 million at December 31, 2004. This liability is recognized as a component of air traffic liability in our consolidated balance sheet.

(l)	Deferred Income Taxes -

Deferred income taxes are provided under the liability method and reflect the net tax effects of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Due to our continued losses, we were required to provide a valuation allowance on the deferred tax assets recorded on losses beginning with the third quarter of 2004. As a result, our net losses for the third and fourth quarter of 2004 were not reduced by any tax benefit.

(m)	Maintenance and Repair Costs -

Maintenance and repair costs for owned and leased flight equipment, including the overhaul of aircraft components, are charged to operating expense as incurred, including engine overhaul costs covered by power-by-the-hour agreements, which are expensed on the basis of hours flown.

(n)	Advertising Costs -

We expense the costs of advertising as incurred. Gross advertising expense was $84 million, $87 million and $89 million for the years ended December 31, 2004, 2003 and 2002, respectively. These amounts are reported in the consolidated statement of operations net of the reimbursement of some of our advertising

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

expenses by third-party purchasers of our OnePass miles.

(o)	Stock Plans and Awards -

We account for our stock-based compensation plans under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). No stock-based employee compensation cost is reflected in net income (loss) for our stock option plans, as all options granted under our plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the pro forma effect on net income (loss) and earnings (loss) per share if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”), for the years ended December 31, 2004, 2003 and 2002. See Note 8 for the assumptions we used to compute the pro forma amounts.

	2004	2003	2002
Net income (loss), as reported	$(363)	$38	$(451)
Deduct: total stock-based employee compensation expense determined under SFAS 123, net of tax	(6)	(6)	(20)

Net income (loss), pro forma	$(369)	$32	$(471)

Basic earnings (loss) per share:
As reported	$(5.49)	$0.58	$(7.02)
Pro forma	$(5.58)	$0.49	$(7.33)

Diluted earnings (loss) per share:
As reported	$(5.55)	$0.57	$(7.02)
Pro forma	$(5.64)	$0.47	$(7.33)

(p)	ExpressJet Capacity Purchase, Net -

Payments made to ExpressJet under our capacity purchase agreement are reported as ExpressJet capacity purchase, net. In addition to the payments for the purchased capacity, ExpressJet capacity purchase, net, also includes ExpressJet’s fuel expense in excess of the cap provided in the capacity purchase agreement and a related fuel purchase agreement (71.2 cents per gallon, including fuel taxes, in 2004 and 2003) and is net of our sublease income on aircraft we lease to ExpressJet. Prior to November 12, 2003, the date we deconsolidated Holdings, all of these items were eliminated in our consolidated financial statements.

(q)	Reclassifications -

Certain reclassifications have been made in the prior years’ consolidated financial statement amounts and related note disclosures to conform with the current year’s presentation.

NOTE 2 - PENDING ACCOUNTING PRONOUNCEMENT

     In December 2004, the FASB issued a revision of SFAS 123, “Share Based Payment” (“SFAS 123R”), which requires companies to measure the cost of employee services received in exchange for an award of equity instruments (typically stock options) based on the grant-date fair value of the award. The fair value is to be estimated using option-pricing models. The resulting cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Under the original SFAS 123, this accounting treatment was optional with pro forma disclosures required.

     We are required to adopt SFAS 123R no later than the beginning of the third quarter of 2005. It will be effective for all awards granted after that date. For those awards granted prior to the adoption date but for which the vesting period is not complete, expense will be recognized based on the grant-date fair value and vesting schedule of

NOTE 2 - PENDING ACCOUNTING PRONOUNCEMENT (continued)

those awards calculated for the pro forma disclosures under SFAS 123. See Note 1(o) for the impact of the fair value recognition provisions of SFAS 123 on our net income (loss) and earnings (loss) per share. The adoption of this standard will not impact on our financial position or liquidity.

NOTE 3 - EARNINGS PER SHARE

     Basic earnings (loss) per common share (“EPS”) excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings (losses).

     On September 30, 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which changes the treatment of contingently convertible debt instruments in the calculation of diluted earnings per share. Contingently convertible debt instruments are financial instruments that include a contingent feature, such as a feature by which the debt becomes convertible into common shares of the issuer if the issuer’s common stock price has exceeded a predetermined threshold for a specified time period. Prior to the consensus, most issuers, including us, excluded the potential dilutive effect of the conversion feature from diluted earnings per share until the contingency threshold was met. EITF Issue No. 04-8 provides that these debt instruments should be included in the earnings per share computation (if dilutive) regardless of whether the contingent feature has been met. This change does not have any effect on net income (loss), but it can affect the related per share amounts.

     We adopted EITF Issue No. 04-8 as of December 31, 2004 and restated the computations of earnings (loss) per share for prior periods. The assumed conversion of our 5% Convertible Notes issued in June 2003 was antidilutive to our earnings per share calculations and accordingly was not included in the computation of diluted earnings per share. Additionally, we adjusted net income (loss) in our diluted earnings per share calculations to reflect the reduction of our proportionate equity in Holdings resulting from the assumed conversion of Holdings’ contingently convertible debt securities. These changes had no impact on our diluted loss per share in 2002 and decreased our 2003 diluted earnings per share by $0.01.

NOTE 3 - EARNINGS PER SHARE (continued)

     In each of years 2002 through 2004, our Convertible Junior Subordinated Debentures Held by Subsidiary Trust and 4.5% Convertible Notes were also antidilutive and therefore were not included in the calculation of diluted earnings per share.

	2004	2003	2002
Numerator:
Numerator for basic earnings per share - net income (loss)	$(363)	$38	$(451)
Effect of dilutive securities issued by equity investee	(4)	(1)	—

Numerator for diluted earnings per share - net income (loss) after effect of dilutive securities of equity investee	$(367)	$37	$(451)

Denominator:
Denominator for basic earnings (loss) per share - weighted- average shares	66.1	65.4	64.2

Effect of dilutive securities - employee stock options	—	0.2	—

Denominator for diluted earnings (loss) per share - adjusted weighted - average and assumed conversions	66.1	65.6	64.2

     Approximately 6.2 million in 2004, 5.3 million in 2003 and 4.0 million in 2002 of weighted average options to purchase shares of our Class B common stock were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares or the effect of including the options would have been antidilutive. In addition, 17.9 million, 14.0 million and 8.7 million potential common shares related to convertible debt securities were excluded from the computation of diluted earnings per share in 2004, 2003 and 2002, respectively, because they were antidilutive.

NOTE 4 - LONG-TERM DEBT

     Long-term debt as of December 31 is summarized as follows (in millions):

	2004	2003
Secured
Notes payable, interest rates of 5.0% to 8.5%, (weighted average rate of 6.99% as of December 31, 2004) payable through 2019	$3,147	$3,268
Floating rate notes, interest rates of LIBOR (2.56% on December 31, 2004) plus 0.45% to 1.3%; Eurodollar (2.54% on December 31, 2004) plus 1.375%, payable through 2014	872	923
Floating rate notes, interest rate of LIBOR plus 2.5% to 4.5%, payable through 2016	343	275
Floating rate notes, interest rate of LIBOR plus 4.53%, payable through 2007	123	139
Floating rate notes, interest rate of LIBOR plus 7.5%, payable through 2007	97	97
Other	17	17

Unsecured
Convertible junior subordinated debentures, interest rate of 6.0%, payable in 2030	248	248
Convertible notes, interest rate of 4.5%, payable in 2007	200	200
Senior notes payable, interest rate of 8.0%, payable in 2005	195	195
Convertible notes, interest rate of 5.0%, callable beginning in 2010	175	175
Note payable, interest rate of 8.1%, payable in 2008	112	112
Other	8	8

	5,537	5,657
Less: current maturities	642	397

Total	$4,895	$5,260

     Maturities of long-term debt due over the next five years are as follows (in millions):

Year ending December 31,
2005	$642
2006	533
2007	908
2008	603
2009	468

     Substantially all of our property and equipment and spare parts inventory is subject to agreements securing our indebtedness. We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade.

     We also have letters of credit and performance bonds relating to various real estate and customs obligations at December 31, 2004 in the amount of $54 million with expiration dates through June 2008.

     In October 2004, we issued two floating rate classes of Series 2004-1 Pass Through Trust Certificates in the aggregate amount of $77 million that amortize through November 2011. The certificates are secured by a lien on 21 spare engines.

     During the first half of 2004, we incurred $86 million of floating rate indebtedness and $128 million of fixed rate indebtedness. These loans are secured by the five 757-300 aircraft that were delivered in the first half of 2004.

NOTE 4 - LONG-TERM DEBT (continued)

     In May 2003, we issued $100 million of Floating Rate Secured Subordinated Notes due December 2007 (the “Junior Notes”). The Junior Notes are secured by a portion of our spare parts inventory and bear interest at the three-month LIBOR plus 7.5%. In connection with the Junior Notes and with $200 million of Floating Rate Secured Notes due December 2007 secured by the same pool of spare parts (the “Senior Notes”), we have entered into a collateral maintenance agreement requiring us, among other things, to maintain a loan-to-collateral value ratio of not greater than 45% with respect to the Senior Notes and a loan-to-collateral value ratio of not greater than 67.5% with respect to both the Senior Notes and the Junior Notes combined. We must also maintain a certain level of rotable components within the spare parts collateral pool. The ratios are calculated on a semi-annual basis based on an independent appraisal of the spare parts collateral pool. If any of the collateral ratio requirements are not met, we must take action to meet all ratio requirements by adding additional eligible spare parts to the collateral pool, purchasing or redeeming some of the outstanding notes, providing other collateral acceptable to the bond insurance policy provider for the Senior Notes, or any combination of the above. We met the collateral ratio requirements at December 25, 2004, the most recent valuation date.

     The $175 million of 5% Convertible Notes due 2023 are convertible into our Class B common stock at an initial conversion price of $20 per share, subject to certain conditions on conversion. The notes are redeemable for cash at our option on or after June 18, 2010 at par plus accrued and unpaid interest, if any. Holders of the notes may require us to repurchase the notes on June 15 of 2010, 2013 or 2018 or in the event of certain changes in control at par plus accrued and unpaid interest, if any.

     The $200 million of 4.5% convertible notes due February 1, 2007 are convertible into our common stock at an initial conversion price of $40 per share. The notes are redeemable at our option on or after February 5, 2005, at specified redemption prices.

     In November 2000, Continental Airlines Finance Trust II, a Delaware statutory business trust (the “Trust”) of which we own all the common trust securities, completed a private placement of five million 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities or “TIDES”. The TIDES have a liquidation value of $50 per preferred security and are convertible at any time at the option of the holder into shares of Class B common stock at a conversion rate of $60 per share of Class B common stock (equivalent to approximately 0.8333 share of Class B common stock for each preferred security). Distributions on the preferred securities are payable by the Trust at an annual rate of 6% of the liquidation value of $50 per preferred security.

     The sole assets of the trust are 6% Convertible Junior Subordinated Debentures (“Convertible Subordinated Debentures”) with an aggregate principal amount of $248 million as of December 31, 2004 issued by us and which mature on November 15, 2030. The Convertible Subordinated Debentures are redeemable by us, in whole or in part, on or after November 20, 2003 at designated redemption prices. If we redeem the Convertible Subordinated Debentures, the Trust must redeem the TIDES on a pro rata basis having an aggregate liquidation value equal to the aggregate principal amount of the Convertible Subordinated Debentures redeemed. Otherwise, the TIDES will be redeemed upon maturity of the Convertible Subordinated Debentures, unless previously converted.

     Taking into consideration our obligations under (i) the Preferred Securities Guarantee relating to the TIDES, (ii) the Indenture relating to the Convertible Subordinated Debentures to pay all debt and obligations and all costs and expenses of the Trust (other than U.S. withholding taxes) and (iii) the Indenture, the Declaration relating to the TIDES and the Convertible Subordinated Debentures, we have fully and unconditionally guaranteed payment of (i) the distributions on the TIDES, (ii) the amount payable upon redemption of the TIDES and (iii) the liquidation amount of the TIDES.

NOTE 5 - LEASES

     We lease certain aircraft and other assets under long-term lease arrangements. Other leased assets include real property, airport and terminal facilities, maintenance facilities, training centers and general offices. Most aircraft leases include both renewal options and purchase options. The purchase options are generally effective at the end of the lease term at the then-current fair market value. Our leases do not include residual value guarantees.

     At December 31, 2004, the scheduled future minimum lease payments under capital leases and the scheduled future minimum lease rental payments required under operating leases, that have initial or remaining noncancelable lease terms in excess of one year, are as follows (in millions):

	Capital Leases	Operating Leases
		Aircraft	Non-aircraft
Year ending December 31,
2005	$46	$982	$406
2006	39	933	397
2007	40	903	390
2008	45	884	369
2009	16	840	370
Later years	459	6,707	5,809

Total minimum lease payments	645	$11,249	$7,741

Less: amount representing interest	345

Present value of capital leases	300
Less: current maturities of capital leases	28

Long-term capital leases	$272

     At December 31, 2004, Continental had 474 aircraft under operating leases and seven aircraft under capital leases, including aircraft subleased to ExpressJet. These operating leases have remaining lease terms ranging up to 20-1/4 years. Projected sublease income to be received from ExpressJet through 2021, not included in the above table, is approximately $3.9 billion.

NOTE 6 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     As part of our risk management program, we use or have used a variety of financial instruments, including petroleum call options, petroleum swap contracts, jet fuel purchase commitments, foreign currency average rate options, foreign currency forward contracts and interest rate cap and swap agreements. We do not hold or issue derivative financial instruments for trading purposes.

Notional Amounts and Credit Exposure of Derivatives

     The notional amounts of derivative financial instruments summarized below do not represent amounts exchanged between parties and, therefore, are not a measure of our exposure resulting from our use of derivatives. The amounts exchanged are calculated based upon the notional amounts as well as other terms of the instruments, which relate to interest rates, exchange rates or other indices.

NOTE 6 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

Fuel Price Risk Management

     We use a combination of petroleum call options, petroleum swap contracts and/or jet fuel purchase commitments to provide us with short-term hedge protection (generally three to six months) against sudden and significant increases in jet fuel prices, while simultaneously ensuring that we are not competitively disadvantaged in the event of a substantial decrease in the price of jet fuel.

     We account for the call options and swap contracts as cash flow hedges. They are recorded at fair value with the offset to accumulated other comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness, and recognized as a component of fuel expense when the underlying fuel being hedged is used. The ineffective portion of these call options and swap agreements is determined based on the correlation between West Texas Intermediate Crude Oil prices and jet fuel prices. Hedge ineffectiveness is included in other nonoperating income (expense) in the accompanying consolidated statement of operations and was not material for the years ended December 31, 2004, 2003 and 2002. Our gain related to these hedging instruments, net of premium expense, was $74 million in 2004 and was not material in 2003 or 2002.

     We had no fuel hedges outstanding at December 31, 2004 or December 31, 2003, although we did have fuel hedges in place during these years.

Foreign Currency Exchange Risk Management

     We use a combination of foreign currency average rate options and forward contracts to hedge against the currency risk associated with our forecasted Japanese yen, British pound, Canadian dollar and euro-denominated net cash flows. The average rate options and forward contracts have only nominal intrinsic value at the date contracted.

     We account for these instruments as cash flow hedges. They are recorded at fair value with the offset to accumulated other comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness, and recognized as passenger revenue when the underlying service is provided. We measure hedge effectiveness of average rate options and forward contracts based on the forward price of the underlying currency. Hedge ineffectiveness is included in other nonoperating income (expense) in the accompanying consolidated statement of operations and was not material for the years ended December 31, 2004, 2003 and 2002. Our net gain (loss) on our foreign currency forward and option contracts was $(10) million for the year ended December 31, 2004 and was not material in the years ended December 31, 2003 and 2002. These gains are included in passenger revenue in the accompanying consolidated statement of operations.

     We had the following foreign currency hedges outstanding at December 31, 2004 (for 2005 projected cash flows) and December 31, 2003 (for 2004 projected cash flows):

•	Forward and option contracts to hedge approximately 61% of our projected Japanese yen-denominated net cash flows for both 2005 and 2004.

•	Forward and option contracts to hedge approximately 45% and 63% of our British pound-denominated net cash flows for 2005 and 2004, respectively.

•	Forward contracts to hedge approximately 42% of our projected Canadian dollar-denominated net cash flows for 2005.

•	Forward and option contracts to hedge approximately 39% and 50% of our projected euro-denominated net cash flows for 2005 and the first six months of 2004, respectively.

     These hedges had a liability fair value of $7 million at both December 31, 2004 and December 31, 2003.

Interest Rate Risk Management

     We have entered into an interest rate swap agreement to reduce the impact of potential interest rate increases on floating rate debt. The notional amount of the outstanding interest rate swap at December 31, 2004 and 2003 was $143 million and $153 million, respectively. The swap expires in November 2005. We account for the interest rate swap as a cash flow hedge whereby the fair value of the interest rate swap is reflected in other assets in the accompanying consolidated balance sheet with the offset, net of income taxes and any hedge ineffectiveness (which is not material), recorded as accumulated other comprehensive income (loss). The fair value of the interest

NOTE 6 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

rate swap liability was $4 million at December 31, 2004 and $11 million at December 31, 2003. Amounts recorded in accumulated other comprehensive income (loss) are amortized as an adjustment to interest expense over the term of the related hedge. Such amounts were not material during 2004, 2003 or 2002.

Other Financial Instruments

     Judgment is necessarily required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

(a)	Cash Equivalents -

Cash equivalents are carried at cost and consist primarily of commercial paper with original maturities of three months or less and approximate fair value due to their short-term maturity.

(b)	Short-term Investments -

Short-term investments consist primarily of commercial paper, asset-backed securities and U.S. government agency securities with original maturities in excess of three months but less than one year and approximate fair value due to their short-term maturity.

(c)	Internet Travel Distribution Investments -

In November 2003, we sold all of our investment in Hotwire, Inc. for $42 million in cash, resulting in a gain of $40 million. During 2003 and 2004, we sold all of our investment in Orbitz in two separate transactions. On December 19, 2003, we sold approximately 28% of our investment in Orbitz in connection with its initial public offering (“IPO”), reducing our interest in Orbitz from approximately 13% to 9%, for proceeds of $34 million, net of underwriting discount. Our gain on the sale was $32 million. Subsequent to the IPO in 2003, we accounted for our investment in Orbitz in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. We designated the remaining investment as a “trading security”, based on our intention to dispose of the securities of Orbitz that we owned. Therefore, the remaining investment was carried at its fair value, with changes in the fair value reported in our statement of operations. The fair value adjustment on the Orbitz shares during 2004 was $15 million and is included in other nonoperating income in the accompanying consolidated statement of operations, as are the gains recognized in 2003 on the dispositions of Hotwire and Orbitz. On November 12, 2004, we sold our remaining Orbitz shares for proceeds of $98 million. Since our initial investment in Orbitz, we have recognized cumulative gains of $123 million.

During 2000, we established an officer retention and incentive award plan (the “Incentive Award Program”) that allows officers to share in approximately 25% of the appreciation of certain of our internet-related investments. Under the Incentive Award Program, participants receive phantom appreciation rights (“PARs”) when we make investments in internet-related businesses. We made no PARs awards in 2004, one PARs award and one follow-up award in 2003 and five PARs awards and one follow-up award in 2002. Each PARs is a right, which generally vests quarterly over a four-year period, to receive the difference, if any, between the market value of the applicable equity investment over the established base value (generally the cost of the investment). Our related PARs expense was $3 million in 2004, $21 million in 2003 and $9 million in 2002. At December 31, 2004, our remaining PARS liability was $2 million, which is expected to be paid by 2006.

NOTE 6 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

(d)	Debt -

The fair value of our debt with a carrying value of $4.9 billion at each of December 31, 2004 and 2003 was approximately $4.3 billion and $4.6 billion, respectively. These estimates were based on the discounted amount of future cash flows using our current incremental rate of borrowing for a similar liability or market prices. The fair value of the remaining debt was not practicable to estimate.

(e)	Investment in Company Owned Life Insurance (COLI) Products -

In connection with certain of our supplemental retirement plans, we have company owned life insurance policies on certain of our officers. As of December 31, 2004 and 2003, the carrying value of the underlying investments was $38 million and $36 million, respectively, which approximated market value.

(f)	Note Receivable from Holdings -

The fair value of our note receivable from Holdings with a carrying value of $99 million and $193 million at December 31, 2004 and 2003, respectively, approximated carrying value. The fair value was estimated based on anticipated future cash flows discounted at our current incremental rate of borrowing for similar liabilities.

Credit Exposure of Financial Instruments

     We are exposed to credit losses in the event of non-performance by issuers of financial instruments. To manage credit risks, we select issuers based on credit ratings, limit our exposure to a single issuer under our defined guidelines and monitor the market position with each counterparty.

NOTE 7 - PREFERRED AND COMMON STOCK

Preferred Stock

     We have ten million shares of authorized preferred stock. We currently have one share of Series B preferred stock outstanding, which is held by Northwest Airlines, Inc. The material provisions of the Series B Junior Participating Preferred Stock are listed below:

     Ranking. The Series B preferred stock ranks junior to all classes of capital stock other than our common stock upon liquidation, dissolution or winding up of the company.

     Dividends. No dividends are payable on the Series B preferred stock.

     Voting Rights. The holder of the Series B preferred stock has the right to block certain actions we may seek to take, including:

•	Certain business combinations and similar changes of control transactions involving us and a third party major air carrier;

•	Certain amendments to our rights plan (or redemption of those rights);

•	Any dividend or distribution of all or substantially all of our assets; and

•	Certain reorganizations and restructuring transactions involving us.

     Redemption. The Series B preferred stock is redeemable by us at a nominal price under the following circumstances:

•	Northwest Airlines, Inc. transfers or encumbers the Series B preferred stock;

•	There is a change of control of Northwest Airlines Corporation involving a third party major air carrier;

•	Our alliance with Northwest Airlines Corporation terminates or expires (other than as a result of a breach by us); or

NOTE 7 - PREFERRED AND COMMON STOCK (continued)

•	Northwest Airlines Corporation materially breaches its standstill obligations to us or triggers our rights agreement.

Common Stock

     We currently have one class of common stock issued and outstanding, Class B common stock. Each share of Class B common stock is entitled to one vote per share. At December 31, 2004, approximately 29 million shares were reserved for future issuance related to the conversion of convertible debt securities and the issuance of stock under our stock incentive plans.

Stockholder Rights Plan

     We have a Rights Plan which was adopted effective November 20, 1998 and expires on November 20, 2008, unless extended or unless the rights are earlier redeemed or exchanged by us.

     The rights become exercisable upon the earlier of (i) the tenth day following a public announcement or public disclosure of facts indicating that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% (25% in the case of an institutional investor) or more of the total number of votes entitled to be cast generally by holders of our common stock then outstanding, voting together as a single class (such person or group being an “Acquiring Person”), or (ii) the tenth business day (or such later date as may be determined by action of our Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person. Certain persons and entities related to us are exempt from the definition of “Acquiring Person;” however, Northwest Airlines is not an exempt entity.

     Subject to certain adjustments, if any person becomes an Acquiring Person, each holder of a right, other than rights beneficially owned by the Acquiring Person and its affiliates and associates (which rights will thereafter be void), will thereafter have the right to receive, upon exercise thereof, that number of shares of Class B common stock having a market value of two times the exercise price ($200, subject to adjustment) of the right.

     If at any time after a person becomes an Acquiring Person, (i) we merge into any other person, (ii) any person merges into us and all of our outstanding common stock does not remain outstanding after such merger, or (iii) we sell 50% or more of our consolidated assets or earning power, each holder of a right (other than the Acquiring Person and its affiliates and associates) will have the right to receive, upon the exercise thereof, that number of shares of common stock of the acquiring corporation (including us as successor thereto or as the surviving corporation) which at the time of such transaction will have a market value of two times the exercise price of the right.

     At any time after any person becomes an Acquiring Person, and prior to the acquisition by any person or group of a majority of our voting power, our Board of Directors may exchange the rights (other than rights owned by such Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Class B common stock per right (subject to adjustment).

     At any time prior to any person becoming an Acquiring Person, our Board of Directors may redeem the rights at a price of $.001 per right. The Rights Plan may be amended by our Board of Directors without the consent of the holders of the rights, except that from and after the time that any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the rights (other than the Acquiring Person and its affiliates and associates). Until a right is exercised, its holder, as such, will have no rights as one of our stockholders, including the right to vote or to receive dividends.

NOTE 7 - PREFERRED AND COMMON STOCK (continued)

Restrictions on Dividends and Share Repurchases

     Under our tentative agreement with the union representing our pilots, if that agreement becomes effective, we have agreed that we will not declare a cash dividend or repurchase our outstanding common stock for cash until we have contributed at least $500 million to the pilots’ defined benefit plan, measured from the date of ratification of the pilots’ tentative agreement.

NOTE 8 - STOCK PLANS AND AWARDS

Stock Options

     Our stockholders have approved the following incentive plans, which, subject to adjustment as provided in the respective plans, permit the issuance of the number of shares of Class B common stock set forth below:

Incentive Plan 2000	3,000,000 shares
1998 Stock Incentive Plan	5,500,000 shares
1997 Stock Incentive Plan	2,000,000 shares
1994 Incentive Equity Plan	9,000,000 shares

     The Incentive Plan 2000 provides for awards in the form of stock options, restricted stock, performance awards and incentive awards. Each of the other plans permits awards of either stock options or restricted stock. Each plan permits awards to be made to the non-employee directors of the company or the employees of the company or its subsidiaries. Stock issued under the plans may be originally issued shares, treasury shares or a combination thereof. Approximately 972,000 shares remained for award under the plans as of December 31, 2004.

     Stock options are awarded under the plans with exercise prices equal to the fair market value of the stock on the date of grant and typically vest over a three to four-year period. Employee stock options generally have a five-year term, while outside director stock options have ten-year terms.

     Under the terms of the Plans, a change in control would result in all outstanding options under these plans becoming exercisable in full and restrictions on restricted shares being terminated.

NOTE 8 - STOCK PLANS AND AWARDS

     The table below summarizes stock option transactions pursuant to our Plans (share data in thousands):

	2004		2003		2002
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price
Outstanding at beginning of year	6,469	$17.86	6,871	$18.28	980	$36.34
Granted	729	$11.99	296	$15.00	6,079	$15.82
Exercised	(181)	$14.62	(306)	$15.62	(65)	$28.04
Cancelled	(842)	$19.10	(392)	$24.82	(123)	$35.45

Outstanding at end of year	6,175	$17.10	6,469	$17.86	6,871	$18.28

Options exer- cisable at end of year	4,837	$17.91	5,018	$18.27	3,856	$19.61

     The following tables summarize the range of exercise prices and the weighted average remaining contractual life of the options outstanding and the range of exercise prices for the options exercisable at December 31, 2004 (share data in thousands):

Options Outstanding

		Weighted
Range of		Average Remaining	Weighted Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price
$3.65-$15.77	904	4.57	$11.70
$15.78	4,719	2.41	$15.78
$16.84-$56.81	552	3.71	$37.14

$3.65-$56.81	6,175	2.84	$17.10

Options Exercisable

Range of		Weighted Average
Exercise Prices	Exercisable	Exercise Price
$3.65-$15.77	173	$11.26
$15.78	4,212	$15.78
$16.84-$56.81	452	$40.34

$3.65-$56.81	4,837	$17.91

Anticipated Grant of Options to Employees

     On February 28, 2005, we announced that we plan to issue to our employees stock options for approximately ten million shares of our Class B common stock upon ratification and effectiveness of the tentative agreements for wage and benefit cost reductions with the unions representing our work groups. The stock options will be issued pursuant to two plans, a broad-based plan for all of our employees and a supplemental plan for eligible pilots.

     We anticipate that substantially all of the options will be issued by the end of March 2005, subject to the ratification and effectiveness of the tentative agreements with our major unions. Under the stock option program, each stock option grant will represent the right to acquire shares of our common stock on the New York Stock

NOTE 8 - STOCK PLANS AND AWARDS (continued)

Exchange at the closing price of the common stock on the date of grant. The options will generally become exercisable in three equal installments on the first, second and third anniversaries of the date of grant, and will have a term ranging from six to eight years. No further options may be granted under either plan after ten years from the date the plan is adopted by our Board of Directors.

     The stock option program applies to all U.S.-based employees, except officers and members of Continental’s Board of Directors, and international employees where practical based on foreign laws and regulations.

     Also in connection with the wage and benefit cost reductions, our five most senior executives agreed to surrender options for 14,293 shares of our common stock effective February 28, 2005.

Restricted Stock

     In April 2002, we awarded 444,750 shares of restricted stock. The restricted stock was awarded pursuant to our equity incentive plans and had a fair value on the grant date of $12.5 million ($28.10 per share). The restricted stock is scheduled to vest in 25% increments on the first four anniversaries of the grant.

     Our five most senior executives agreed to surrender 12,225 shares of restricted stock effective February 28, 2005 in connection with the wage and benefit cost reductions.

Employee Stock Purchase Plan

     On March 12, 2004, our stockholders voted to adopt the 2004 Employee Stock Purchase Plan. All of our employees (including CMI employees) are eligible to participate in this program, which began in the second quarter of 2004. Participants may purchase shares of our Class B common stock at 85% (or higher in certain circumstances) of the fair market value of the stock on either the first day or the last day of the option period (whichever is lower), limited to a minimum purchase price of $10 per share. In the aggregate, 3,000,000 shares may be purchased. These shares may be newly issued or reacquired shares. During 2004, 249,160 shares of Class B common stock were issued to participants at a purchase price of $10 per share. An additional 237,984 shares were issued in January 2005 at a purchase price of $10 per share.

     Under a former plan, all of our employees (including ExpressJet and CMI employees) were eligible to participate in our employee stock purchase program under which they could purchase shares of Class B common stock at 85% of the lower of the fair market value on the first day of the option period or the last day of the option period. During 2002, 2,076,745 shares of Class B common stock were issued at prices ranging from $4.58 to $34.60. No shares have been issued under this plan subsequent to 2002.

NOTE 8 - STOCK PLANS AND AWARDS (continued)

SFAS 123 Assumptions

     We account for our stock-based compensation plans under the recognition and measurement principles of APB 25. Pro forma information regarding net income and earnings per share disclosed in Note 1(o) has been determined as if we had accounted for our employee stock options and purchase rights under the fair value method of SFAS 123. For purposes of the pro forma SFAS 123 calculation, the fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions indicated below for the year ended December 31:

	2004	2003	2002
Risk-free interest rate	3.3%	2.5%	2.9%
Dividend yield	0%	0%	0%
Expected market price volatility of our Class B common stock	78%	77%	64%
Weighted-average expected life of options (years)	3.5	3.2	2.0
Weighted-average fair value of options granted	$6.59	$7.77	$5.73

     For purposes of the pro forma SFAS 123 calculation, the fair value of the purchase rights under the stock purchase plans was also estimated using the Black-Scholes model with the following weighted-average assumptions indicated below for the year ended December 31:

	2004	2003	2002
Risk-free interest rate	1.4%	N/A	1.7%
Dividend yield	0%	N/A	0%
Expected market price volatility of our Class B common stock	48%	N/A	63%
Weighted-average expected life of the purchase rights (years)	0.25	N/A	0.25
Weighted-average fair value of purchase rights granted	$3.40	N/A	$2.86

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options and purchase rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options and purchase rights.

Restricted Stock Units

     During 2004, we implemented the Restricted Stock Unit (RSU) program. This program is designed to reward our officers for significant increases in our stock price over multi-year measurement periods. If our stock price reaches a target price and averages at least that level for 20 consecutive trading days, the officers are paid cash for each unit equal to the stock price at the date specified below. As of March 14, 2005, there were awards outstanding with respect to two performance periods that began on April 1, 2004 and end as follows:

	Units	Target Price per Share
	(In thousands)
March 31, 2006	1,100	$20.48
December 31, 2007	1,383	22.48

	2,483

     On February 15, 2005, our officers voluntarily surrendered all of their awards for the performance period ending June 30, 2005 (not shown above) as part of the wage and benefit cost reductions. As of December 31, 2004,

NOTE 8 - STOCK PLANS AND AWARDS (continued)

our stock price had not achieved any of the target prices and, accordingly, we had recorded no expense or liability related to the RSU program.

NOTE 9 - ACCUMULATED OTHER COMPREHENSIVE LOSS

     The components of accumulated other comprehensive loss (which are all net of applicable income taxes) are as follows (in millions):

		Unrealized
	Minimum	Gain/(Loss) on
	Pension	Derivative
	Liability	Instruments	Total
Balance at December 31, 2001	$(138)	$8	$(130)
Current year net change in accumulated other comprehensive loss	(250)	(15)	(265)

Balance at December 31, 2002	(388)	(7)	(395)
Current year net change in accumulated other comprehensive loss	(20)	(2)	(22)

Balance at December 31, 2003	(408)	(9)	(417)
Current year net change in accumulated other comprehensive loss	(176)	6	(170)

Balance at December 31, 2004	$(584)	$(3)	$(587)

     The minimum pension liability recorded in other comprehensive loss before applicable income taxes was $818 million and $642 million at December 31, 2004 and 2003, respectively.

NOTE 10 - EMPLOYEE BENEFIT PLANS

     We have defined benefit pension and defined contribution (including 401(k) savings) plans. Substantially all of our domestic employees are covered by one or more of these plans. The benefits under the active defined benefit pension plan are based on years of service and an employee’s final average compensation. Our pension obligations are measured as of December 31 of each year.

     Pension Plan. The following table sets forth the defined benefit pension plan’s change in projected benefit obligation (in millions) at December 31:

	2004	2003
Accumulated benefit obligation	$2,412	$1,958

Projected benefit obligation at beginning of year	$2,362	$2,061
Service cost	151	156
Interest cost	152	134
Plan amendments	(6)	—
Actuarial losses	310	192
Benefits paid	(113)	(187)
Other	7	6

Projected benefit obligation at end of year	$2,863	$2,362

NOTE 10 - EMPLOYEE BENEFIT PLANS (continued)

     The following table sets forth the defined benefit pension plan’s change in the fair value of plan assets (in millions) at December 31:

	2004	2003
Fair value of plan assets at beginning of year	$1,280	$866
Actual gain on plan assets	113	218
Employer contributions	1	383
Benefits paid	(113)	(187)

Fair value of plan assets at end of year	$1,281	$1,280

     Pension cost recognized in the accompanying consolidated balance sheets at December 31 is computed as follows (in millions):

	2004	2003
Funded status of the plan - net underfunded	$(1,582)	$(1,081)
Unrecognized net actuarial loss	1,275	1,041
Unrecognized prior service cost	101	126

Net amount recognized	$(206)	$86

Accrued benefit liability	$(1,132)	$(680)
Intangible asset	108	124
Accumulated other comprehensive loss	818	642

Net amount recognized	$(206)	$86

     The following actuarial assumptions were used to determine the actuarial present value of our projected benefit obligation at December 31:

	2004	2003
Weighted average assumed discount rate	5.75%	6.25%
Weighted average rate of compensation increase	3.00%	2.87%

     Net periodic defined benefit pension expense for the years ended December 31 included the following components (in millions):

	2004	2003	2002
Service cost	$151	$156	$114
Interest cost	152	134	114
Expected return on plan assets	(116)	(72)	(95)
Amortization of prior service cost	19	20	19
Amortization of unrecognized net actuarial loss	87	90	33

Net periodic benefit expense	$293	$328	$185

     Unrecognized prior service cost is expensed using a straight-line amortization of the cost over the average future service of employees expected to receive benefits under the plan.

NOTE 10 - EMPLOYEE BENEFIT PLANS (continued)

     The following actuarial assumptions were used to determine our net periodic benefit expense for the year ended December 31:

	2004	2003	2002
Weighted average assumed discount rate	6.25%	6.75%	7.50%
Expected long-term rate of return on plan assets	9.00%	9.00%	9.50%
Weighted average rate of compensation increase	2.87%	3.34%	3.34%

     Plan assets consist primarily of equity and fixed-income securities. As of December 31, 2003, the plan held 4.5 million shares of Holdings common stock, which had a fair value of $67 million. The plan’s trustee sold these shares during 2004 and the plan held no Holdings common stock at December 31, 2004. As of December 31, the asset allocations by category were as follows:

	2004	2003
U.S. equities	49%	52%
International equities	17	17
Fixed income	28	27
Other	6	4

Total	100%	100%

     We develop our expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plan’s assets. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. Plan assets are allocated within the following guidelines:

		Expected Long-Term
	Percent of Total	Rate of Return
U.S. equities	40-60%	10.0
International equities	5-20	10.0
Fixed income	20-50	6.5
Other	0-10	13.0

     We believe that our long-term asset allocation on average will approximate the targeted allocation. We regularly review our actual asset allocation and periodically rebalance the pension plans’ investments to our targeted allocation when considered appropriate.

     Due to record high fuel prices, the weak revenue environment and our desire to maintain adequate liquidity, we elected in 2004 to use deficit contribution relief under the Pension Funding Equity Act of 2004. As a result, we were not required to make any contributions to our primary defined benefit pension plan in 2004 and did not do so. Based on current legislation and current assumptions, we will be required to contribute in excess of $1.5 billion to our defined benefit pension plan over the next five years, including $307 million in 2005, to meet our minimum funding obligations before considering the potential changes discussed below. On January 6, 2005, we contributed six million shares of Holdings common stock valued at $65 million to our pension plan, which represents an 11.0% interest in Holdings.

     We could experience an increase in early retirements caused by concern among our employees about our financial stability. The potential of an increase in early retirements could be exacerbated by the fact that our employees are entitled to lump-sum distributions from our defined benefit pension plan upon their retirement, including early retirement within the provisions of the plan. Some of our competitors have terminated, or have sought to terminate, their defined benefit pension plans in bankruptcy, which can cause employees to receive less than the full amount of their pension benefits under applicable federal pension benefit insurance, and can also limit or eliminate the ability of employees to receive their pension benefits in a lump-sum. If liquidity concerns increase,

          NOTE 10 - EMPLOYEE BENEFIT PLANS (continued)

we could experience a significant increase in early retirements which could negatively impact our operations and materially increase our near-term funding obligations to our defined benefit pension plan, which could itself result in a material adverse effect on our liquidity.

     We project that our pension plan will make the following benefit payments, which reflect expected future service, for the years ended December 31 (in millions):

2005	$147
2006	179
2007	289
2008	288
2009	232
2010 through 2014	1,414

     The tentative agreements with our pilots and flight attendants each provide that benefits accruals with respect to those groups under our defined benefit pension plan will be frozen and we will begin to make contributions to alternate retirement programs. All of the pilots’ and flight attendants’ existing benefits under our plan at the date of the freeze will be preserved, including the right to receive a lump-sum payment upon their retirement.

     The tentative agreement with our pilots provides for a new defined contribution plan to be established after the existing pension benefits are frozen on May 31, 2005. That plan will be a money purchase pension plan that is also subject to minimum contribution rules under the Internal Revenue Code. If the pilots’ tentative agreement is ratified and takes effect, contributions under the new defined contribution plan will generally be specified percentages of applicable pilot compensation, subject to applicable legal limits. Further, the tentative agreement provides for additional contributions to the pilots’ 401(k) plan, depending on our pre-tax profits during a portion of the term of the pilots’ agreement. To the extent contributions to either plan are limited by applicable law, the difference between the contractual amounts and the amounts permitted by law to be contributed to the defined contribution plans will be paid directly to pilots under a corresponding nonqualified arrangement.

     The tentative agreement with our flight attendants provides that the flight attendants will join the IAM National Pension Fund (“National Pension Plan”) in connection with the freezing of their benefits under our existing defined benefit plan. The National Pension Plan is a multiemployer pension plan managed by representatives of participating employers and representatives of the IAM. Our obligation will be to make a fixed contribution to the National Pension Plan per hour of flight attendant service, as specified in the tentative agreement.

     Funding requirements under our pre-existing defined benefit plan (including a separate plan to be established that will contain the assets and obligations related to pilots formerly contained in our defined benefit plan) will continue to be determined under applicable law. However, if the pilots’ tentative agreement takes effect, we have agreed that we will not declare a cash dividend or repurchase our outstanding common stock for cash until we have contributed at least $500 million to the pilots’ defined benefit plan, measured from the date of ratification of the pilots’ tentative agreement. Further, we have agreed that we will not make an election under any optional funding legislation that would eliminate the lump-sum benefit option without the consent of ALPA.

     We have also agreed with each of ALPA, the IAM, the Teamsters and the TWU that for a limited time period we will not seek to reject or modify the collective bargaining agreements or retiree benefits in the event of our bankruptcy, subject to certain exceptions.

     401(k) Plan. Our defined contribution 401(k) employee savings plans cover substantially all domestic employees. Company matching contributions are made in cash. For the years ended December 31, 2004, 2003 and 2002, total expense for the defined contribution plan was $30 million, $35 million and $36 million, respectively. If the tentative agreements with our unions to reduce wage and benefit costs are ratified and become effective, we anticipate suspending the company matching contributions to the plan effective March 31, 2005 for substantially all employees.

     Profit Sharing Plan. During 2004, we terminated our profit sharing program under which an award pool consisting of 15% of our annual pre-tax net income, subject to certain adjustments, was distributed each year to

NOTE 10 - EMPLOYEE BENEFIT PLANS (continued)

substantially all Continental employees (other than employees whose collective bargaining agreement provides otherwise or who participate in our management or officer bonus programs). We paid no profit sharing to Continental employees in 2004, 2003 or 2002.

     In January 2005, we announced an enhanced profit sharing program. The new program, which will be in place through 2009, creates an award pool of 30% of the first $250 million of pre-tax net income, 25% of the next $250 million and 20% of amounts over $500 million, subject to certain adjustments. Half of the profit-sharing pool will be allocated based on the relative share of wage and benefit concessions of each work group and the other half will be allocated based on the relative wages of each work group. Substantially all Continental employees (other than employees who participate in our management or officer bonus programs and certain non-U.S. employees) will participate in the plan.

NOTE 11 - INCOME TAXES

     Income tax benefit (expense) for the years ended December 31 consists of the following (in millions):

	2004	2003	2002
Federal:
Current	$—	$(7)	$40
Deferred	143	(94)	158
State:
Current	—	(5)	(10)
Deferred	13	(7)	21
Foreign:
Current	—	(1)	(1)
Valuation allowance	(79)	—	—

Total income tax benefit (expense)	$77	$(114)	$208

NOTE 11 - INCOME TAXES (continued)

     The reconciliations of income tax computed at the United States federal statutory tax rates to income tax benefit (expense) for the years ended December 31 are as follows (in millions):

	Amount			Percentage
	2004	2003	2002	2004	2003	2002
Income tax (expense) benefit at United States statutory rates	$154	$(70)	$222	35.0%	35.0%	35.0%
State income tax benefit (expense), net of federal benefit	8	(8)	8	1.9	3.8	1.3
Tax on equity in the income of subsidiary	—	(16)	(12)	—	8.1	(1.9)
Non-deductible loss on contribution of Holdings stock to defined benefit pension plan	—	(9)	—	—	4.4	—
Meals and entertainment disallowance	(6)	(8)	(9)	(1.4)	3.9	(1.4)
Valuation allowance	(79)	—	—	(18.0)	—	—
Other	—	(3)	(1)	—	1.6	(0.1)

Income tax benefit (expense)	$77	$(114)	$208	17.5%	56.8%	32.9%

     For financial reporting purposes, income tax benefits recorded on net losses result in deferred tax assets for financial reporting purposes. We are required to provide a valuation allowance for deferred tax assets to the extent management determines that it is more likely than not that such deferred tax assets will ultimately not be realized. Due to our continued losses, we were required to provide a valuation allowance on deferred tax assets recorded on losses beginning in the third quarter of 2004. As a result, our third and fourth quarter 2004 net losses were not reduced by any tax benefit. Furthermore, we expect to be required to provide additional valuation allowance in conjunction with deferred tax assets recorded on losses in the future.

     Holdings’ initial public offering caused it to separate from our consolidated tax group. As a result, we were required to accrue income tax expense on our share of Holdings’ net income after its initial public offering in all periods where we consolidated Holdings’ operations. The impact of this is reflected above in tax on equity in the income of subsidiary.

     During 2003, we contributed 7.4 million shares of Holdings common stock valued at approximately $100 million to our defined benefit pension plan. For tax purposes, our deduction was limited to the market value of the shares contributed. Since our tax basis in the shares was higher than the market value at the time of the contribution, the nondeductible portion increased our tax expense by $9 million.

NOTE 11 - INCOME TAXES (continued)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the related amounts used for income tax purposes. Significant components of our deferred tax liabilities and assets as of December 31 are as follows (in millions):

	2004	2003
Fixed assets, intangibles and spare parts	$1,596	$1,459
Other, net	110	69

Gross deferred tax liabilities	1,706	1,528

Net operating loss carryforwards	(1,209)	(1,038)
Pension liability	(311)	(69)
Accrued liabilities	(232)	(246)
Basis in subsidiary stock	(105)	(105)

Gross deferred tax assets	(1,857)	(1,458)

Valuation allowance	363	219

Net deferred tax liability	212	289

Less: current deferred tax asset	(170)	(157)

Non-current deferred tax liability	$382	$446

     At December 31, 2004, we had estimated tax NOLs of $3.2 billion for federal income tax purposes that will expire beginning in 2006 through 2024. Due to our ownership change on April 27, 1993, the ultimate utilization of our NOLs may be limited.

     Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize NOLs if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate (which is 4.27% for December 2004). Any unused annual limitation may be carried over to later years. The amount of the limitation may, under certain circumstances, be increased by built-in gains held by us at the time of the change that are recognized in the five-year period after the change. If we were to have an ownership change under current conditions, our annual NOL utilization could be limited to approximately $39 million per year, before consideration of any built-in gains.

     The IRS is in the process of examining our income tax returns for years through 2001 and has indicated that it may disallow certain deductions we claimed. We believe the ultimate resolution of these audits will not have a material adverse effect on our financial condition, liquidity or results of operations.

NOTE 12 - SPECIAL CHARGES

     Effective January 1, 2003, we adopted SFAS No. 146, “Accounting for Costs Associated with Disposal or Exit Activities” (“SFAS 146”), which requires liabilities for costs associated with exit or disposal activities to be recognized when the liabilities are incurred, rather than when an entity commits to an exit plan. In July 2003, we announced plans to remove all our remaining MD-80 aircraft from service. Prior to the adoption of SFAS 146, we would have recognized a charge associated with future obligations for rent and return conditions, net of estimated sublease income, on the entire fleet at the time we were committed to permanently removing the aircraft from service. However, subsequent to the adoption of SFAS 146, we recorded these charges as each of the aircraft were permanently grounded.

NOTE 12 - SPECIAL CHARGES (continued)

     In 2004, we recorded special charges of $87 million ($69 million after taxes) primarily associated with future obligations for rent and return conditions related to 16 leased MD-80 aircraft that were permanently grounded during the period. Our last two active MD-80 aircraft were permanently grounded in January 2005. We recorded a non-cash charge of $34 million ($22 million after taxes) related to the termination of a 1993 service agreement with United Micronesian Development Association in the first quarter of 2004.

     In 2003, we recorded fleet impairment losses and other special charges of $100 million ($62 million after taxes). In the first quarter of 2003, we recorded fleet impairment losses and the special charges of $65 million ($41 million after taxes). This charge includes a $44 million additional impairment of our fleet of owned MD-80s, which was initially determined to be impaired and written down to then current fair value in 2002. The remainder of the charge consisted primarily of the write-down to market value of spare parts inventory for permanently grounded fleets. The charge reflected the impact of the war in Iraq and the resulting deterioration of the already weak revenue environment for the U.S. airline industry. These write-downs were necessary because the fair market values of the MD-80 and spare parts inventory had declined as a result of the difficult financial environment and further reductions in capacity by U.S. airlines. In the second quarter of 2003, we recorded a special charge of $14 million ($8 million after taxes) relating to the deferral of aircraft deliveries. In December 2003, we determined five previously grounded leased MD-80 aircraft to be permanently grounded and recorded a charge of $21 million ($13 million after income taxes) associated with future obligations for rent and return conditions, net of estimated sublease income, on those aircraft.

     During 2002, we recorded special charges totaling $254 million ($161 million after taxes) primarily related to the impairment of owned aircraft and the accrual of future obligations for leased aircraft which have been permanently grounded or were to be permanently grounded within 12 months following the charge. The charge included $242 million ($153 million after income taxes) of retirement and impairment charges for DC 10-30, MD-80 and turboprop aircraft. In addition, we recorded a charge of $12 million in 2002 to write down our receivable from the U.S. government based on our final application under the Air Transportation Safety and System Stabilization Act.

     The impairment losses in 2003 and 2002 were each partially the result of the September 11, 2001 terrorist attacks and the related aftermath. As a result of the U.S. domestic airline industry environment and our continuing losses, we determined that indicators of impairment were present for certain fleet types in each year. We estimated undiscounted cash flows to be generated by each fleet type. Our cash flow estimates were based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying values of impaired aircraft and related items not recoverable were reduced to fair value. Our estimates of fair value represented our best estimate based on industry trends and reference to market rates.

NOTE 12 - SPECIAL CHARGES (continued)

     Activity related to the accruals for the allowance for future lease payments and return conditions and closure/under-utilization of facilities for the years ended December 31 are as follows (in millions):

	Beginning				Ending
	Balance	Accrual	Payments	Other	Balance
2004
Allowance for future lease payments and return conditions	$83	$87	$(57)	3	$116
Closure/under-utilization of facilities	17	—	(3)	—	14

2003
Allowance for future lease payments and return conditions	$107	$21	$(45)	$—	$83
Closure/under-utilization of facilities	22	—	(5)	—	17

2002
Allowance for future lease payments and return conditions	$20	$142	$(45)	$(10)	$107
Closure/under-utilization of facilities	26	—	(4)	—	22
Severance/leave of absence costs	11	—	(11)	—	—

     We expect these accruals to be substantially paid by 2007.

     As of December 31, 2004, we had 12 owned and 17 leased MD-80 aircraft out of service. The 12 owned out-of-service MD-80 aircraft are being carried at an aggregate fair market value of $24 million, and the remaining rentals and obligations for return conditions on those aircraft accounted for as operating leases have been accrued. As of December 31, 2004, we subleased one out-of service MD-80 aircraft to a third party.

     Additionally, we have 12 Embraer 120 turboprop aircraft and 11 ATR 42 turboprop aircraft out of service. We lease 15 and own eight of these aircraft. The eight owned aircraft are being carried at fair value, and the remaining rentals and obligations for return conditions on those aircraft accounted for as operating leases have been accrued. We currently sublease seven of the leased out-of-service turboprop aircraft to third parties.

     We are currently exploring lease or sale opportunities for the remaining out-of-service owned aircraft and sublease opportunities for the out-of-service leased aircraft that do not have near-term lease expirations. The timing of the disposition of these aircraft will depend upon our ability to find purchasers, lessees or sublessees for the aircraft, which is limited in part because of a large surplus of similar aircraft available in the market and a weak economic environment in the airline industry. We cannot predict when or if the economic environment for airlines will improve or if purchasers, lessees or sublessees can be found, and it is possible that our assets (including aircraft currently in service) could suffer additional impairment.

NOTE 13 - SECURITY FEE REIMBURSEMENT

     In May 2003, we received and recognized in earnings $176 million in cash from the United States government pursuant to the Emergency Wartime Supplemental Appropriations Act enacted in April 2003. This amount is reimbursement for our proportional share of passenger security and air carrier security fees paid or collected by U.S. air carriers as of the date of enactment of the legislation, together with other items.

NOTE 14 - VARIABLE INTEREST ENTITIES

     Effective July 1, 2003, we adopted FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), that requires the consolidation of certain types of entities in which a company absorbs a majority of another entity’s expected losses, receives a majority of the other entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the other entity. These entities are called “variable interest entities”. The principal characteristics of variable interest entities are (1) an insufficient amount of equity to absorb the entity’s expected losses, (2) equity owners as a group are not able to make decisions about the entity’s activities, or (3) equity that does not absorb the entity’s losses or receive the entity’s residual returns. “Variable interests” are contractual, ownership or other monetary interests in an entity that change with fluctuations in the entity’s net asset value. As a result, variable interest entities can arise from items such as lease agreements, loan arrangements, guarantees or service contracts.

     If an entity is determined to be a “variable interest entity”, the entity must be consolidated by the “primary beneficiary”. The primary beneficiary is the holder of the variable interests that absorb a majority of the variable interest entity’s expected losses or receive a majority of the entity’s residual returns in the event no holder has a majority of the expected losses. There is no primary beneficiary in cases where no single holder absorbs the majority of the expected losses or receives a majority of the residual returns. The determination of the primary beneficiary is based on projected cash flows at the inception of the variable interests.

     We have variable interests in the following types of variable interest entities:

     Aircraft Leases. We are the lessee in a series of operating leases covering the majority of our leased aircraft. The lessors are trusts established specifically to purchase, finance and lease aircraft to us. These leasing entities meet the criteria for variable interest entities. We are generally not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates us to absorb decreases in value or entitles us to participate in increases in the value of the aircraft. This is the case for most of our operating leases; however, leases of approximately 75 aircraft contain a fixed-price purchase option that allow us to purchase the aircraft at predetermined prices on specified dates during the lease term. We have not consolidated the related trusts upon application of FIN 46 because, even taking into consideration these purchase options, we are still not the primary beneficiary based on our cash flow analysis. Our maximum exposure under these leases is the remaining lease payments, which are reflected in future lease commitments in Note 5.

     Airport Leases. We are the lessee of real property under long-term operating leases at a number of airports where we are also the guarantor of approximately $1.7 billion of underlying debt and interest thereon. The leases are typically with municipalities or other governmental entities. FIN 46 is not applicable to arrangements with governmental entities. To the extent our lease and related guarantee are with a separate legal entity other than a governmental entity, we are not the primary beneficiary because the lease terms are consistent with market terms at the inception of the lease and the lease does not include a residual value guarantee, fixed price purchase option or similar feature as discussed above.

NOTE 14 - VARIABLE INTEREST ENTITIES (continued)

     Subsidiary Trust. We have a subsidiary trust that has Mandatorily Redeemable Preferred Securities outstanding with a liquidation value of $248 million ($241 million net of issuance costs). These securities were issued in November 2000. The trust is a variable interest entity under FIN 46 because we have a limited ability to make decisions about its activities. However, we are not the primary beneficiary of the trust. Therefore, the trust and the Mandatorily Redeemable Preferred Securities issued by the trust are not reported on our balance sheet. Instead, we report our Convertible Junior Subordinated Debentures held by the trust as long-term debt and interest on the notes is recorded as interest expense for all periods presented in the accompanying financial statements.

     Capacity Purchase Agreement. Holdings and ExpressJet each meet the criteria for a variable interest entity because the voting rights and economic interests we hold in these entities are disproportional to our obligations to absorb expected losses or receive expected residual returns. The variable interests in Holdings and ExpressJet include our capacity purchase agreement, a tax sharing agreement between Holdings and us, a note payable from Holdings to us, convertible debentures issued by Holdings and held by third parties and Holdings common stock. Our assessment under FIN 46 of expected losses and expected residual returns indicated that the main factors that caused us to have a disproportionate share of the expected losses were the possibility that ExpressJet would be unable to fully repay its debt or to make payments under the tax sharing agreement. The assessment indicated that we exceeded 50% of the expected losses even though our equity interest had fallen below 50%. Furthermore, the assessment indicated that only when our combined direct equity interest and the interest held by our defined benefit pension plan fell to 41% did our share of the expected losses drop below 50%, the point at which FIN 46 required deconsolidation. This occurred on November 12, 2003. Therefore, we deconsolidated Holdings as of that date. See Note 15 for further discussion of our ownership of Holdings and our capacity purchase agreement with Holdings and ExpressJet.

NOTE 15 - INVESTMENT IN EXPRESSJET AND REGIONAL CAPACITY PURCHASE AGREEMENT

Investment in ExpressJet

     In April 2002, Holdings, our then wholly-owned subsidiary and the sole stockholder of ExpressJet, which operates as “Continental Express”, sold ten million shares of its common stock in an initial public offering and used the net proceeds to repay $147 million of ExpressJet’s indebtedness to us. In addition, we sold 20 million of our shares of Holdings common stock in the offering for net proceeds of $300 million. In connection with the offering, our ownership of Holdings fell to 53.1%. The sale of Holdings’ shares and our shares in the offering was accounted for as a capital transaction resulting in a $291 million increase in additional paid-in capital and a $175 million increase in tax liabilities.

     During 2003, we sold approximately 9.8 million shares of our Holdings common stock to Holdings and contributed approximately 7.4 million shares of Holdings common stock to that plan, further reducing our ownership of Holdings to 30.9%. We recognized gains totaling $173 million in 2003 as a result of these transactions.

     Prior to these transactions, we consolidated Holdings because we owned over 50% of the voting interest in Holdings. Following these transactions, we would have deconsolidated Holdings and accounted for our interest using the equity method of accounting set forth in APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”, which was the applicable accounting literature prior to the adoption of FIN 46. However, we adopted FIN 46 on July 1, 2003 and elected to restate prior period financial statements for retroactive application.

     As a result of sales of Holdings shares to unrelated parties by our defined benefit pension plan, on November 12, 2003 the combined amount of Holdings common stock owned by us and our defined benefit pension plan fell below 41%, the point at which we no longer were the primary beneficiary under FIN 46. Therefore, in accordance with FIN 46, we deconsolidated Holdings as of November 12, 2003.

     Effective November 12, 2003, we account for our interest in Holdings using the equity method of accounting set forth in APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. We believe that use of the equity method is appropriate given our percentage ownership and our continued ability to significantly influence Holdings’ operations through our capacity purchase agreement and our continued representation on Holdings’ Board of Directors. Since the inception of our capacity purchase agreement with Holdings and ExpressJet, we have purchased all of ExpressJet’s capacity and are responsible for selling all of the

NOTE 15 - INVESTMENT IN EXPRESSJET AND REGIONAL CAPACITY PURCHASE AGREEMENT (continued)

purchased seat inventory. As a result, after deconsolidation, we continue to record the related passenger revenue and related expenses, with payments under the capacity purchase agreement reflected as a separate operating expense. Prior to November 12, 2003, expenses under the capacity purchase agreement were eliminated in consolidation and the portion of Holdings’ net income attributable to the equity of Holdings that we did not own was reported as minority interest in our consolidated statement of operations. After deconsolidation, nonoperating income has increased due to our equity in Holdings’ earnings and earnings under our tax sharing agreement with Holdings. Additionally, after deconsolidation, we no longer record minority interest on either our balance sheet or statement of operations.

     As of December 31, 2004, we owned 16.7 million shares of Holdings common stock with a market value of $215 million, which represented a 30.8% interest in Holdings, and our defined benefit pension plan owned no shares of Holdings common stock. On January 6, 2005, we contributed six million shares of Holdings common stock to our defined benefit pension plan, reducing our direct ownership to 10.7 million shares, which represents a 19.7% interest in Holdings. We will recognize a gain of approximately $51 million in the first quarter of 2005 related to this transaction. We will continue to account for our interest in Holdings using the equity method of accounting because of our ongoing ability to influence Holdings’ operations significantly through our capacity purchase agreement and our continued, although reduced, representation on Holdings’ Board of Directors.

     We do not currently intend to remain a stockholder of Holdings over the long term. Subject to market conditions, we intend to sell or otherwise dispose of some or all of our shares of Holdings common stock in the future.

Capacity Purchase Agreement with ExpressJet

     General. Under our capacity purchase agreement, ExpressJet currently flies all of its aircraft (which consist entirely of regional jet aircraft) on our behalf, and we handle scheduling, ticket prices and seat inventories for these flights. In exchange for ExpressJet’s operation of the flights and performance of other obligations under the agreement, we pay them for each scheduled block hour based on an agreed formula. Under the agreement, we recognize all passenger, cargo and other revenue associated with each flight, and are responsible for all revenue-related expenses, including commissions, reservations, catering and passenger ticket processing expenses.

     Compensation and Operational Responsibilities. Under the agreement, we pay ExpressJet a base fee for each scheduled block hour based on a formula that was in place through December 31, 2004. The formula was designed to provide ExpressJet with an operating margin of approximately 10% before taking into account variations in some costs and expenses that are generally controllable by them, the most significant of which is wages, salaries and benefits. We and ExpressJet have amended the capacity purchase agreement with respect to certain matters. Pursuant to the terms of the agreement, we have made the first annual adjustment to the block hour rate portion of the compensation we pay to ExpressJet. In addition, ExpressJet’s prevailing margin, which is the operating margin excluding certain revenues and costs as specified in the agreement, will be capped at 10% before certain incentive payments.

     Our obligations under the capacity purchase agreement and ExpressJet’s fuel expense in excess of the cap provided in the capacity purchase agreement and a related fuel purchase agreement (71.2 cents per gallon, including fuel taxes), less our rental income on aircraft we lease to ExpressJet, totaled $1.4 billion, $1.1 billion and $0.9 billion in 2004, 2003 and 2002, respectively. Subsequent to November 12, 2003, these amounts are reported as “ExpressJet capacity purchase, net”; prior to that date they were eliminated in our consolidated financial statements.

     Our future payments under the capacity purchase agreement are dependent on numerous variables, and therefore difficult to predict. The most important of those variables is the number of scheduled block hours, which takes into account the number of ExpressJet aircraft and our utilization rates of such aircraft. However, if we changed our utilization of ExpressJet’s aircraft, we would also change the number of available seat miles on ExpressJet’s flights and the revenue that we generate by selling those seats. Any decision by us to change the utilization of ExpressJet’s aircraft (or to remove aircraft from the capacity purchase agreement) would be made by determining the net effect of such change on our income and cash flow, taking into account not only our cash commitment to ExpressJet but also our expected revenue from ExpressJet’s flights.

NOTE 15 - INVESTMENT IN EXPRESSJET AND REGIONAL CAPACITY PURCHASE AGREEMENT (continued)

     Set forth below are estimates of our future minimum noncancelable commitments under the capacity purchase agreement. These estimates of our future minimum noncancelable commitments under the capacity purchase agreement do not include the portion of the underlying obligations for aircraft and facility rent that are disclosed as part of our consolidated operating lease commitments. For purposes of calculating these estimates, we have assumed (i) that ExpressJet’s aircraft deliveries continue as scheduled through March 2006, (ii) 2005 contractual rates with an inflationary assumption of 2% for subsequent years, (iii) a constant fuel rate of 71.2 cents per gallon, including fuel taxes, (iv) that we exercise our rights to initiate termination of the capacity purchase agreement at the earliest possible date permitted under the contract (January 1, 2007), (v) that prior to termination we exercise our rights to remove as many aircraft as quickly as contractually permitted (beginning March 2006) from the capacity purchase agreement, (vi) an average daily utilization rate of 9.1 hours for 2005 through 2008 and (vii) cancellations are at historical levels resulting in no incentive compensation payable to ExpressJet. Based on these assumptions, our future minimum noncancelable commitments under the capacity purchase agreement at December 31, 2004 are estimated as follows (in millions):

2005	$1,233
2006	1,092
2007	525
2008 and thereafter	7

Total	$2,857

     It is important to note that in making the assumptions used to develop these estimates, we are attempting to estimate our minimum noncancelable commitments and not the amounts that we currently expect to pay to ExpressJet (which amounts are expected to be higher as we do not currently expect to reduce capacity under the agreement to the extent assumed above or terminate the agreement at the earliest possible date). In addition, our actual minimum noncancelable commitments to ExpressJet could differ materially from the estimates discussed above, because actual events could differ materially from the assumptions described above. For example, a 10% increase or decrease in scheduled block hours (whether a result of change in delivery dates of aircraft or average daily utilization) in 2005 would result in a corresponding increase or decrease in cash obligations under the capacity purchase agreement of approximately 7.7%, or $95 million.

     ExpressJet’s base fee includes compensation for scheduled block hours associated with some cancelled flights, based on historical cancellation rates constituting rolling five-year monthly averages. To the extent that ExpressJet’s rate of controllable or uncontrollable cancellations is less than its historical cancellation rate, ExpressJet will be entitled to additional payments. ExpressJet is also entitled to receive a small per-passenger fee and incentive payments for first flights of a day departing on time and baggage handling performance. As a result of a better-than-expected completion rate and other incentives in 2004, ExpressJet earned an additional $17 million.

     Under the agreement and a related fuel purchase agreement, ExpressJet’s fuel costs were capped at 71.2 cents per gallon, including fuel taxes, in 2004 and will remain capped at this level for the duration of the agreement. Accordingly, we absorbed $126 million of ExpressJet’s fuel costs and fuel taxes in 2004 and will likely continue to do so in the future.

NOTE 15 - INVESTMENT IN EXPRESSJET AND REGIONAL CAPACITY PURCHASE AGREEMENT (continued)

     If a change of control (as defined in the agreement) of ExpressJet occurs without our consent, the block hour rates that we will pay under the agreement will be reduced by an amount approximately equal to the operating margin built into the rates.

     In accordance with the agreement, ExpressJet has agreed to meet with us each year to review and set the block hour rates to be paid in the following year, in each case based on the formula used to set the original block hour rates (including a 10% targeted operating margin). If we and ExpressJet cannot come to an agreement on the annual adjustments, we have agreed to submit our disagreement to arbitration. In addition, the agreement gives each party the right to “meet and confer” with the other regarding any material change in the underlying assumptions regarding the cost of providing services under the agreement and whether the compensation provisions of the agreement should be changed as a result, but does not require any party to agree to any change in the compensation provisions.

     Capacity and Fleet Matters. The agreement covers all of ExpressJet’s existing fleet, as well as the 29 Embraer regional jets subject to firm orders. Under the capacity purchase agreement, we have the right to give no less than twelve months’ notice to ExpressJet reducing the number of its aircraft covered by the contract. As of March 14, 2005, we have not given any such notice. Under the agreement, we are entitled to remove capacity under an agreed upon methodology. If we remove aircraft from the terms of the agreement, ExpressJet will have the option to (i) fly the released aircraft for another airline (subject to its ability to obtain facilities, such as gates and slots, and subject to its exclusive arrangement with us that prohibits ExpressJet during the term of the agreement from flying under its or another carrier’s code in or out of our hub airports), (ii) fly the aircraft under ExpressJet’s own flight designator code subject to its ability to obtain facilities, such as gates and slots, and subject to ExpressJet’s exclusive arrangement with us respecting our hubs or (iii) decline to fly the aircraft and cancel the related subleases with us. If ExpressJet does not cancel the aircraft subleases, the implicit interest rate used to calculate the scheduled lease payments under our aircraft sublease with ExpressJet will automatically increase by 200 basis points to compensate us for our continued participation in ExpressJet’s lease financing arrangements.

     Term of Agreement. The agreement currently expires on December 31, 2010 but allows us to terminate the agreement at any time after December 31, 2006 upon 12 months’ notice, or at any time without notice for cause (as defined in the agreement). We may also terminate the agreement at any time upon a material breach by ExpressJet that does not constitute cause and continues for 90 days after notice of such breach, or without notice or opportunity to cure if we determine that there is a material safety concern with ExpressJet’s flight operations. We have the option to extend the term of the agreement with 24 months’ notice for up to four additional five-year terms through December 31, 2030.

     Service Agreements. We provide various services to ExpressJet and charge them at rates in accordance with the capacity purchase agreement. The services provided to ExpressJet by us include fuel service, certain customer services such as ground handling and infrastructure services, including but not limited to insurance, technology (including transaction processing), treasury, tax, real estate, environmental affairs, corporate security, human resources, internal corporate accounting, payroll, accounts payable and risk management. For providing these services, we charged ExpressJet approximately $322 million, $270 million and $206 million in 2004, 2003 and 2002, respectively.

     Note Receivable from ExpressJet. At December 31, 2004 we had a $99 million note receivable from ExpressJet. In accordance with our amended and restated promissory note agreement dated November 5, 2002 with ExpressJet, principal and accrued interest on the note are payable quarterly by ExpressJet. During the third quarter of 2004, ExpressJet paid in advance $54 million in lieu of principal payments that would have otherwise been scheduled to be made on December 31, 2004 and March 31, 2005. As a result of an agreement between us and ExpressJet regarding the application of this advance payment, no principal payment was made on December 31, 2004 and no principal payment is scheduled to be made on March 31, 2005. We anticipate that the final payment will be made on March 31, 2006. The interest rate is fixed for each quarter at a rate equal to the three-month London interbank offered rate (“LIBOR”) on the second business day prior to such quarter plus 1.25% per annum, subject to an aggregate cap of 6.72% in 2004. There is no such cap in subsequent years.

     Leases. As of December 31, 2004, ExpressJet leased all 245 of its aircraft under long-term operating leases from us. ExpressJet’s lease agreements with us have substantially the same terms as the lease agreements between

NOTE 15 - INVESTMENT IN EXPRESSJET AND REGIONAL CAPACITY PURCHASE AGREEMENT (continued)

us and the lessors and expire between 2013 and 2020. ExpressJet leases or subleases, under various operating leases, ground equipment and substantially all of its ground facilities, including facilities at public airports, from us or the municipalities or agencies owning and controlling such airports. If ExpressJet defaults on any of its payment obligations with us, we are entitled to reduce any payments required to be made by us to ExpressJet under the capacity purchase agreement by the amount of the defaulted payment. ExpressJet’s total rental expense related to all leases with us was approximately $292 million, $279 million and $231 million in 2004, 2003 and 2002, respectively. After deconsolidation of Holdings on November 12, 2003, our related aircraft rental income is reported as a reduction to ExpressJet capacity purchase, net.

     Income Taxes. In conjunction with Holdings’ offering, our tax basis in the stock of Holdings and the tax basis of ExpressJet’s tangible and intangible assets were increased to fair value. The increased tax basis should result in additional tax deductions available to ExpressJet over a period of 15 years. To the extent ExpressJet generates taxable income sufficient to realize the additional tax deductions, our tax sharing agreement with ExpressJet provides that it will be required to pay us a percentage of the amount of tax savings actually realized, excluding the effect of any loss carrybacks. ExpressJet is required to pay us 100% of the first third of the anticipated tax benefit, 90% of the second third and 80% of the last third. However, if the anticipated benefits are not realized by the end of 2018, ExpressJet will be obligated to pay us 100% of any benefits realized after that date. We recognize the benefit of the tax savings associated with ExpressJet’s asset step-up for financial reporting purposes in the year paid to us by ExpressJet due to the uncertainty of realization. ExpressJet paid us $52 million in 2004 and $17 million in 2003 related to the agreement, which is included in income from affiliates in the accompanying statement of operations.

     Other. So long as we are ExpressJet’s largest customer, if it enters into an agreement with another major airline (as defined in the agreement) to provide regional airline services on a capacity purchase or other similar economic basis for ten or more aircraft on terms and conditions that are in the aggregate less favorable to ExpressJet than the terms and conditions of the capacity purchase agreement, we will be entitled to amend our capacity purchase agreement to conform the terms and conditions of the capacity purchase agreement to the terms and conditions of the agreement with the other major airline.

     Summarized Financial Information for Holdings. Holdings’ stand-alone financial statements and the calculation of our equity in Holdings’ earnings (post deconsolidation) and minority interest (pre-deconsolidation) in our consolidated financial statements are based on Holdings’ results of operations under the capacity purchase agreement. On this basis, selected Holdings’ results of operations were as follows for the year ended December 31 (in millions):

	2004	2003	2002
Revenue	$1,508	$1,311	$1,089
Operating income before taxes and dividends	198	175	139
Net income	123	108	84

     Holdings’ balance sheet information at December 31 was as follows (in millions):

	2004	2003
Current assets	$253	$234
Total assets	543	510
Current liabilities	206	219
Stockholders’ equity (deficit)	114	(10)

NOTE 16 - RELATED PARTY TRANSACTIONS

     The following is a summary of significant related party transactions that occurred during 2004, 2003 and 2002, other than those discussed elsewhere in the Notes to Consolidated Financial Statements. The payments to and from the related parties in the ordinary course of business were based on prevailing market rates and do not include interline billings, which are common among airlines for transportation-related services.

     Northwest Airlines. Northwest Airlines, Inc. holds the one share of our Series B Junior Participating Preferred Stock issued and outstanding. We have a long-term global alliance with Northwest involving extensive codesharing, frequent flyer reciprocity and other cooperative activities. The services provided are considered normal to the daily operations of both airlines. As a result of these activities, we paid Northwest $32 million, $47 million and $38 million in 2004, 2003 and 2002, respectively, and Northwest paid us $26 million, $24 million and $30 million in 2004, 2003 and 2002, respectively.

     Copa. As of December 31, 2004, we had a 49% interest in Copa. We have a long-term global alliance with Copa involving extensive codesharing, frequent flyer reciprocity and other cooperative activities. The services provided are considered normal to the daily operations of both airlines. As a result of these activities, we paid Copa $2 million, $3 million and $2 million in 2004, 2003 and 2002, respectively, and Copa paid us $8 million, $5 million and $4 million in 2004, 2003 and 2002, respectively.

     Orbitz. Until November 12, 2004, we had an investment in Orbitz, a comprehensive travel planning website, as more fully discussed in Note 6. We paid Orbitz approximately $6 million, $7 million and $3 million for services during 2004, 2003 and 2002, respectively. Consumers booked approximately $226 million, $229 million and $171 million of air travel on us via Orbitz in 2004, 2003 and 2002, respectively. Other airlines also owned equity interests in Orbitz until November 2004 and distribute air travel tickets through Orbitz. The distribution services provided by Orbitz are considered normal to the daily operations of both Orbitz and us.

     Hotwire. We have a marketing agreement with Hotwire, Inc., a web-based travel services company, pursuant to which we make available to Hotwire tickets for air travel. The agreement extends through January 7, 2006. Other airlines also sell air travel tickets to Hotwire. We sold Hotwire approximately $38 million and $33 million of tickets during 2003 and 2002, respectively. In January 2002, we purchased $2 million of redeemable preferred stock of Hotwire in a transaction in which other airlines made similar investments. Prior to the sale of their indirect interests in Hotwire during 2003, two of our former directors, David Bonderman and William Price, controlled approximately 27% of Hotwire’s general voting power. We sold our interest in Hotwire for $42 million in cash in 2003. The distribution services provided to us by Hotwire are considered normal to both their and our daily operations.

     America West. Two of our former directors, Messrs. Bonderman and Price, may be deemed to have indirectly controlled approximately 54% of the voting power of America West Holdings Corporation. In 1994, we entered into a series of agreements with America West Airlines, Inc., a subsidiary of America West Holdings Corporation, related to codesharing and ground handling activities such as passenger check-in and ticketing and baggage handling and delivery. The services provided are considered normal to the daily operations of both airlines. As a result of these agreements, we paid America West Airlines $5 million and $18 million in 2003 and 2002, respectively, and they paid us $16 million and $24 million in 2003 and 2002, respectively. The majority of these agreements were terminated in 2002, although agreements for services at certain airports are continuing.

     Gate Gourmet. We pay Gate Gourmet International AG for catering services considered normal to the daily operations of both Gate Gourmet and us. Payments to Gate Gourmet totaled $43 million in each of 2003 and 2002. Former directors Bonderman and Price may be deemed to indirectly control substantially all of the voting securities of Gate Gourmet.

NOTE 17 - SEGMENT REPORTING

     We have two reportable segments: mainline and regional. The mainline segment consists of flights to cities with jets with a capacity of greater than 100 seats while the regional segment consists of flights with jets with a capacity of 50 or fewer seats. The regional segment is operated by ExpressJet through a capacity purchase agreement. See Note 15 for further discussion of the capacity purchase agreement and the impact of the

NOTE 17 - SEGMENT REPORTING (continued)

deconsolidation of Holdings effective November 12, 2003.

     We evaluate segment performance based on several factors, of which the primary financial measure is operating income (loss). However, we do not manage our business or allocate resources based on segment operating profit or loss because (1) our flight schedules are designed to maximize the passengers flying on both segments, (2) many operations of the two segments are substantially integrated (for example, airport operations, sales and marketing, scheduling and ticketing) and (3) management decisions are based on their anticipated impact on the overall network, not on one individual segment.

NOTE 17 - SEGMENT REPORTING (continued)

     Financial information for the year ended December 31 by business segment is set forth below (in millions):

	2004	2003	2002
Operating Revenue:
Mainline	$8,172	$7,559	$7,432
Regional	1,572	1,311	970

Total Consolidated	$9,744	$8,870	$8,402

Depreciation and amortization expense:
Mainline	$(403)	$(416)	$(403)
Regional	(11)	(28)	(41)

Total Consolidated	$(414)	$(444)	$(444)

Special Charges (Note 12):
Mainline	$(121)	$(91)	$(197)
Regional	—	(9)	(57)

Total Consolidated	$(121)	$(100)	$(254)

Operating Income (Loss):
Mainline	$2	$234	$(154)
Regional	(231)	(31)	(158)

Total Consolidated	$(229)	$203	$(312)

Interest Expense:
Mainline	$(371)	$(372)	$(350)
Regional	(18)	(27)	(37)
Intercompany Eliminations	—	6	15

Total Consolidated	$(389)	$(393)	$(372)

Interest Income:
Mainline	$25	$16	$22
Regional	4	9	17
Intercompany Eliminations	—	(6)	(15)

Total Consolidated	$29	$19	$24

Income Tax Benefit (Expense):
Mainline	$45	$(110)	$160
Regional	32	(4)	48

Total Consolidated	$77	$(114)	$208

Net Income (Loss):
Mainline	$(169)	$131	$(300)
Regional	(194)	(93)	(151)

Total Consolidated	$(363)	$38	$(451)

     The amounts presented above are presented on the basis of how our management reviews segment results. Under this basis, the regional segment’s revenue include a pro-rated share of our ticket revenue for segments flown by Holdings and expenses include all activity related to the regional operations, regardless of whether the costs were paid by us or by Holdings. Net loss for the regional segment for 2003 and 2002 includes a $49 million and $28 million, respectively, after tax reduction in earnings attributable to the minority interest that is reflected in our consolidated statement of operations.

     Information concerning operating revenue for the year ended December 31 by principal geographic areas is as follows (in millions):

NOTE 17 - SEGMENT REPORTING (continued)

	2004	2003	2002
Domestic (U.S.)	$6,415	$6,050	$5,570
Atlantic	1,489	1,203	1,205
Latin America	1,139	1,050	1,016
Pacific	701	567	611

	$9,744	$8,870	$8,402

     We attribute revenue among the geographical areas based upon the origin and destination of each flight segment. Our tangible assets and capital expenditures consist primarily of flight and related ground support equipment, which is mobile across geographic markets and, therefore, has not been allocated.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

     Purchase Commitments. We have substantial commitments for capital expenditures, including for the acquisition of new aircraft. As of December 31, 2004, we had firm commitments for 47 aircraft from Boeing (excluding the recently announced order discussed below), with an estimated cost of approximately $1.9 billion, and options to purchase an additional 84 Boeing aircraft. On December 29, 2004, we announced that we had reached an agreement with Boeing for a new order of ten 787 aircraft, with the first 787 to be delivered in 2009. We also agreed to lease eight used 757-300 aircraft from Boeing Capital Corporation. The used 757-300 aircraft will be delivered beginning in the third quarter of 2005 through the first quarter of 2006. Additionally, we will accelerate into 2006 the delivery of six Boeing 737-800 aircraft that were previously scheduled to be delivered in 2008. The agreements with Boeing are subject to several conditions, including the approval of our Board of Directors by March 31, 2005. In addition, the 787 agreement is conditioned on the resolution of certain open matters including the negotiation of an acceptable engine supply arrangement. Taking these new agreements with Boeing into consideration, we expect to take delivery of 13 Boeing aircraft in 2005 (seven new 737-800s and six used 757-300s) and eight in 2006 (six new 737-800s and two used 757-300s), with delivery of the remaining 44 Boeing aircraft occurring in 2008 and later years.

     The eight used 757-300 aircraft discussed above will be leased from Boeing Capital Corporation, which has also agreed to provide backstop lease financing for the six 737-800 aircraft to be delivered in 2006. We do not have backstop financing or any other financing currently in place for the remainder of the aircraft. Further financing will be needed to satisfy our capital commitments for our firm aircraft. We can provide no assurance that sufficient financing will be available for the aircraft on order or other related capital expenditures.

     As of December 31, 2004, ExpressJet had firm commitments for 29 regional jets from Empresa Brasileira de Aeronautica S.A. (“Embraer”), with an estimated cost of approximately $600 million. ExpressJet currently anticipates taking delivery of 21 regional jets in 2005. ExpressJet does not have an obligation to take any of these firm Embraer aircraft that are not financed by a third party and leased to either ExpressJet or us. Under the capacity purchase agreement between us and ExpressJet, we have agreed to lease as lessee and sublease to ExpressJet the regional jets that are subject to ExpressJet’s firm purchase commitments. In addition, under the capacity purchase agreement with ExpressJet, we generally are obligated to purchase all of the capacity provided by these new aircraft as they deliver to ExpressJet. We cannot predict whether passenger traffic levels will enable us to utilize fully regional jets scheduled for future delivery to ExpressJet.

     Financings and Guarantees. As of December 31, 2004, we were the guarantor of approximately $1.7 billion aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon (exclusive of $53 million bonds issued by the City of Houston which we became the guarantor of in January 2005 and the US Airways contingent liability, both discussed below). These bonds, issued by various airport municipalities, are payable solely from our rentals paid under long-term agreements with the respective governing bodies. The leasing arrangements associated with approximately $1.5 billion of these obligations are accounted for as operating leases, and the leasing arrangements associated with approximately $200 million of these obligations are accounted for as capital leases in our financial statements.

     In August 2001, the City of Houston completed the offering of $324 million aggregate principal amount of tax-exempt special facilities revenue bonds to finance the construction of Terminal E and a new international ticketing hall facility at Bush Intercontinental Airport. In connection therewith, we entered into a long-term lease with the City of Houston requiring that upon completion of construction, with limited exceptions, we will make rental payments sufficient to service the related tax-exempt bonds through their maturity in 2029. We have also entered into a binding corporate guaranty with the bond trustee for the repayment of all of the principal and interest on the bonds. The guarantee became effective for the repayment of principal and interest with respect to $271 million of the bonds upon completion of the terminal during the first quarter of 2004. The remainder of the guarantee, relating to $53 million of the bonds, became effective upon completion of the international ticketing facility in January 2005.

     We are contingently liable for US Airways’ obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport. These obligations include the payment of ground rentals to the Port Authority and the payment of other rentals in respect of the full amounts owed on special facilities revenue bonds issued by the Port Authority having an outstanding par amount of $166 million at December 31, 2004 and a final scheduled maturity in 2015. If US Airways defaults on these obligations, we would be obligated to cure the default, and the applicable documents provide that we would have the right to occupy the terminal after US Airways’ interest in the lease had been terminated. In September 2004, US Airways filed for reorganization under Chapter 11 of the United States Bankruptcy Code. On December 1, 2004, US Airways made only a portion of the payment due under the lease agreement on that date, such portion being that amount of the payment due that was deemed attributable to the period of time after their bankruptcy filing, and we paid the difference in an amount of approximately $9 million. If US Airways assumes the lease, we expect to be repaid this amount together with interest thereon. As of March 14, 2005, US Airways has made no election to assume or to reject the lease agreement in its bankruptcy case.

     We also have letters of credit and performance bonds relating to various real estate and customs obligations at December 31, 2004 in the amount of $54 million with expiration dates through June 2008.

     General Guarantees and Indemnifications. We are the lessee under many real estate leases. It is common in such commercial lease transactions for us as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to our use or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, we typically indemnify such parties for any environmental liability that arises out of or relates to our use of the leased premises.

     In our aircraft financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

     We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate we lease and aircraft we operate.

     In our financing transactions that include loans from banks in which the interest rate is based on LIBOR, we typically agree to reimburse the lenders for certain increased costs that they incur in carrying these loans as a result of any change in law and for any reduced returns with respect to these loans due to any change in capital requirements. We had $1.4 billion of floating rate debt at December 31, 2004. In several financing transactions, with an aggregate carrying value of $1.1 billion, involving loans from non-U.S. banks, export-import banks and certain other lenders secured by aircraft, we bear the risk of any change in tax laws that would subject loan payments thereunder to non-U.S. lenders to withholding taxes. In addition, in cross-border aircraft lease agreements for two 757 aircraft, we bear the risk of any change in U.S. tax laws that would subject lease payments made by us to a resident of Japan to U.S. taxes. Our lease obligations for these two aircraft totaled $59 million at December 31, 2004.

     We cannot estimate the potential amount of future payments under the foregoing indemnities and agreements.

     Credit Card Processing Agreement. Our bank-issued credit card processing agreement contains certain financial covenants which require, among other things, that we maintain a minimum EBITDAR (generally, earnings before interest, taxes, depreciation, amortization and aircraft rentals, adjusted for special charges) to fixed charges (generally, interest and aircraft rentals) ratio of 0.9 to 1.0 through June 30, 2006 and 1.1 to 1.0 thereafter. The liquidity covenant requires us to maintain a minimum level of $1.0 billion of unrestricted cash and short-term investments. Although we are currently in compliance with all of the covenants, failure to maintain compliance would result in our being required to post up to an additional $335 million of cash collateral, which would adversely affect our liquidity needed for our operations and debt service, but would not result in a default under any of our debt or lease agreements. Additionally, we would have to post additional collateral of approximately $60 million under our bank-issued credit card processing agreement if our debt rating falls below Caa3 as rated by Moody’s or CCC- as rated by Standard and Poor’s.

     Employees. As of December 31, 2004, we had approximately 38,255 full-time equivalent employees, consisting of approximately 16,755 customer service agents, reservations agents, ramp and other airport personnel, 7,900 flight attendants, 5,800 management and clerical employees, 4,125 pilots, 3,575 mechanics and 100 dispatchers. While there can be no assurance that our generally good labor relations and high labor productivity will continue, we have established as a significant component of our business strategy the preservation of good relations with our employees, approximately 43% of whom are represented by unions.

     On November 18, 2004, we announced that we needed an annual $500 million reduction in wage and benefit costs. In late 2004 and early 2005, we finalized (but have not yet implemented) changes to wages, work rules and benefits for U.S.-based management and clerical, reservations, food services, airport and cargo agents and customer service employees that result in savings of $169 million annually. On February 28, 2005, we announced that we had reached tentative agreements on new contracts covering our pilots, flight attendants, mechanics and dispatchers following negotiations with ALPA, the IAM, the Teamsters, and the TWU. We also reached a tentative agreement with our simulator technicians, represented by the TWU. Each of the agreements is subject to ratification by the members of each covered work group, and the effectiveness of each agreement is conditioned on ratification of each other agreement. Results of the ratification process for each of the agreements are expected by the end of March 2005. If the agreements are ratified, the wage and benefit reductions will become effective as of the date of ratification and we will begin to implement the agreements. Some of the savings from the agreements will take time to achieve, while others, such as the wage reductions and certain benefit changes, will result in immediate savings. Our officers and Board of Directors implemented their reductions on February 28, 2005.

     The tentative agreements, along with previously announced pay and benefit reductions for other work groups, conclude the negotiation process with all our employees, except some CMI and international employees. The pay and benefits of international employees must be adjusted in accordance with laws and regulations of the various countries. We expect to complete the process with these remaining employees in the near future.

     Each of the agreements is for a 45-month term, so that the agreements would become amendable again on December 31, 2008. A significant portion of the cost savings from our work groups, both unionized and non-unionized, will be derived from changes to benefits and work rules. Our ability to achieve certain of the cost reductions will depend on timely and effective implementation of new work rules, actual productivity improvements, implementation of changes in technology pertaining to employee work rules and benefits and other items.

     Environmental Matters. We could potentially be responsible for environmental remediation costs primarily related to jet fuel and solvent contamination surrounding our aircraft maintenance hangar in Los Angeles. In 2001, the California Regional Water Quality Control Board mandated a field study of the site and it was completed in September 2001. We have established a reserve for estimated costs of environmental remediation at Los Angeles and elsewhere in our system, based primarily on third party environmental studies and estimates as to the extent of the contamination and nature of the required remedial actions. We have evaluated and recorded this accrual for environmental remediation costs separately from any related insurance recovery. We have not recognized any material receivables related to insurance recoveries at December 31, 2004.

     We expect our total losses from environmental matters to be approximately $50 million, for which we were fully accrued at December 31, 2004. Based on currently available information, we believe that our reserves for potential environmental remediation costs are adequate, although reserves could be adjusted as further information develops or circumstances change. However, we do not expect these items to materially impact our financial condition, liquidity or results of operations.

     IRS Examinations. The IRS is in the process of examining our income tax returns for years through 2001 and has indicated that it may disallow certain deductions we claimed. We believe the ultimate resolution of these audits will not have a material adverse effect on our financial condition, liquidity or results of operations.

     Legal Proceedings. During the period between 1997 and 2001, we reduced or capped the base commissions that we paid to travel agents, and in 2002 we eliminated such base commissions. This was similar to actions also taken by other air carriers. We are now a defendant, along with several other air carriers, in a number of lawsuits brought by travel agencies relating to these base commission reductions and eliminations.

     Sarah Futch Hall d/b/a/ Travel Specialists v. United Air Lines, et al. (U.S.D.C. Eastern District of North Carolina). This class action was filed in federal court on June 21, 2000 by a travel agent, on behalf of herself and other similarly situated U.S. travel agents, challenging the reduction and subsequent elimination of travel agent base commissions. The amended complaint alleged an unlawful agreement among the airline defendants to reduce, cap or eliminate commissions in violation of federal antitrust laws during the years 1997 to 2002. The plaintiffs sought compensatory and treble damages, injunctive relief and their attorneys’ fees. The class was certified on September 18, 2002. On October 30, 2003, a summary judgment and order was granted in favor of all of the defendants. Plaintiffs filed their appeal to this judgment and order on November 5, 2003. On December 9, 2004 the Fourth Circuit Court of Appeals affirmed the award of summary judgment. On January 4, 2005, the plaintiffs’ Petition for Rehearing with the Fourth Circuit Court of Appeals was denied. We have been advised that plaintiffs will not pursue further appeals.

     Several travel agents who purportedly opted out of the Hall class action filed similar suits against Continental and other major carriers alleging violations of antitrust laws in eliminating the base commission: Tam Travel, Inc. v. Delta Air Lines, Inc., et al. (U.S.D.C., Northern District of California), filed on April 9, 2003; Paula Fausky, et al. v. American Airlines, et al. (U.S.D.C., Northern District of Ohio), filed on May 8, 2003; and Swope Travel Agency, et al. v. Orbitz LLC et al. (U.S.D.C., Eastern District of Texas), filed on June 5, 2003. By order dated November 12, 2003, these actions were transferred and consolidated for pretrial purposes by the Judicial Panel on Multidistrict Litigation to the Northern District of Ohio. Discovery has recently been served on Continental.

     Always Travel, et. al. v. Air Canada, et al. On December 6, 2002, the named plaintiffs in this case, pending in the Federal Court of Canada, Trial Division, filed an amended statement of claim alleging that between 1995 and the present, Continental, the other defendant airlines, and the International Air Transport Association conspired to reduce commissions paid to Canada-based travel agents in violation of the Competition Act of Canada. By Order dated December 10, 2004, the Court approved the plaintiffs’ motion to discontinue their action and abandon their motion for class certification with prejudice.

     In addition to the lawsuits brought by travel agencies discussed above, Continental was a defendant in an alleged securities fraud class action filed in federal court in Phoenix, Arizona relating to the sale of certain America West stock in 1998 brought against America West Airlines, America West Holdings Corporation and various other defendants, entitled Employer-Teamsters Joint Council No. 84 Pension Trust Fund v. America West Holdings Corp., et al. This action was first filed in March 1999, but was dismissed. Plaintiffs then filed a Second Amended Consolidated Complaint in January 2001, which was dismissed with prejudice in June 2001. Plaintiffs appealed that dismissal and in 2003 the Ninth Circuit Court of Appeals reversed and remanded the lower court’s dismissal. In January 2004 the class was certified and was set for trial in November 2004. By Order dated September 27, 2004, the Court granted full summary judgment in favor of Continental and it is not anticipated that there will be any further appeal.

     In each of the foregoing cases, we believe the plaintiffs’ claims are without merit and are vigorously defending the lawsuits. Nevertheless, a final adverse court decision awarding substantial money damages could have a material adverse impact on our financial condition, liquidity and results of operations.

     We and/or certain of our subsidiaries are defendants in various other lawsuits, including suits relating to certain environmental claims, and proceedings arising in the normal course of business. While the outcome of these lawsuits and proceedings cannot be predicted with certainty and could have a material adverse effect on our financial position, liquidity or results of operations, it is our opinion, after consulting with outside counsel, that the ultimate disposition of such suits will not have a material adverse effect on our financial position, liquidity or results of operations.

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

     Unaudited summarized financial data by quarter for 2004 and 2003 is as follows (in millions, except per share data):

	Three Months Ended
	March 31	June 30	September 30	December 31
2004
Operating revenue	$2,269	$2,514	$2,564	$2,397
Operating income (loss)	(135)	43	24	(161)
Nonoperating expense, net	(58)	(68)	(40)	(45)
Net loss	(124)	(17)	(16)	(206)

Loss per share (a):
Basic	$(1.88)	$(0.26)	$(0.24)	$(3.10)

Diluted	$(1.90)	$(0.27)	$(0.26)	$(3.12)

2003
Operating revenue	$2,042	$2,216	$2,365	$2,248
Operating income (loss)	(224)	238	174	16
Nonoperating income (expense), net	(90)	(79)	87	80
Net income (loss)	(221)	79	133	47

Earnings (loss) per share (a):
Basic	$(3.38)	$1.20	$2.04	$0.72

Diluted	$(3.38)	$1.08	$1.65	$0.61

(a)	The sum of the four quarterly earnings (loss) per share amounts does not agree with the earnings per share as calculated for the full year due to the fact that the full year calculation uses a weighted average number of shares based on the sum of the four quarterly weighted average shares divided by four quarters. Per share amounts reflect the adoption of EITF 04-8, as discussed in Note 3. The adoption of EITF 04-08 caused our diluted loss per share to increase (or our diluted earnings per share to decrease) from per share amounts previously reported by the following amounts:

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED) (continued)

2004
First quarter\	$0.02
Second quarter	0.01
Third quarter	0.02
Fourth quarter	N/A

2003
First quarter	—
Second quarter	0.02
Third quarter	0.18
Fourth quarter	0.06

     The quarter results are impacted by the following significant items:

     In 2004, we recorded the following special charges primarily associated with future obligations for rent and return conditions related to leased MD-80 aircraft that were permanently grounded during the applicable quarter (in millions):

Three months ended:
March 31, 2004	$21
June 30, 2004	30
September 30, 2004	22
December 31, 2004	14

Total	$87

     In the first quarter of 2004, we recorded a non-cash charge of $34 million related to the termination of a 1993 service agreement with United Micronesian Development Association.

     In the fourth quarter of 2004, we recorded operating expense of $18 million related to a change in expected future costs for frequent flyer reward redemptions on alliance carriers.

     During the first quarter of 2003, we recorded $65 million of special charges related to additional impairment of our fleet of owned MD-80s and the write-down to market value of spare parts inventory for permanently grounded fleet.

     In the second quarter of 2003, we recorded $176 million income related to the security fee reimbursement received from the U.S. government and a special charge for $14 million related to the deferral of aircraft deliveries.

     In the third quarter of 2003, we recognized gains of $173 million related to dispositions of Holdings stock.

     In the fourth quarter of 2003, we recorded gains of $132 million related to our Hotwire and Orbitz investments, after related compensation expense and including an adjustment to fair value of the remaining investment in Orbitz, and a special charge of $21 million related to five permanently grounded MD-80 aircraft. Also in the fourth quarter of 2003, we adjusted our estimates of the frequent flyer mileage credits we expect to be redeemed for travel, resulting in a one-time increase in other revenue of $24 million.

APPENDIX B

CONTINENTAL AIRLINES, INC.

INCENTIVE PLAN 2000
(as amended and restated through February 20, 2002)

1. PURPOSE

      The purpose of the Continental Airlines, Inc. Incentive Plan 2000 is to provide a means through which Continental Airlines, Inc. and its subsidiaries may attract able persons to serve as directors, or to enter or remain in the employ of the Company (as defined below) or its subsidiaries, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries. So that the maximum incentive can be provided, the Plan provides for granting Incentive Stock Options, Non-Qualified Options, Restricted Stock Awards, Performance Awards, Incentive Awards, and Retention Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular person.

2. DEFINITIONS

      The following definitions (including any plural thereof) shall be applicable throughout the Plan unless specifically modified by any Section:

      (a) “Administrator” means (i) in the context of Awards made to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16 of the Exchange Act (including any successor section to the same or similar effect, “Section 16”), the Committee, or (ii) in the context of Awards made to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a Director of the Company, the Committee), unless the Plan specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee (as to any Award described in this clause (ii) or the administration or interpretation of any specific provision of the Plan) specifies that it shall serve as Administrator.

      (b) “Award” means, individually or collectively, any Option, Restricted Stock Award, Performance Award, Incentive Award, or Retention Award.

      (c) “Board” means the Board of Directors of the Company.

      (d) “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated under such section.

      (e) “Committee” means a committee of the Board comprised solely of two or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of “Non-Employee Director” as defined in Rule 16b-3). Such committee shall be the Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve as the Committee.

      (f) “Common Stock” means the Class B common stock, $.01 par value, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section

12(b).

      (g) “Company” shall mean Continental Airlines, Inc., a Delaware corporation, or any successor thereto.

      (h) “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

      (i) “Disability” means, with respect to a Participant, such Participant’s disability entitling him or her to benefits under the Company’s group long-term disability plan; provided, however, that if such Participant is not eligible to participate in such plan, then such Participant shall be considered to have incurred a “Disability” if and when the Administrator determines in its discretion that such Participant has become incapacitated for a period of at least 180 days by accident, sickness, or other circumstance which renders such Participant mentally or physically incapable of performing the material duties and services required of him or her in his or her employment on a full-time basis during such period.

      (j) “employee” means any person (which may include a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

      (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      (l) “Grant Document” means the document or documents evidencing an Award under the Plan, which may be either an agreement between the Company and the Holder as to the Award (with any amendments thereto) or a notice of grant of the Award from the Company to the Holder (including any attached statement of the terms and conditions of the Award and any modifications thereto made in accordance with the Plan).

      (m) ’’Holder’’ means an employee or a non-employee Director who has been granted an Option, a Restricted Stock Award, a Performance Award, an Incentive Award, or a Retention Award.

      (n) ’’Incentive Award’’ means an Award granted under Section 10 of the Plan.

      (o) “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

      (p) “Market Value per Share” means, as of any specified date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal securities market in which the Common Stock is then traded. If the Common Stock is not publicly traded at the time a determination of “Market Value per Share” is required to be made hereunder, the determination of such amount shall be made by the Administrator in such manner as it deems appropriate.

      (q) ’’Non-Qualified Option’’ means an Option that is not an Incentive Stock Option.

      (r) “Option” means an Award under Section 7 of the Plan and includes both Non-Qualified Options and Incentive Stock Options to purchase Common Stock.

      (s) ’’Performance Award’’ means an Award granted under Section 9 of the Plan.

      (t) ’’Personal Representative’’ means the person who upon the death, disability, or incompetency of a Holder shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option or the right to any Restricted Stock Award, Performance Award, Incentive Award, or Retention Award theretofore granted or made to such Holder.

      (u) “Plan” means the Continental Airlines, Inc. Incentive Plan 2000, as amended from time to time.

      (v) “Restricted Stock” means shares of Common Stock granted pursuant to a Restricted Stock Award as to which neither the substantial risk of forfeiture nor the restriction on transfer referred to in Section 8 of the Plan has expired.

      (w) “Restricted Stock Award” means an Award granted under Section 8 of the Plan.

      (x) "Retention Award” means an Award granted under Section 11 of the Plan.

      (y) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as such rule may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function.

      (z) “SAR” means a stock appreciation right granted in connection with an Option under Section 7 of the Plan.

      (aa) “subsidiary” means any entity (other than the Company) with respect to which the Company, directly or indirectly through one or more other entities, owns equity interests possessing 50 percent or more of the total combined voting power of all equity interests of such entity (excluding voting power that arises only upon the occurrence of one or more specified events).

3. EFFECTIVE DATE AND DURATION OF THE PLAN

      The Plan originally became effective on October 4, 1999. The Plan as set forth herein constitutes an amendment and restatement of the Plan as previously adopted and amended by the Board, and shall supersede and replace in its entirety such previously adopted and amended plan. This amendment and restatement of the Plan shall be effective as of February 20, 2002. No further Awards may be granted under the Plan after October 3, 2009. The Plan shall remain in effect (at least for the purpose of governing outstanding Awards) until all Option Awards granted under the Plan have been exercised or expired, all restrictions imposed upon Restricted Stock Awards granted under the Plan have been eliminated or the Restricted Stock Awards have been forfeited, and all Performance Awards, Incentive Awards and Retention Awards granted under the Plan have been satisfied or have terminated.

4. ADMINISTRATION

      (a) Administrator. The Plan shall be administered by the Administrator, so that (i) Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16, shall be made or effected by the Committee, and (ii) Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, shall be made or effected by the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a Director of the Company, the Committee), unless the Plan specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee (as to any Award described in this clause (ii) or the administration or interpretation of any specific provision of the Plan) specifies that it shall serve as Administrator.

      (b) Powers. Subject to the express provisions of the Plan, the Administrator shall have authority, in its discretion, to determine which employees or Directors shall receive an Award, the time or times when such Award shall be granted, whether an Incentive Stock Option or Non-Qualified Option shall be granted, the number of shares to be subject to each Option and Restricted Stock Award, and the value of each Performance Award, Incentive Award and Retention Award. In making such determinations, the Administrator shall take into account the nature of the services rendered by the respective employees or Directors, their present and potential contribution to the Company’s success and such other factors as the Administrator in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Administrator shall also have the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the Grant Documents, including such terms, restrictions and provisions as shall be requisite in the judgment of the Administrator to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Grant Document relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determination of the Administrator on the matters referred to in this Section 4 shall be conclusive; provided, however, that in the event of any conflict in any such determination as between the Committee and the Chief Executive Officer of the Company, each acting in capacity as Administrator of the Plan, the determination of the Committee shall be conclusive.

5. SHARES SUBJECT TO THE PLAN, AWARD LIMITATIONS,
AND GRANT OF AWARDS

      (a) Shares Subject to the Plan; Award Limitations. The Administrator may from time to time grant Awards to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Section 6 hereof. Subject to adjustment as provided in Section 12(b) hereof, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 3,000,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, the rights of its Holder terminate, or an Award is paid in cash or is settled in a manner such that all or some of the shares of Common Stock covered by the Award are not issued to the Holder, any shares of Common Stock then subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, (i) the maximum number of shares of Common Stock that may be subject to Awards granted to any one individual during any calendar year may not exceed 750,000 shares (subject to adjustment as provided in Section 12(b)), (ii) the maximum number of shares of Common Stock that may be granted as Restricted Stock Awards may not exceed 250,000 shares (subject to adjustment as provided in Section 12(b)), (iii) the maximum amount of compensation that may be paid under all Performance Awards denominated in cash (including the fair market value (priced at the Market Value per Share) of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $10 million, and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award, and (iv) the maximum amount of compensation that may be paid under all Retention Awards granted to any one individual during any calendar year may not exceed 1% of the aggregate gross revenues of the Company and its consolidated subsidiaries for the fiscal year of the Company that ends on December 31, 2000 (determined based on the regularly prepared and publicly available statements of operations of the Company prepared in accordance with United States generally accepted accounting principles, consistently applied), and any payment due with respect to a Retention Award shall be paid no later than 11 years after the date of grant of such Retention Award. The limitations set forth in clauses (i), (iii), and (iv) of the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan which is intended to constitute “performance-based” compensation for purposes of section 162(m) of the Code to be treated as such “performance-based” compensation.

      (b) Grant of Awards. The Administrator may from time to time grant Awards to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of this Plan.

      (c) Stock Offered. Subject to the limitations set forth in Section 5(a) above, the stock to be offered pursuant to an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

6. ELIGIBILITY

      Awards may be granted only to persons who, at the time of grant, are employees or Directors. An Award may be granted on more than one occasion to the same person and, subject to the limitations set forth in the Plan, Awards may include an Incentive Stock Option, a Non-Qualified Option, a Restricted Stock Award, a Performance Award, an Incentive Award, a Retention Award or any combination thereof.

7. STOCK OPTIONS

      (a) Option Period. The term of each Option shall be as specified by the Administrator at the date of grant.

      (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Administrator.

      (c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is an employee at the time the Option is granted. To the extent that the aggregate Market Value per Share (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Administrator shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Market Value per Share of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or Personal Representative.

      (d) Option Grant Document. Each Option shall be evidenced by an Option Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. An Option Grant Document may provide for the payment of the option price, in whole or in part, by delivery of a number of shares of Common Stock (plus cash if necessary) having a Market Value per Share equal to such option price. Moreover, an Option Grant Document may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Administrator with respect thereto. The terms and conditions of the respective Option Grant Documents need not be identical.

      (e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be set forth in the Option Grant Document and shall be determined by the Administrator but, subject to adjustment as provided in Section 12(b), such purchase price shall not be less than the Market Value per Share of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The purchase price of the Option or portion thereof shall be paid in full in the manner specified by the Administrator. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Non-Qualified Option.

      (f) Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates representing such Common Stock have been registered in the Holder’s name.

      (g) Stock Appreciation Rights. The Administrator (concurrently with the grant of an Option or subsequent to such grant) may, in its sole discretion, grant stock appreciation rights (“SARs”) to any Holder of an Option. SARs may give the Holder of an Option the right, upon written request, to surrender any exercisable Option or portion thereof in exchange for cash, whole shares of Common Stock, or a combination thereof, as determined by the Committee, with a value equal to the excess of the Market Value per Share, as of the date of such request, of one share of Common Stock over the Option price for such share multiplied by the number of shares covered by the Option or portion thereof to be surrendered. In the case of any SAR which is granted in connection with an Incentive Stock Option, such SAR shall be exercisable only when the Market Value per Share of the Common Stock exceeds the price specified therefor in the Option or portion thereof to be surrendered. In the event of the exercise of any SAR granted hereunder, the number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of Common Stock are actually issued in connection with the exercise of such SAR. Additional terms and conditions governing any such SARs may from time to time be prescribed by the Administrator in its sole discretion.

      (h) Options and SARs in Substitution for Stock Options Granted by Other Corporations. Options and SARs may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation or other business combination of the employing corporation with the Company or any subsidiary.

8. RESTRICTED STOCK AWARDS

      (a) Ownership of Restricted Stock. Each grant of Restricted Stock pursuant to a Restricted Stock Award will constitute an immediate transfer of record and beneficial ownership of the shares of Restricted Stock to the recipient of the grant in consideration of the performance of services by such recipient (or other consideration determined by the Administrator), entitling the recipient to all voting and other ownership rights, but subject to the restrictions hereinafter referred to or contained in the related Grant Document. Each grant may, in the discretion of the Administrator, limit the recipient’s dividend rights during the period in which the shares of Restricted Stock are subject to a substantial risk of forfeiture and restrictions on transfer.

      (b) Substantial Risk of Forfeiture and Restrictions on Transfer. Each grant of Restricted Stock will provide that (i) the shares covered thereby will be subject, for a period or periods determined by the Administrator at the date of grant, to one or more restrictions, including, without limitation, a restriction that constitutes a “substantial risk of forfeiture” within the meaning of section 83 of the Code and applicable interpretive authority thereunder, and (ii) during such period or periods during which such restrictions are to continue, the transferability of the Restricted Stock subject to such restrictions will be prohibited or restricted in a manner and to the extent prescribed by the Administrator at the date of grant.

      (c) Restricted Stock Held in Trust. Shares of Common Stock awarded pursuant to each Restricted Stock Award will be held in trust by the Company for the benefit of the recipient until such time as the applicable restriction on transfer thereon shall have expired or otherwise lapsed, at which time certificates representing such Common Stock will be delivered to the recipient.

      (d) Restricted Stock Grant Document; Consideration. Each grant of Restricted Stock shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Restricted Stock Grant Documents need not be identical. Each grant of Restricted Stock may be made without additional consideration or in consideration of a payment by the recipient that is less than the Market Value per Share on the date of grant, as determined by the Administrator.

9. PERFORMANCE AWARDS

      (a) Performance Period. The Administrator shall establish, with respect to and at the time of each Performance Award, a performance period over which the performance applicable to the Performance Award shall be measured.

      (b) Performance Measures. A Performance Award shall be awarded to a Holder contingent upon future performance of the Company or any subsidiary, division, or department thereof. The Administrator shall establish the performance measures applicable to such performance within the applicable time period permitted by section 162(m) of the Code, with such adjustments thereto as may be determined by the Administrator. The performance measures may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the Company alone or the Company together with its consolidated subsidiaries. The performance measures established by the Administrator may be based upon (i) the price of a share of Common Stock, (ii) operating income or operating income margin, (iii) earnings before interest, income taxes, depreciation, amortization and aircraft rent (“EBITDAR”) or EBITDAR margin, (iv) net income or net income margin, (v) cash flow, (vi) total shareholder return, or (vii) a combination of any of the foregoing, including any average, weighted average, minimum, hurdle, rate of increase or other measure of any or any combination thereof. The Administrator, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures.

      (c) Awards Criteria. In determining the value of Performance Awards, the Administrator shall take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Administrator, in its sole discretion, may provide for a reduction in the value of a Holder’s Performance Award during the performance period, if permitted by the applicable Grant Document.

      (d) Payment. Following the end of the performance period, the Holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Administrator and certified by the Committee as required by section 162(m) of the Code. Payment of a Performance Award may be made in cash, Common Stock (valued at the Market Value per Share), or a combination thereof, as determined by the Administrator. Payment shall be made in a lump sum, except as otherwise set forth in the applicable Grant Document.

      (e) Termination of Employment. A Performance Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable performance period, except as otherwise set forth in the applicable Grant Document.

10. INCENTIVE AWARDS

      (a) Incentive Awards. Incentive Awards are rights to receive shares of Common Stock (or the Market Value per Share thereof), or rights to receive an amount equal to any appreciation or increase in the Market Value per Share of Common Stock over a specified period of time, which vest over a period of time as established by the Administrator, without satisfaction of any performance criteria or objectives. The Administrator may, in its discretion, require payment or other conditions of the Holder respecting any Incentive Award.

      (b) Award Period. The Administrator shall establish, with respect to and at the time of each Incentive Award, a period over which the Award shall vest with respect to the Holder.

      (c) Awards Criteria. In determining the value of Incentive Awards, the Committee shall take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.

      (d) Payment. Following the end of the vesting period for an Incentive Award (or at such other time as the applicable Grant Document may provide), the Holder of an Incentive Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Incentive Award, based on the then vested value of the Award. Payment of an Incentive Award may be made in cash, Common Stock (valued at the Market Value per Share), or a combination thereof as determined by the Administrator. Payment shall be made in a lump sum, except as otherwise set forth in the applicable Grant Document. Cash dividend equivalents may be paid during or after the vesting period with respect to an Incentive Award, as determined by the Administrator.

      (e) Termination of Employment. An Incentive Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable vesting period, except as otherwise set forth in the applicable Grant Document.

11. RETENTION AWARDS

      (a) Retention Awards. A Retention Award is a right, which vests over a period of time as established by the Committee, to receive a cash payment measured by a portion (not exceeding 3.75% for any individual Holder nor 25% in the aggregate for all Holders) of the gain and profits (measured to the date such Award (or portion thereof, as applicable) is deemed surrendered for payment in accordance with its terms) associated with an equity holding of the Company or a subsidiary in an e-commerce or internet-based business. The Committee shall designate each such equity holding, a portion of the gain and profits with respect to which shall determine the relevant cash payment that is the subject of a Retention Award, and the Committee shall establish, with respect to each Retention Award and within the applicable time period permitted by Section 162(m) of the Code, the portion of the gain and profits in such equity holding used to measure cash payments to the Holder of such Retention Award.

      (b) Awards Criteria. In determining the Retention Awards to be granted under the Plan, the Committee shall take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Holder’s Retention Award during the period such Award is outstanding, if permitted by the applicable Grant Document.

      (c) Payment. Following the vesting of a Retention Award in whole or in part (or at such other times and subject to such other restrictions as the applicable Grant Document may provide), the Holder of such Retention Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Retention Award, based on such Holder’s vested interest in such Retention Award and the gain and profit in the underlying equity holding, as certified by the Committee as required by section 162(m) of the Code. Payment shall be made in cash and in a lump sum, except as otherwise set forth in the applicable Grant Document. In no event shall a Retention Award grant a Holder an interest in the equity holding, the gain and profit in which is used to measure cash payments under such Award.

      (d) Retention Award Grant Document. Each grant of a Retention Award shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve. The terms and conditions of the respective Retention Award Grant Documents need not be identical. A Retention Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable vesting period, except as otherwise set forth in the applicable Grant Document.

12. RECAPITALIZATION, REORGANIZATION AND CHANGE IN CONTROL

      (a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company or any subsidiary to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any subsidiary’s capital structure or its business, any merger or consolidation of the Company or any subsidiary, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any subsidiary or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

      (b) Changes in Common Stock. The provisions of Section 5(a) imposing limits on the numbers of shares of Common Stock covered by Awards granted under the Plan, as well as the number or type of shares or other property subject to outstanding Awards and the applicable option or purchase prices per share, shall be adjusted appropriately by the Committee in the event of stock dividends, spin offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events.

      (c) Change in Control. As used in the Plan (except as otherwise provided in an applicable Grant Document), the term “Change in Control” shall mean:

      (aa) any person (within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), a “Person”) is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (such Person being referred to as an “Acquiring Person”) representing 25% or more of the combined voting power of the Company’s outstanding securities; other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such employee benefit plan (unless such plan or Person is a party to or is utilized in connection with a transaction led by Outside Persons), (iii) a Person who has a Schedule 13G on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Exchange Act, with respect to its holdings of the Company’s voting securities (“Schedule 13G”), so long as (1) such Person is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such Person’s duties as agent for fully managed accounts, holds or exercises voting or dispositive power over voting securities of the Company, (2) such Person acquires beneficial ownership of voting securities of the Company pursuant to trading activities undertaken in the ordinary course of such Person’s business and not with the purpose nor the effect, either alone or in concert with any Person, of exercising the power to direct or cause the direction of the management and policies of the Company or of otherwise changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act and (3) if such Person is a Person included in Rule 13d-1(b)(1)(ii) of the Exchange Act, such Person is not obligated to, and does not, file a Schedule 13D with respect to the securities of the Company, or (iv) (I) 1992 Air, Inc., (II) any Person who controlled 1992 Air, Inc. as of February 26, 1998, including David Bonderman and James Coulter, or (III) any Person controlled by any such Person (Persons referred to in clauses (i) through (iv) hereof are hereinafter referred to as “Excluded Persons”); or

      (bb) individuals who constituted the Board as of May 15, 2001 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to May 15, 2001 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or who was nominated for election by Excluded Persons shall be considered as though such individual were a member of the Incumbent Board; or

      (cc) the Company merges with or consolidates into or engages in a reorganization or similar transaction with another entity pursuant to a transaction in which the Company is not the “Controlling Corporation”; or

      (dd) the Company sells or otherwise disposes of all or substantially all of its assets, other than to Excluded Persons.

      For purposes of clause (aa) above, if at any time there exist securities of different classes entitled to vote separately in the election of directors, the calculation of the proportion of the voting power held by a beneficial owner of the Company’s securities shall be determined as follows: first, the proportion of the voting power represented by securities held by such beneficial owner of each separate class or group of classes voting separately in the election of directors shall be determined, provided that securities representing more than 50% of the voting power of securities of any such class or group of classes shall be deemed to represent 100% of such voting power; second, such proportion shall then be multiplied by a fraction, the numerator of which is the number of directors which such class or classes is entitled to elect and the denominator of which is the total number of directors elected to membership on the Board at the time; and third, the product obtained for each such separate class or group of classes shall be added together, which sum shall be the proportion of the combined voting power of the Company’s outstanding securities held by such beneficial owner.

      For purposes of clause (aa) above, the term “Outside Persons” means any Persons other than (I) Persons described in clauses (aa)(i) or (iii) or (iv) above (as to Persons described in clause (aa)(iii) or (iv) above, while they are Excluded Persons) and (II) members of senior management of the Company in office immediately prior to the time the Acquiring Person acquires the beneficial ownership described in clause (aa).

      For purposes of clause (cc) above, the Company shall be considered to be the Controlling Corporation in any merger, consolidation, reorganization or similar transaction unless either (1) the shareholders of the Company immediately prior to the consummation of the transaction (the “Old Shareholders”) would not, immediately after such consummation, beneficially own, directly or indirectly, securities of the resulting entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting entity or (2) those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity, provided that (I) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity beneficially owned, directly or indirectly, by the other party to the transaction and any such securities beneficially owned, directly or indirectly, by any Person acting in concert with the other party to the transaction, (II) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity acquired in any such transaction other than as a result of the beneficial ownership of Company securities prior to the transaction and (III) persons who are directors of the resulting entity shall be deemed not to have been directors of the Company immediately prior to the consummation of the transaction if they were elected as directors of the Company within 90 days prior to the consummation of the transaction.

      The exclusion described in clause (aa)(iii) above shall cease to have any force or effect (and the Person described therein shall cease to be an Excluded Person) if that Person becomes an “Acquiring Person” within the meaning of the Amended and Restated Rights Agreement dated as of November 15, 2000 between the Company and Mellon Investor Services LLC, as amended from time to time. The exclusion described in clause (aa)(iv) above shall cease to have any force or effect (and the Persons described therein shall cease to be Excluded Persons) if (A) the Person acquiring beneficial ownership is not controlled by David Bonderman or James Coulter, or (B) the Person acquiring beneficial ownership (together with any Person controlling, controlled by or under common control with such Person) ceases to be after such acquisition, for a period of thirty consecutive calendar days, the beneficial owner, directly or indirectly, of securities of the Company representing at least 25% of the combined voting power of the Company’s outstanding securities.

      Upon the occurrence of a Change in Control, with respect to each recipient of an Award hereunder, (AA) all Options granted to such recipient and outstanding at such time shall immediately vest and become exercisable in full (but subject, however, in the case of Incentive Stock Options, to the aggregate fair market value, determined as of the date the Incentive Stock Options are granted, of the stock with respect to which Incentive Stock Options are exercisable for the first time by such recipient during any calendar year not exceeding $100,000) and, except as required by law, all restrictions on the transfer of shares acquired pursuant to such Options shall terminate, (BB) all restrictions applicable to such recipient’s Restricted Stock and Incentive Awards that are outstanding at such time shall be deemed to have been satisfied and such Restricted Stock and Incentive Awards shall immediately vest in full, and (CC) all Retention Awards granted to such recipient and outstanding at such time shall immediately vest in full.

      In addition, except as otherwise provided in the applicable Grant Document, if a recipient of an Award hereunder becomes entitled to one or more payments (with a “payment” including, without limitation, the vesting of an Award) pursuant to the terms of the Plan (the “Total Payments”), which are or become subject to the tax imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company or subsidiary for whom the recipient is then performing services shall pay to the recipient an additional amount (the “Gross-Up Payment”) such that the net amount retained by the recipient, after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment, shall equal the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the recipient shall be deemed (aa) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made; and (bb) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Gross-Up

Payment is to be made. Any Gross-Up Payment required hereunder shall be made to the recipient at the same time any Total Payment subject to the Excise Tax is paid or deemed received by the recipient.

13. AMENDMENT AND TERMINATION OF THE PLAN

      Subject to the last sentence of Section 3 hereof, the Board in its discretion may terminate the Plan at any time. The Board shall have the right to amend the Plan or any part thereof from time to time, and the Administrator may amend any Award (and its related Grant Document) at any time, except as otherwise specifically provided in such Grant Document; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder thereof without the consent of such Holder, and provided further that the Board may not, without approval of the stockholders of the Company, amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan or (b) change the class of individuals eligible to receive Awards under the Plan.

14. MISCELLANEOUS

      (a) No Right to an Award. Neither the adoption of the Plan nor any action of the Board or the Administrator shall be deemed to give an employee or Director any right to be granted an Award except as may be evidenced by a Grant Document from the Company reflecting a grant by the Company of an Award to such person and setting forth the terms and conditions thereof. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

      (b) No Employment or Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

      (c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan until there has been compliance with applicable laws and regulations with respect thereto. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to (i) make deductions from any settlement or exercise of an Award made under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. The Administrator may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (together with cash, as appropriate) to be used to satisfy required tax withholding based on the Market Value per Share of any such shares of Common Stock.

      (d) No Restriction on Corporate Action. Subject to the restrictions contained in Section 13, nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action, whether or not such action would have an adverse effect on the Plan or any Award granted hereunder. No employee, Director, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

      (e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Section 7(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with respect to Awards of Non-Qualified Options, with the consent of the Administrator. In the discretion of the Administrator, a percentage (determined by the Administrator and set forth in the applicable Grant Document) of the aggregate shares of Common Stock obtained from exercises of an Option (which percentage may be satisfied out of particular exercises as determined by the Administrator and set forth in the applicable Grant Document) shall not be transferable prior to the earliest to occur of (x)

the termination of the relevant Option term (or such shorter period as may be determined by the Administrator and set forth in the Grant Document), (y) the Holder’s retirement, death or Disability, or (z) termination of the Holder’s employment with the Company and its subsidiaries.

      (f) Governing Law. The Plan shall be construed in accordance with the laws of the State of Texas.

Amendment to Continental Airlines, Inc. Incentive Plan 2000
(as amended and restated through February 20, 2002)

      This Amendment (this “Amendment”) to the Continental Airlines, Inc. Incentive Plan 2000 (as amended and restated through February 20, 2002) (the “Plan”) is dated as of March 12, 2004 and has been adopted by the Board of Directors of Continental Airlines, Inc., a Delaware corporation, on March 12, 2004.

      Pursuant to Section 13 of the Plan, the Plan is hereby amended as follows:

      Section 12(c) of the Plan is hereby amended in its entirety to read as follows:

      “(c) Change in Control. As used in the Plan (except as otherwise provided in an applicable Grant Document), the term “Change in Control” shall mean:

      (aa) any person (within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), a “Person”) is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (such Person being referred to as an “Acquiring Person”) representing 25% or more of the combined voting power of the Company’s outstanding securities; other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such employee benefit plan (unless such plan or Person is a party to or is utilized in connection with a transaction led by Outside Persons), or (iii) a Person who has a Schedule 13G on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Exchange Act, with respect to its holdings of the Company’s voting securities (“Schedule 13G”), so long as (1) such Person is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such Person’s duties as agent for fully managed accounts, holds or exercises voting or dispositive power over voting securities of the Company, (2) such Person acquires beneficial ownership of voting securities of the Company pursuant to trading activities undertaken in the ordinary course of such Person’s business and not with the purpose nor the effect, either alone or in concert with any Person, of exercising the power to direct or cause the direction of the management and policies of the Company or of otherwise changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act and (3) if such Person is a Person included in Rule 13d-1(b)(1)(ii) of the Exchange Act, such Person is not obligated to, and does not, file a Schedule 13D with respect to the securities of the Company (Persons referred to in clauses (i) through (iii) hereof are hereinafter referred to as “Excluded Persons”); or

      (bb) individuals who constituted the Board as of March 12, 2004 after giving effect to changes in the composition of the Board as of that date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director on or after March 12, 2004 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or who was nominated for election by Excluded Persons shall be considered as though such individual were a member of the Incumbent Board; or

      (cc) the Company merges with or consolidates into or engages in a reorganization or similar transaction with another entity pursuant to a transaction in which the Company is not the “Controlling Corporation”; or

      (dd) the Company sells or otherwise disposes of all or substantially all of its assets, other than to Excluded Persons.

      For purposes of clause (aa) above, if at any time there exist securities of different classes entitled to vote separately in the election of directors, the calculation of the proportion of the voting power held by a beneficial owner of the Company’s securities shall be determined as follows: first, the proportion of the voting power represented by securities held by such beneficial owner of each separate class or group of classes voting separately in the election of directors shall be determined, provided that securities representing more than 50% of the voting power of securities of any such class or group of classes shall be deemed to represent 100% of such voting power; second, such proportion shall then be multiplied by a fraction, the numerator of which is the number of directors which such class or classes is entitled to elect and the denominator of which is the total number of directors elected to membership on the Board at the time; and third, the product obtained for each such separate class or group of classes shall be added together, which sum shall be the proportion of the combined voting power of the Company’s outstanding securities held by such beneficial owner.

      For purposes of clause (aa) above, the term “Outside Persons” means any Persons other than (I) Persons described in clauses (aa)(i) or (iii) above (as to Persons described in clause (aa)(iii) above, while they are Excluded Persons) and (II) members of senior management of the Company in office immediately prior to the time the Acquiring Person acquires the beneficial ownership described in clause (aa).

      For purposes of clause (cc) above, the Company shall be considered to be the Controlling Corporation in any merger, consolidation, reorganization or similar transaction unless either (1) the shareholders of the Company immediately prior to the consummation of the transaction (the “Old Shareholders”) would not, immediately after such consummation, beneficially own, directly or indirectly, securities of the resulting entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting entity or (2) those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity, provided that (I) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity beneficially owned, directly or indirectly, by the other party to the transaction and any such securities beneficially owned, directly or indirectly, by any Person acting in concert with the other party to the transaction, (II) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity acquired in any such transaction other than as a result of the beneficial ownership of Company securities prior to the transaction and (III) persons who are directors of the resulting entity shall be deemed not to have been directors of the Company immediately prior to the consummation of the transaction if they were elected as directors of the Company within 90 days prior to the consummation of the transaction.

      The exclusion described in clause (aa)(iii) above shall cease to have any force or effect (and the Person described therein shall cease to be an Excluded Person) if that Person becomes an “Acquiring Person” within the meaning of the Amended and Restated Rights Agreement dated as of November 15, 2000 between the Company and Mellon Investor Services LLC, as amended from time to time.

      Upon the occurrence of a Change in Control, with respect to each recipient of an Award hereunder, (AA) all Options granted to such recipient and outstanding at such time shall immediately vest and become exercisable in full (but subject, however, in the case of Incentive Stock Options, to the aggregate fair market value, determined as of the date the Incentive Stock Options are granted, of the stock with respect to which Incentive Stock Options are exercisable for the first time by such recipient during any calendar year not exceeding $100,000) and, except as required by law, all restrictions on the transfer of shares acquired pursuant to such Options shall terminate, (BB) all restrictions applicable to such recipient’s Restricted Stock and Incentive Awards that are outstanding at such time shall be deemed to have been satisfied and such Restricted Stock and Incentive Awards shall immediately vest in full, and (CC) all Retention Awards granted to such recipient and outstanding at such time shall immediately vest in full.

      In addition, except as otherwise provided in the applicable Grant Document, if a recipient of an Award hereunder becomes entitled to one or more payments (with a “payment” including, without limitation, the vesting of an Award) pursuant to the terms of the Plan (the “Total Payments”), which are or become subject to the tax imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company or subsidiary for whom the recipient is then performing services shall pay to the recipient an additional amount (the “Gross-Up Payment”) such that the net amount retained by the recipient, after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment, shall equal the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the recipient shall be deemed (aa) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made; and (bb) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made. Any Gross-Up Payment required hereunder shall be made to the recipient at the same time any Total Payment subject to the Excise Tax is paid or deemed received by the recipient.”

      2. The Plan, as amended by this Amendment, shall apply to all Awards made under the Plan or under any programs adopted by the Human Resources Committee or the Board thereunder, on or after the date hereof and also to all outstanding Awards made under the Plan or under any such programs prior to the date hereof, inasmuch as the changes to the Plan effected hereby do not impair the rights of any Holder. In all other respects, the Plan shall continue in full force and effect with respect to all Awards made thereunder or under any such programs.

      3. Capitalized terms used in this Amendment without definition are defined in the Plan and are used in this Amendment with the same meanings as in the Plan.

      IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Company as of March 12, 2004.

CONTINENTAL AIRLINES, INC.
By:	/s/ Jeffery A. Smisek
Jeffery A. Smisek
Executive Vice President

CONTINENTAL AIRLINES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

June 16, 2005

This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned hereby authorizes Larry Kellner, Jennifer L. Vogel and Allan R. Conge, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in Continental Airlines, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on June 16, 2005, and at any postponement or adjournment thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting and certifies that, to the knowledge of the undersigned, all equity securities of Continental Airlines, Inc. owned of record or beneficially by the undersigned are owned and controlled only by U.S. citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.

      Whether or not you expect to attend the annual meeting, please vote your shares. As explained on the other side of this proxy, you may vote by internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.

      This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s).IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1), “FOR” RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOAL UNDER THE PERFORMANCE AWARD PROVISIONS OF THE INCENTIVE PLAN 2000 (PROPOSAL 2) AND “FOR” RATIFICATION OF INDEPENDENT AUDITORS (PROPOSAL 3).

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

You can now access your Continental Airlines account online.

Access your Continental Airlines shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Continental Airlines, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1. Election of Directors:

01 Thomas J. Barrack, Jr., 02 Kirbyjon H. Caldwell, 03 Lawrence W. Kellner, 04 Douglas H. McCorkindale, 05 Henry L. Meyer III, 06 Oscar Munoz, 07 George G. C. Parker, 08 Jeffery A. Smisek, 09 Karen Hastie Williams, 10 Ronald B. Woodard, 11 Charles A. Yamarone.
FOR all nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left ☐

(Instruction: To withhold authority to vote for any nominee, write that nominee’s name on the line below.)

		FOR	AGAINST	ABSTAIN
2.	Proposal to Re-Approve the Material Terms of the Performance Goal under the Performance Award Provisions of the Incentive Plan 2000	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Ratification of Independent Auditors	☐	☐	☐
Please mark this box ONLY if stock owned of record or beneficially by you is owned or controlled by persons who are not U.S. citizens (as defined in the proxy statement).				☐

Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by step instructions will prompt you through enrollment.

Signature of Stockholder(s)	Title (if applicable)	Date

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲FOLD AND DETACH HERE▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/cal Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.